Exhibit 10.2

EXECUTION VERSION

_________________________________________

HULL NO. S-713 CREDIT AGREEMENT

_________________________________________

dated as of November 13, 2015

BETWEEN

Royal Caribbean Cruises Ltd.

as the Borrower,

the Lenders from time to time party hereto,

KfW IPEX-Bank GmbH

as Hermes Agent and Facility Agent

and

KfW IPEX-Bank GmbH

as Initial Mandated Lead Arranger

TABLE OF CONTENTS

i

SECTION 11.17.	Mitigation	81

EXHIBITS

Exhibit A	-	Form of Loan Request

Exhibit B-1	-	Form of Opinion of Liberian Counsel to Borrower

Exhibit B-2	-	Form of Opinion of English Counsel to Facility Agent and Lenders

Exhibit B-3	-	Form of Opinion of German Counsel to Facility Agent and Lenders

Exhibit B-4	-	Form of Opinion of US Tax Counsel to Lenders

Exhibit C	-	Form of Lender Assignment Agreement

Exhibit D	-	Form of Option A Refinancing Agreement

Exhibit E	-	Form of Pledge Agreement

CREDIT AGREEMENT

HULL NO. S-713 CREDIT AGREEMENT, dated as of November 13, 2015 (the "Effective Date"), among Royal Caribbean Cruises Ltd., a Liberian corporation (the "Borrower"), KfW IPEX-Bank GmbH, in its capacity as agent for the Lenders referred to below in respect of Hermes-related matters (in such capacity, the "Hermes Agent"), in its capacity as facility agent (in such capacity, the "Facility Agent") and in its capacity as a lender (in such capacity, together with each other Person that shall become a "Lender" in accordance with Section 11.11.1 hereof, each, individually, a "Lender" and, collectively, the "Lenders").

W I T N E S S E T H

WHEREAS:

(A)
The Borrower and Meyer Werft GmbH & Co. KG (the "Builder") have on June 12, 2015 entered into a Contract for the Construction and Sale of Hull No. S-713 (as amended from time to time, the "Construction Contract") pursuant to which the Builder has agreed to design, construct, equip, complete, sell and deliver the passenger cruise vessel bearing Builder's hull number S-713 (the "Purchased Vessel");

(B)
The Lenders have agreed to make available to the Borrower, upon the terms and conditions contained herein, a US dollar loan facility calculated on the amount (the "Maximum Loan Amount") equal to (x) eighty per cent (80%) of the Contract Price (as defined below) of the Purchased Vessel (as defined below), as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, change orders, but which Contract Price shall not exceed for this purpose EUR 948,850,000 (the "Contract Price Proceeds"), plus (y) 100% of the Hermes Fee (as defined below) (the "Hermes Fee Proceeds") and being made available in the US Dollar Equivalent of that Maximum Loan Amount; and

(C)
The Contract Price Proceeds will be provided to the Borrower two (2) Business Days prior to the delivery of the Purchased Vessel for the purpose of paying a portion of the Contract Price in connection with the Borrower's purchase of the Purchased Vessel.  The Hermes Fee Proceeds will be provided on the Disbursement Date and paid as set forth in Section 2.5(c) and (d).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms.

The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalised, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

"Accumulated Other Comprehensive Income (Loss)" means at any date the Borrower's accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

"Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means, on any date, this credit agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

"Applicable Commitment Rate" means (x) from and including the Effective Date through and including October 22, 2018, 0.15% per annum, (y) from and including October 23, 2018 through and including October 22, 2019, 0.25% per annum, and (z) from and including October 23, 2019 through but excluding the Commitment Fee Termination Date, 0.30% per annum.

"Applicable Jurisdiction" means the jurisdiction or jurisdictions under which the Borrower is organised, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

"Approved Appraiser" means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.

"Assignee Lender" is defined in Section 11.11.1.

"Authorised Officer" means any of the officers of the Borrower authorised to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Facility Agent by the Secretary or an Assistant Secretary of the Borrower.

"Bank of Nova Scotia Agreement" means the $1,128,000,000 amended and restated credit agreement dated as of June 15, 2015 among the Borrower, as borrower, the various financial institutions as are or shall become parties thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

"Borrower" is defined in the preamble.

"Builder" is defined in the preamble.

"Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorised or required to be closed in New York City, London or Frankfurt, and if the applicable Business Day relates to an advance of all or part of the Loan, an Interest Period, prepayment or conversion, in each case with respect to the Loan bearing interest by reference to the LIBO Rate, a day on which dealings in deposits in Dollars are carried on in the London interbank market.

"Buyer's Allowance" has the meaning assigned thereto in Article II.1 of the Construction Contract and, when such expression is prefaced by the word "incurred", shall mean such amount of the Buyer's Allowance, not exceeding EUR 70,000,000, as shall at the relevant time have been paid, or become payable, to the Builder by the Borrower under the Construction Contract as part of the Contract Price.

"Capital Lease Obligations" means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases.

"Capitalisation" means, at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders' Equity on such date.

"Capitalised Lease Liabilities" means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalised amount thereof, determined in accordance with GAAP.

"Cash Equivalents" means all amounts other than cash that are included in the "cash and cash equivalents" shown on the Borrower's balance sheet prepared in accordance with GAAP.

"Change of Control" means an event or series of events by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

"Change in Law" means (a) the adoption after the date of this Agreement of any law, rule or regulation or (b) any change after the date of this Agreement in any law, rule or regulation or in the interpretation or application thereof by any governmental authority.

"CIRR" means 2.70% per annum, being the Commercial Interest Reference Rate determined in accordance with the OECD Arrangement for Officially Supported Export Credits to be applicable to the Loan hereunder (and includes the CIRR administrative margin of 0.20% per annum).

"CIRR Agreement" means either an Option A Refinancing Agreement or an Option B Interest Make-Up Agreement

"CIRR Guarantee" means the interest make-up guarantee provided by the Federal Republic of Germany to a Lender pursuant to Section 1.1 of the Terms and Conditions.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Commitment" is defined in Section 2.2 and means, relative to any Lender, such Lender's obligation to make the Loan pursuant to Section 2.1.

"Commitment Fees" is defined in Section 3.4.

"Commitment Fee Termination Date" is defined in Section 3.4.

"Commitment Termination Date" means July 19, 2021.

"Construction Contract" is defined in the preamble.

"Construction Mortgage" means the first ranking shipbuilding mortgage (Hoechstbetragsschiffshypothek) executed or to be executed by the Borrower in favour of banks and financial institutions designated by the Builder to secure loans made or to be made to the Builder to finance the construction of the Purchased Vessel.

"Contract Price" is as defined in the Construction Contract and includes a lump sum amount in respect of the Buyer's Allowance.

"Contractual Delivery Date" means, at any time, the date which at such time is the date specified for delivery of the Purchased Vessel under the Construction Contract, as such date may be modified from time to time pursuant to the terms of the Construction Contract.

"Covered Taxes" is defined in Section 4.6.

"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

"Delivery Date" means the date on which the Purchased Vessel is delivered by the Builder to, and accepted by, the Borrower under the Construction Contract.

"Disbursement Date" means the date on which the Loan is advanced; provided that if the Loan is re-borrowed pursuant to Section 3.7, then, for all purposes of this Agreement concerning such re-borrowed Loan, the Disbursement Date shall be the date of such re-borrowing. When such expression is prefaced by the word "expected", it shall denote the date on which the Borrower then reasonably expects the Loan to be disbursed based upon the then-scheduled Delivery Date of the Vessel.

"Dollar", "USD" and the sign "$" mean lawful money of the United States.

"Dollar Pledged Account" means the Dollar account referred to in the Pledge Agreement.

"Effective Date" is defined in the preamble.

"Environmental Laws" means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

"EUR" and the sign "€" mean the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.

"EUR Pledged Account" means the EUR account referred to in the Pledge Agreement.

"Event of Default" is defined in Section 8.1.

"Existing Principal Subsidiaries" means each Subsidiary of the Borrower that is a Principal Subsidiary on the Effective Date.

"Facility Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Facility Agent, and as shall have accepted such appointment, pursuant to Section 10.5.

"FATCA" means Sections 1471 through 1474 of the Code, as in effect at the date hereof (or any amended or successor version that is substantively comparable), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

"FATCA Deduction" means a deduction or withholding from a payment under a Loan Document required by FATCA.

"FATCA Exempt Party" means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter entered into by reference to this Agreement between any or all of the Facility Agent, the Initial Mandated Lead Arranger, the Lenders and/or the Borrower setting out the amount of certain fees referred to in, or payable in connection with, this Agreement.

"Final Maturity" means the date occurring twelve (12) years after the Disbursement Date.

"First Fee" is defined in Section 11.13.

"Fiscal Quarter" means any quarter of a Fiscal Year.

"Fiscal Year" means any annual fiscal reporting period of the Borrower.

"Fixed Charge Coverage Ratio" means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)	net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower's consolidated statement of cash flow for such period, to

(b)	the sum of:

i)           dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

ii)           scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalised Lease Liabilities), in each case, of the Borrower and its Subsidiaries for such period.

"Fixed Rate" means a rate per annum equal to the sum of the CIRR plus the Fixed Rate Margin.

"Fixed Rate Loan" means the Loan bearing interest at the Fixed Rate, or that portion of the Loan that continues to bear interest at the Fixed Rate after the termination of any CIRR Agreement pursuant to Section 3.3.3.

"Fixed Rate Margin" means 0.75% per annum.

"Floating Rate" means a rate per annum equal to the sum of the LIBO Rate plus the Floating Rate Margin.

"Floating Rate Indemnity Amount" is defined in Section 4.4.1(a).

"Floating Rate Loan" means all or any portion of the Loan bearing interest at the Floating Rate.

"Floating Rate Margin" means 0.95% per annum.

"F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

"Funding Losses Event" is defined in Section 4.4.1.

"GAAP" is defined in Section 1.5.

"Government-related Obligations" means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue its or their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.

"Hedging Instruments" means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge one or more interest, foreign currency or commodity exposures.

"herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

"Hermes" means Euler Hermes Aktiengesellschaft, Gasstraße 27, 254, 22761 Hamburg acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.

"Hermes Agent" is defined in the preamble.

"Hermes Fee" means the fee payable to Hermes under and in respect of the Hermes Insurance Policy.

"Hermes Insurance Policy" means the export credit guarantee (Finanzkreditgarantie) issued by the Federal Republic of Germany, represented by Hermes, in favour of the Lenders.

"Illegality Notice" is defined in Section 3.2(b).

"Indebtedness" means, for any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.

"Indemnified Liabilities" is defined in Section 11.4.

"Indemnified Parties" is defined in Section 11.4.

"Interest Period" means the period from and including the Disbursement Date up to and including the first Repayment Date, and subsequently each succeeding period from and including the last day of the prior Interest Period up to and including the next Repayment Date, except that:

(a)
any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next Business Day to occur, except if such Business Day does not fall in the same calendar month, the Interest Period will end on the last Business Day in that calendar month, the interest amount due in respect of the Interest Period in question and in respect of the next following Interest Period being adjusted accordingly; and

(b)
if any Interest Period is altered by the application of a) above, the subsequent Interest Period shall end on the day on which it would have ended if the preceding Interest Period had not been so altered.

"Investment" means, relative to any Person,

(a)	any loan or advance made by such Person to any other Person (excluding commission, travel, expense and similar advances to officers and employees made in the ordinary course of business); and

(b)	any ownership or similar interest held by such Person in any other Person.

"KfW" means KfW of Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany, in its capacities as (a) the mandated CIRR provider on behalf of the government of the Federal Republic of Germany (represented by the Federal Ministry of Economic Affairs and Energy and the Federal Ministry of Finance) or (b) as refinancing bank with respect to the Option A Refinancing Agreements, in each case with KfW in turn being represented by KfW IPEX or (c) in relation to Section 11.11.1(i) in its capacity as an Affiliate of KfW IPEX.

"KfW IPEX" means KfW IPEX-Bank GmbH.

"Latest Date" has the meaning given to such term in Section 7.2 of the Terms and Conditions.

"Lender Assignment Agreement" means any Lender Assignment Agreement substantially in the form of Exhibit C.

"Lender" and "Lenders" are defined in the preamble.

"Lending Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Facility Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.

"LIBO Rate" means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to six months (or for such other period as shall be agreed by the Borrower and the Facility Agent) which appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:

(a)
subject to Section 3.3.6, if no such rate appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any such replacement page) at the relevant time, the LIBO Rate shall be the rate per annum certified by the Facility Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Loan and for a period of six months (or for such other period as shall be agreed by the Borrower and the Facility Agent);

(b)
for the purposes of determining the post-maturity rate of interest under Section 3.3.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees; and

(c)	if the LIBO Rate determined in accordance with the foregoing provisions of this definition is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

"Loan" means the principal sum in Dollars, not exceeding the US Dollar Maximum Loan Amount, advanced by the Lenders to the Borrower upon the terms and conditions of this Agreement or (as the context may require) the amount thereof for the time being advanced and outstanding under this Agreement.

"Loan Documents" means this Agreement, the Pledge Agreement and the Fee Letters.

"Loan Request" means the loan request and certificate duly executed by an Authorised Officer of the Borrower, substantially in the form of Exhibit A hereto.

"Margin" means the Fixed Rate Margin and/or (as the context requires hereunder) the Floating Rate Margin.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Facility Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents.

"Material Litigation" is defined in Section 6.7.

"Maximum Loan Amount" is defined in the preamble.

"Mitigation Period" is defined in Section 11.17(a).

"Net Debt" means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all Capitalised Lease Obligations) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);

(a)	all cash on hand of the Borrower and its Subsidiaries; plus

(b)	all Cash Equivalents.

"Net Debt to Capitalisation Ratio" means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalisation on such date.

"New Financings" means proceeds from:

(a)	borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities, and

(b)	the issuance and sale of equity securities.

"Non-Borrower Related Change in Law" means a Change in Law other than a Change in Law that (a) specifically relates to the Borrower or (b) relates to companies that are organized under the law of the jurisdiction of organization or place of residence of the Borrower (but not to borrowers generally).

"Nordea Agreement" means the $1,150,000,000 amended and restated credit agreement dated as of August 23, 2013, as amended by Amendment No. 1 thereto dated as of July 10, 2015, among the Borrower, as the borrower, the various financial institutions as are or shall become parties thereto and Nordea Bank Finland PLC, New York Branch as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

"Obligations" means all obligations (payment or otherwise) of the Borrower arising under or in connection with this Agreement.

"Option A Refinancing Agreement" means a refinancing agreement entered into between KfW and any Lender pursuant to Section 1.2.1 of the Terms and Conditions, substantially in the form of Exhibit D hereto.

"Option A Lender" means each Lender that has executed an Option A Refinancing Agreement.

"Option B Interest Make-Up Agreement" means an interest make-up agreement entered into between the KfW and any Lender pursuant to Section 1.2.2 of the Terms and Conditions.

"Option B Lender" means each Lender that has executed an Option B Interest Make-Up Agreement.

"Option Period" is defined in Section 3.2(d).

"Organic Document" means, relative to the Borrower, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.

"Participant" is defined in Section 11.11.2.

"Participant Register" is defined in Section 11.11.2.

"Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto or as set out in the applicable Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Section 4.9 or pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.1.

"Person" means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Pledge Agreement" means a pledge agreement substantially in the form of Exhibit E.

"Pledged Accounts" means the EUR Pledged Account and the Dollar Pledged Account and "Pledged Account" means either of them.

"Prepayment Event" is defined in Section 9.1.

"Principal Subsidiary" means any Subsidiary of the Borrower that owns a Vessel.

"Purchased Vessel" is defined in the preamble.

"Reference Banks" means, if the LIBO Rate for any Interest Period cannot be determined pursuant to paragraph (a) of the definition of "LIBO Rate", those banks designated as Reference Banks by the Facility Agent from time to time that are reasonably acceptable to the Borrower, and each additional Reference Bank and/or each replacement Reference Bank appointed by the Facility Agent pursuant to Section 3.3.6.

"Register" is defined in Section 11.11.3.

"Repayment Date" means each of the dates for payment of the repayment instalments of the Loan pursuant to Section 3.1.

"Required Lenders" means, at any time, Lenders that in the aggregate, hold more than 50% of the aggregate unpaid principal amount of the Loan or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than 50% of the Commitments.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or any person owned or controlled by any such Person or Persons, or (b) any Person operating or organised in a Sanctioned Country.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Second Fee" is defined in Section 11.13.

"Stockholders' Equity" means, as at any date, the Borrower's stockholders' equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders' Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders' Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders' Equity.

"Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

"Terms and Conditions" means the general terms and conditions for CIRR Interest Make-Up in Ship Financing Schemes issued by the Federal Republic of Germany on August 6, 2015.

"US Dollar Equivalent" means:

(a)
for all EUR amounts payable in respect of the Contract Price (excluding the portion thereof comprising the Buyer's Allowance), the total of such EUR amounts converted to a corresponding Dollar amount as determined using the weighted average rate of exchange that the Borrower has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amounts of EUR with Dollars for the payment of the instalments of the Contract Price and including in such weighted average the spot rates for any EUR amounts due that have not been hedged by the Borrower;

(b)
for all EUR amounts payable in respect of the Buyer's Allowance, the total of such EUR amounts converted to a corresponding Dollar amount as determined using the USD-to-EUR rate used by the Borrower to convert the relevant USD amount of the amount of the Buyer's Allowance into EUR for the purpose of the Builder invoicing the same to the Borrower in EUR in accordance with the Construction Contract; and

(c)
for the calculation and payment of the Hermes Fee in Dollars, the amount thereof in EUR converted to a corresponding Dollar amount as determined by Hermes on the basis of the latest rate for the purchase of EUR with Dollars to be published by the German Federal Ministry of Finance prior to the time that Hermes issues its invoice for the Hermes Fee.

Such rate of exchange under (a) above (whether forward or spot) shall be evidenced by foreign exchange counterparty confirmations.  The US Dollar Equivalent of the portion of the Maximum Loan Amount under (a) above shall be calculated by the Borrower in consultation with the Facility Agent no less than three (3) Business Days prior to the proposed Disbursement Date.  Such rate of exchange under (b) above shall be evidenced by the production prior to the Disbursement Date of the invoice from the Borrower to the Builder in respect of the Buyer's Allowance, which invoice shall contain the USD/EUR exchange rate used for determining the EUR amount of the Buyer's Allowance.  The US Dollar amount of the Hermes Fee shall be calculated by Hermes and notified by the Facility Agent in writing to the Borrower as soon as practicable after Hermes issues its invoice therefor.

"US Dollar Maximum Loan Amount" means the US Dollar Equivalent of the Maximum Loan Amount.

"US Tax Obligor" means the Borrower, to the extent that it is resident for tax purposes in the U.S.

"United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

"Vessel" means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.

"Voting Stock" means shares of capital stock of the Borrower of any class or classes (however designated) that have by the terms thereof normal voting power to elect the members of the Board of Directors of the Borrower (other than voting power upon the occurrence of a stated contingency, such as the failure to pay dividends).

SECTION 1.2. Use of Defined Terms

Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalised, have such meanings when used in each Loan Request and each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3. Cross-References

Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Application of this Agreement to KfW IPEX as an Option A Lender

The parties to this Agreement are aware that KfW IPEX will not enter into an Option A Refinancing Agreement with the KfW.  However, for the purposes of this Agreement, KfW IPEX will be deemed to have entered into an Option A Refinancing Agreement with the KfW in the form of Exhibit D.  Consequently, any reference to an Option A Lender shall include KfW IPEX and any reference to an Option A Refinancing Agreement shall include the Option A Refinancing Agreement deemed to have been entered into by KfW IPEX.

SECTION 1.5. Accounting and Financial Determinations

Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles ("GAAP") consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards ("IFRS") accounting principles in lieu of GAAP, upon any such election and notice to the Facility Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of the financial statements referred to in Section 6.6, there is a change in the manner of determining any of the items referred to herein or therein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Facility Agent) be such as to affect the basis or efficacy of the financial covenants contained in Section 7.2.4 in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of Section 7.2.4 continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
COMMITMENTS AND BORROWING PROCEDURES

SECTION 2.1. Commitment

On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make its portion of the Loan pursuant to its Commitment described in Section 2.2.  No Lender's obligation to make its portion of the Loan shall be affected by any other Lender's failure to make its portion of the Loan.

SECTION 2.2. Commitment of the Lenders

(a)
Each Lender will make its portion of the Loan available to the Borrower in accordance with Section 2.5 two (2) Business Days prior to the delivery of the Purchased Vessel to the Borrower under the Construction Contract.  The commitment of each Lender described in this Section 2.2 (herein referred to as its "Commitment") shall be the commitment of such Lender to make available to the Borrower its portion of the Loan hereunder expressed as the initial amount set forth opposite such Lender's name on its signature page attached hereto or, in the case of any Lender that becomes a Lender pursuant to an assignment pursuant to Section 11.11.1, the amount set forth as such Lender's Commitment in the related Lender Assignment Agreement, in each case as such amount may be reduced from time to time pursuant to Section 2.3 or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.11.1.

(b)
Each Lender's Commitment shall terminate on the earlier of (i) the Commitment Termination Date if the Purchased Vessel is not delivered to the Borrower prior to such date and (ii) the delivery to the Borrower of the Purchased Vessel.

(c)
If any Lender shall default in its obligations under Section 2.1, the Facility Agent shall, at the request of the Borrower, use reasonable efforts to assist the Borrower in finding a bank or financial institution acceptable to the Borrower to replace such Lender.

SECTION 2.3. Voluntary Reduction of Commitments

(a)
The Borrower may at any time terminate, or from time to time partially reduce, the Commitments upon written notice to the Facility Agent setting forth the amount of the reduction in the Commitments (the "Reduction Notice").  The requested reduction shall be effective two Business Days after the date of delivery of the Reduction Notice and shall be applied to the respective Commitments of the Lenders pro rata according to the amounts of their respective Commitments immediately prior to giving effect to such reduction.

(b)
If the Reduction Notice is delivered by the Borrower at least 63 days prior to the actual Disbursement Date, the Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to incur any other indemnity or compensation obligation.  If the Reduction Notice is delivered by the Borrower less than 63 days prior to the actual Disbursement Date, the Borrower shall either (i) pay such compensation to the relevant Lender as required by, and in accordance with, Section 4.4 to the extent such Lender incurs a loss as set out in Section 4.4 or (ii) extend the Disbursement Date to a date that falls at least 63 days after the Reduction Notice was first delivered by the Borrower.  In the event that the Borrower elects the option under the foregoing clause (ii), the Borrower shall deliver a Loan Request to the Facility Agent in accordance with Section 2.5(a), and the proposed Disbursement Date set out in such Loan Request shall be a date that falls at least 63 days after the Reduction Notice was first delivered by the Borrower.

Where the Commitments are terminated or reduced pursuant to this Section 2.3, the Borrower shall pay to the Facility Agent and the Lenders any fees and commissions that have accrued to but excluding the date of termination or partial reduction (but, in the case of a partial reduction of Commitments, only in respect of the amount of the partial reduction).  Any such payment shall be made on the second (2nd) Business Day following receipt by the Borrower of an invoice setting forth the accrued fees and commissions so payable.

SECTION 2.4. [Reserved]

SECTION 2.5. Borrowing Procedure

(a)
The Borrower shall deliver a Loan Request and the documents required to be delivered pursuant to Section 5.1.1(a) to the Facility Agent on or before 11:00 a.m., London time, not less than two (2) Business Days in advance of the date that is two (2) Business Days prior to the anticipated Delivery Date.  The aggregate amount of the Loan to be advanced shall not exceed the US Dollar Maximum Loan Amount.

(b)
The Facility Agent shall promptly notify each Lender of any Loan Request by forwarding a copy thereof to each Lender, together with its attachments.  On the terms and subject to the conditions of this Agreement, the Loan shall be made on the Business Day specified in such Loan Request.  On or before 2:00 p.m., London time, on the Business Day specified in such Loan Request, each Lender shall, without any set-off or counterclaim, deposit with the Facility Agent same day Dollar funds in an amount equal to such Lender's Percentage of the requested Loan.  Such deposit will be made to an account which the Facility Agent shall specify from time to time by notice to the Lenders.  To the extent funds are so received from the Lenders, the Facility Agent shall, without any set-off or counterclaim, make such funds available to the Borrower on the Business Day specified in the Loan Request by wire transfer of same day funds to the account or accounts the Borrower shall have specified in its Loan Request.

(c)
The Borrower shall, upon receipt of the Dollar funds into the account referred to in Section 2.5(b) above, (i) complete the purchase of EUR with its counterparties or otherwise as set out in the Loan Request (by authorising and instructing the Facility Agent to remit the necessary Dollar funds to the said counterparties) and shall procure the payment of all EUR proceeds of such transactions to the EUR Pledged Account no later than the Business Day immediately following the Business Day specified in the Loan Request and (ii) to the extent of any such Dollar funds as shall not be used to purchase EUR, shall procure (by authorising and instructing the Facility Agent accordingly) the payment of such Dollar funds to the Dollar Pledged Account on the Disbursement Date.

(d)
Upon the date of delivery to the Borrower of the Purchased Vessel, the Facility Agent shall direct that moneys standing to the credit of the Pledged Accounts shall, in the manner set out in the Loan Request and in accordance with the requirements and provisions of the Pledge Agreement, be disbursed as follows:

i.
in EUR, to the account of the Builder, as designated by the Builder and identified by the Borrower in the Loan Request, to the extent necessary to meet the final instalment of the Contract Price (including any portion thereof attributable to the Buyer's Allowance); and

ii.
in Dollars, (y) to Hermes in payment of the Second Fee; and (z) to the account of the Borrower, as designated by the Borrower and identified by the Borrower in the Loan Request, in reimbursement of the First Fee and in respect of any additional amounts standing to the Dollar Pledged Account as of the date of such disbursement, and such moneys shall be so disbursed on the said date of delivery.

SECTION 2.6. Funding

Each Lender may, if it so elects, fulfil its obligation to make or continue its portion of the Loan hereunder by causing a branch or Affiliate (or an international banking facility created by such Lender) other than that indicated next to its signature to this Agreement or, as the case may be, in the relevant Lender Assignment Agreement, to make or maintain such portion of the Loan; provided that such portion of the Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such portion of the Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that the Borrower shall not be required to pay any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had the Lender not caused such branch or Affiliate (or international banking facility) to make or maintain such portion of the Loan.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments

(a)
Subject to Section 3.1(b), the Borrower shall repay the Loan in 24 equal semi-annual instalments, with the first instalment to fall due on the date falling six (6) months after the Disbursement Date and the final instalment to fall due on the date of Final Maturity.

(b)
If, on the date of delivery to the Borrower of the Purchased Vessel, the outstanding principal amount of the Loan exceeds the US Dollar Maximum Loan Amount (as a result of a reduction in the Contract Price after the Disbursement Date and before the delivery of the Purchased Vessel), the Borrower shall repay the Loan in an amount equal to such excess within two (2) Business Days after the date of delivery to the Borrower of the Purchased Vessel.  Any such partial prepayment shall be applied pro rata in satisfaction of the remaining scheduled repayment instalments of the Loan.

(c)	No amount repaid by the Borrower pursuant to this Section 3.1 may be re-borrowed under the terms of this Agreement.

SECTION 3.2. Prepayment

(a)	The Borrower:

i.	may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:

a.
all such voluntary prepayments shall require (x) for prepayments on or after the Disbursement Date made prior to delivery to the Borrower of the Purchased Vessel in respect of the advance made on the Disbursement Date, at least two (2) Business Days' prior written notice to the Facility Agent, and (y) for all other prepayments, at least 30 calendar days' prior written notice, if all or any portion of the Loan is a Fixed Rate Loan, and at least five (5) Business Days'

(or, if such prepayment is to be made on the last day of an Interest Period for such Loan, four (4) Business Days') prior written notice, if the Loan is a Floating Rate Loan, in each case to the Facility Agent; and

b.
all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or in the remaining amount of the Loan) and shall be applied in inverse order of maturity or ratably among all remaining instalments, as the Borrower shall designate to the Facility Agent, in satisfaction of the remaining repayment instalments of the Loan; and

ii.	shall, immediately upon any acceleration of the repayment of the instalments of the Loan pursuant to Section 8.2 or 8.3 or the mandatory prepayment of the Loan pursuant to Section 9.2, repay the Loan.

(b)
If, by reason of a Change in Law, it becomes unlawful under any applicable law (i) for a Lender to be subject to a commitment to make available to the Borrower such Lender's portion of the Loan hereunder as provided in Section 2.2, (ii) for a Lender to make or hold its portion of the Loan in its Lending Office, (iii) for a Lender to receive a payment under this Agreement or any other Loan Document or (iv) for a Lender to comply with any other material provision of, or to perform its obligations as contemplated by, this Agreement or any other Loan Document, the Lender affected by such Change in Law may give written notice (the "Illegality Notice") to the Borrower and the Facility Agent of such Change in Law, including reasonable details of the relevant Change of Law.  Any Illegality Notice must be given by a Lender no later than 120 days after such Lender first obtains actual knowledge or written notice of the relevant Change in Law.

(c)
If an affected Lender delivers an Illegality Notice prior to the Disbursement Date, then, subject to Section 11.17, (1) whilst the arrangements contemplated by the following clause (2) have not yet been completed and the Commitment of such Lender has not been formally cancelled, such Lender shall not be obliged to fund its Commitment and (2) the Borrower shall be entitled at any time within 50 days after receipt of such Illegality Notice to replace such Lender with one or more financial institutions (I) reasonably acceptable to the Facility Agent, (II) meeting the criteria set out in Section 2.2 of the Terms and Conditions, (III) acceptable to Hermes and (IV) in the case of a replacement of an Option A Lender, reasonably acceptable to KfW; provided that any such assignment shall be either (x) in the case of a single assignment, an assignment of all of the rights and obligations of the assigning Lender under this Agreement or (y) in the case of more than one assignment, an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that collectively cover all of the rights and obligations of the assigning Lender under this Agreement.  If, at the end of such 50-day period, the Borrower has not so replaced such affected Lender as aforesaid and no alternative arrangements have been implemented pursuant to Section 11.17, the Commitment held by such Lender shall be cancelled.

(d)
If an affected Lender delivers an Illegality Notice on or following the Disbursement Date, then the Borrower shall have the right, but not the obligation, exercisable at any time within 50 days after receipt of such Illegality Notice (the "Option Period"), either (1) to prepay the portion of the Loan held by such Lender in full on or before the expiry of the Option Period, together with all unpaid interest and fees thereon accrued to but excluding the date of such prepayment, or (2) to replace such Lender on or before the expiry of the Option Period with one or more financial institutions (I) reasonably acceptable to the Facility Agent, (II) meeting the criteria set out in Section 2.2 of the Terms and Conditions, (III) acceptable to Hermes and (IV) in the case of a replacement of an Option A Lender, reasonably acceptable to KfW; provided that (x) in the case of a single assignment, any such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or, in the case of more than one assignment, an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that collectively cover all of the rights and obligations of the assigning Lender under this Agreement and (y) no Lender shall be obligated to make any such assignment as a result of an election by the Borrower pursuant to this Section 3.2(d) unless and until such Lender shall have received one or more payments from one or more Assignee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment (and all other amounts then owing to such Lender under this Agreement).

(e)
Each prepayment of the Loan made pursuant to this Section 3 shall be without premium or penalty, except as may be required by Section 4.4.  No amounts prepaid by the Borrower may be re-borrowed under the terms of this Agreement except as provided in Section 3.7 and the last paragraph of Section 9.1 (which follows Section 9.1.11).

SECTION 3.3. Interest Provisions.

Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.3.

                SECTION 3.3.1. Rates.

The Loan shall accrue interest from the Disbursement Date to the date of repayment or prepayment of the Loan in full to the Lenders at the Fixed Rate, subject to (i) any election made by the Borrower to elect the Floating Rate pursuant to Section 3.3.2 or (ii) any conversion of any portion of the Loan held by a Lender to a Floating Rate Loan upon the termination of the CIRR Agreement to which such Lender is a party in accordance with Section 3.3.3.  Interest calculated at the Fixed Rate or the Floating Rate shall be payable semi-annually in arrears on the Repayment Dates.  The Loan shall bear interest for each Interest Period, from and including the first day of such Interest Period up to but excluding the last day of such Interest Period, at the interest rate determined as applicable to the Loan for such Interest Period.  All interest shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.

                SECTION 3.3.2. Election of Floating Rate.

(a)
At any time prior to the Disbursement Date, the Borrower may elect to pay interest on the Loan at the Floating Rate by written notice (the "Floating Rate Election Notice") to the Facility Agent.  If the Floating Rate Election Notice is delivered by the Borrower at least 63 days prior to the actual Disbursement Date, the Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to incur any other indemnity or compensation obligation.  If the Floating Rate Election Notice is delivered by the Borrower less than 63 days prior to the actual Disbursement Date, the Borrower shall either (i) pay such compensation to the relevant Lender as required by, and in accordance with, Section 4.4 to the extent such Lender incurs a loss as set out in Section 4.4 or (ii) extend the Disbursement Date to a date that falls at least 63 days after the Floating Rate Election Notice was first delivered by the Borrower.  In the event that the Borrower elects the option under the foregoing clause (ii), the Borrower shall deliver a Loan Request to the Facility Agent in accordance with Section 2.5(a), and the proposed Disbursement Date set out in such Loan Request shall be a date that falls at least 63 days after the Floating Rate Election Notice was first delivered by the Borrower.

(b)
If the Borrower has not elected the Floating Rate prior to the Disbursement Date as permitted by Section 3.3.2(a), the Borrower may elect, by written notice to the Facility Agent no later than 2:00 p.m. Frankfurt time 32 days prior to the end of an Interest Period and subject to Section 4.4, to pay interest on the Loan for the remainder of the term of the Loan at the Floating Rate, with effect from the end of that Interest Period.

(c)	Any election made under any of Section 3.3.2(a) or Section 3.3.2(b) may only be made one time during the term of the Loan and shall be irrevocable.

                SECTION 3.3.3. Conversion to Floating Rate.

If, during any Interest Period, the CIRR Agreement in effect with any Lender is terminated for any reason (other than as a result of the negligence or wilful misconduct of such Lender), then the portion of the Loan held by such Lender shall convert to a Floating Rate Loan on the last day of such Interest Period, and the Borrower shall pay interest on such portion of the Loan at the Floating Rate on such portion for the remainder of the term of the Loan.

Notwithstanding the foregoing paragraph, the Borrower shall not be obligated to make any indemnity or compensation payment to any Lender in connection with any conversion to the Floating Rate unless (a) such conversion is a result of an election by the Borrower pursuant to Section 3.3.2 or (b) such conversion occurs as a result of any acceleration of the Loan due to the occurrence of an Event of Default.

                SECTION 3.3.4. Post-Maturity Rates.

After the date any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period while such payment is overdue at a rate per annum certified by the Facility Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to (a) in the case of (i) principal of and interest on the Loan payable to each Option A Lender or (ii) interest on the Loan payable to each Option B Lender, the sum of the Floating Rate plus 3% per annum and (b) in the case of any other monetary Obligation (including, without limitation, principal on the Loan payable to each Option B Lender), the sum of the Floating Rate plus 2% per annum.

                SECTION 3.3.5. Payment Dates.

Interest accrued on the Loan shall be payable, without duplication, on the earliest of:

(a)	each Repayment Date;

(b)	the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid);

(c)	on that portion of the Loan the repayment of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration; and

(d)
in the case of any interest on any principal, interest or other amount owing under this Agreement or any other Loan Document that is overdue, from time to time on demand of the Facility Agent until such overdue amount is paid in full.

                SECTION 3.3.6. Interest Rate Determination; Replacement Reference Banks

The Facility Agent shall obtain from each Reference Bank timely information for the purpose of determining the LIBO Rate in the event that no relevant London interbank offered rate appears on Thomson Reuters LIBOR01 or LIBOR02 Page (or any successor page) and the LIBO Rate is to be determined by reference to quotations supplied by the Reference Banks.  If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Facility Agent for any such interest rate, the Facility Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Banks.  If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Facility Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder.  The Facility Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to quotations of interest rates furnished by Reference Banks.

SECTION 3.4. Commitment Fee.

The Borrower agrees to pay to the Facility Agent for the account of each Lender a commitment fee (the "Commitment Fee") on its daily unused portion of the Maximum Loan Amount (as such Maximum Loan Amount may be adjusted from time to time), for the period commencing on the Effective Date and continuing through the earliest to occur (the "Commitment Fee Termination Date") of (i) the Disbursement Date, (ii) the date upon which the Facility Agent has provided the Borrower with written notice that the Lenders will not advance the Loan because the Commitments have been terminated pursuant to Section 8.2 or 8.3, (iii) the Commitment Termination Date and (iv) the date the Commitments shall have been terminated pursuant to Section 2.3.  Should the Facility Agent provide the Borrower notice that the Lenders will not advance the Loan because Hermes has cancelled the Hermes Insurance Policy, the Commitment Fee paid by the Borrower for the account of each Lender shall be promptly refunded to the Borrower by such Lender; provided however that (i) no Lender shall be obliged to refund any Commitment Fee to the Borrower in these circumstances if the cancellation of the Hermes Insurance Policy is primarily attributable to the Borrower and (ii) (where a refund is applicable) a Lender shall only be obliged to refund to the Borrower an amount equal to the sum of (x) the portion of the Commitment Fee that such Lender has not paid to KfW in accordance with the applicable CIRR Agreement and (y) the portion of the Commitment Fee that such Lender has so paid to KfW and that such Lender actually recovers from KfW in the event of the cancellation of the Hermes Insurance Policy (and each Lender agrees to request from KfW the amount of Commitment Fee that it has paid to KfW).

                SECTION 3.4.1. Payment of Commitment Fee.

The Commitment Fee shall be payable by the Borrower to the Facility Agent for the account of each Lender six-monthly in arrears, with the first such payment (the "First Commitment Fee Payment") to be made on the day falling six months following the Effective Date and the final such payment to be made on the Commitment Fee Termination Date (each date on which a Commitment Fee payment is required to be made in accordance with this Section 3.4.1 referred to herein as a "Commitment Fee Payment Date").  The Commitment Fee shall be in the amount in EUR equal to the product of the Applicable Commitment Rate, multiplied by, for each day elapsed since the preceding Commitment Fee Payment Date (or, in the case of the First Commitment Fee Payment, the Effective Date), the Maximum Loan Amount in effect on such day, divided by 360 days; provided that the Borrower may elect to pay the Commitment Fee on any Commitment Fee Payment Date in Dollars by giving notice to the Facility Agent five (5) Business Days before such date.  If the Borrower elects to pay the Commitment Fee in Dollars, the exchange rate used to convert the fee from EUR to Dollars shall be the 10 A.M. midpoint market fixing for the conversion of EUR to Dollars set by the Federal Reserve Bank of New York two (2) Business Days prior to the relevant Commitment Fee Payment Date.

SECTION 3.5. CIRR Guarantee Charge.

                SECTION 3.5.1.   Generally

The Borrower agrees to pay to the Facility Agent for the account of the KfW a fee of 0.01% per annum (the "CIRR Guarantee Charge") on the Maximum Loan Amount (having regard to the paragraph below) as at the Effective Date, for the period commencing on December 12, 2015 and continuing until the earliest of (i) the date falling 60 days prior to the Disbursement Date, (ii) the date falling 32 days after either the date on which the Borrower elects the Floating Rate pursuant to Section 3.3.2 or, as to any portion of the Loan converted to a Floating Rate Loan pursuant to Section 3.3.3, the date on which such portion so converts to a Floating Rate Loan, (iii) the date falling 32 days after the date on which the Borrower elects to cancel all or part of the Commitments pursuant to Section 2.3, (iv) the date upon which the Facility Agent has provided written notice to the Borrower that the Lenders will not advance the Loan because the Commitments shall have been terminated pursuant to Sections 8.2 or 8.3 and (v) any other date on which the Commitments shall have been terminated.

                SECTION 3.5.2. Payment.

The CIRR Guarantee Charge shall be payable by the Borrower in EUR quarterly in arrears commencing with the date falling three months after the commencement of the period described in Section 3.5.1 and thereafter on each subsequent three-month anniversary of such period and finally on the date on which the CIRR Guarantee Charge ceases to accrue as described in Section 3.5.1.

                SECTION 3.5.3.  [Reserved]

SECTION 3.6. Other Fees.

The Borrower agrees to pay to the Facility Agent the agreed-upon fees set forth in the Fee Letters on the dates and in the amounts set forth therein.

SECTION 3.7. Temporary Repayment.

If the proceeds of the Loan have not been utilised directly or indirectly to pay for delivery to the Borrower of the Purchased Vessel within 15 days after the initial Disbursement Date and have been deposited in accordance with Section 4.12, the Borrower may, by notice to the Facility Agent in accordance with Section 3.2(a) and specifying that such prepayment may be re-borrowed under this Agreement, prepay the Loan, together with accrued interest on the Loan so prepaid, and shall be entitled to utilise funds standing to the credit of the Pledged Accounts for the purpose of applying these in or towards satisfaction of such prepayment obligation.  If the Purchased Vessel is subsequently delivered to the Borrower, the Borrower shall be permitted to submit one additional Loan Request in accordance with Section 2.5 to re-borrow the Loan previously prepaid under this Section; provided, however, that the date of funding of any such re-borrowed Loan shall not be later than the Commitment Termination Date and provided, further, that such date of funding shall be the Disbursement Date for all purposes hereunder with respect to such re-borrowed Loan.  Prepayment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 3.8. Limit on Interest Make-Up.

If, in relation to any Interest Period during which any portion of the Loan held by a Lender carries interest at the Fixed Rate, the amount of the interest make-up to be received by such Lender pursuant to the applicable CIRR Agreement entered into by such Lender is limited to an annual rate of twelve per cent. (12%) per annum by virtue of the provisions of Section 1.1 of the Terms and Conditions, then the Borrower shall pay to the Facility Agent for the account of such Lender an additional amount by way of interest equal to the amount of the interest make-up forgone by the relevant Lender as a consequence of such limitation. Such additional amount shall be payable by the Borrower within five (5) Business Days following receipt by the Borrower from the Facility Agent of the relevant Lender's invoice accompanied by reasonable calculation and explanation of the additional amount in question.

SECTION 3.9. Cancellation of CIRR Agreements.

No Lender shall be entitled to cancel or terminate the CIRR Agreement to which it is a party without the prior written consent of the Borrower.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful.

If after the Effective Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain its portion of the Loan bearing interest at a rate based on the LIBO Rate, the obligation of such Lender to make, continue or maintain its portion of the Loan bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Facility Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender's obligation to make, continue and maintain its portion of the Loan hereunder shall be automatically converted into an obligation to make, continue and maintain its portion of the Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the Floating Rate Margin.

SECTION 4.2. Deposits Unavailable

If, on or after the date the Borrower elects the Floating Rate pursuant to Section 3.3.2 or if any Lender shall have entered into an Option B Interest Make-Up Agreement (an "Option B Lender"), the Facility Agent shall have determined that:

(a)	Dollar deposits in the relevant amount and for the relevant Interest Period are not available to each Reference Bank in its relevant market, or

(b)
by reason of circumstances affecting the Reference Banks' relevant markets, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate loans for the relevant Interest Period, or

(c)
the cost to Option B Lenders that in the aggregate hold more than 50% of the aggregate outstanding principal amount of the Loan then held by Option B Lenders, if any Lender shall have entered into an Option B Interest Make-Up Agreement, of obtaining matching deposits in the relevant interbank market for the relevant Interest Period would be in excess of the LIBO Rate (provided that no Option B Lender may exercise its rights under this Section 4.2(c) for amounts up to the difference between such Option B Lender's cost of obtaining matching deposits on the date such Option B Lender becomes a Lender hereunder less the LIBO Rate on such date), then the Facility Agent shall give notice of such determination (hereinafter called a "Determination Notice") to the Borrower and each of the Lenders.  The Borrower, the Lenders and the Facility Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement.  If the Borrower, the Lenders and the Facility Agent are unable to agree upon an interest rate (or rates) and interest period (or interest periods) prior to the date occurring fifteen (15) Business Days after the giving of such Determination Notice, the Facility Agent shall (after consultation with the Lenders) set an interest rate and an interest period (or interest periods), in each case to take effect at the end of the Interest Period current at the date of the Determination Notice, which rate (or rates) shall be equal to the sum of the Floating Rate Margin and the weighted average of the corresponding interest rates at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period on Thomson Reuters' pages KLIEMMM, GARBIC01 and FINA01 (or such other pages as may replace Thomson Reuters' pages KLIEMMM, GARBIC01 or FINA01 on Thomson Reuters' service) (or, in the case of clause (c) above, the lesser of (x) the respective cost to the Option B Lenders of funding the respective portions of the Loan held by such Option B Lenders and (y) such weighted average).  The Facility Agent shall furnish a certificate to the Borrower as soon as reasonably practicable after the Facility Agent has given such Determination Notice setting forth such rate(s).  In the event that the circumstances described in this Section 4.2 shall extend beyond the end of an interest period agreed or set pursuant hereto, the foregoing procedure shall be repeated as often as may be necessary.

SECTION 4.3. Increased LIBO Rate Loan Costs, etc.

If after the Effective Date a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

(a)
subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than (i) taxes as to which such Lender is indemnified under Section 4.6 and (ii) taxes excluded from the indemnity set forth in Section 4.6); or

(b)
change the basis of taxation to any Lender (other than a change in taxation on the overall net income of any Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

(c)
impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Section 4.5 and the reserve costs described in Section 4.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(d)	impose on any Lender any other condition affecting its portion of the Loan or any part thereof,

and the result of any of the foregoing is either (i) to increase the cost to such Lender of making its portion of the Loan or maintaining its portion of the Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) such Lender shall (through the Facility Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon such demand pay to the Facility Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment unless such additional costs are attributable to a FATCA Deduction required to be made by a party to this Agreement or are otherwise excluded from the indemnity set forth in Section 4.6 or Section 11.4.  Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender's standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender's jurisdiction of organisation or in the relevant jurisdiction in which such Lender does business.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender's intention to claim compensation therefor.

SECTION 4.4. Funding Losses.

                SECTION 4.4.1. Indemnity.

In the event any Lender:  (i) is required to liquidate or to re-deploy (at not less than the market rate) deposits or other funds acquired by such Lender to fund any portion of the principal amount of its portion of the Loan, (ii) exercises such Lender's right to irrevocably terminate (in whole or in part) the CIRR Guarantee after the Latest Date in accordance with Section 8.1 of the Terms and Conditions or, as the case may be in the case of an Option A Lender, Section 8.2 of the Terms and Conditions, in each case, as a result of:

(a)
if at the time interest is calculated at the Floating Rate on such Lender's portion of the Loan, any conversion or repayment or prepayment or acceleration of the principal amount of such Lender's portion of the Loan on a date other than the scheduled last day of an Interest Period or otherwise scheduled date for repayment or payment (in each case, including payments made in accordance with Section 3.1(b), but excluding any prepayment made following an election by the Borrower to effect a prepayment pursuant to Section 3.2(d), or any repayment pursuant to Section 9.1.12, by reason of a Non-Borrower Related Change in Law);

(b)
if at the time interest is calculated at the Fixed Rate on such Lender's portion of the Loan, any repayment or prepayment or acceleration of the principal amount of such Lender's portion of the Loan, other than any repayment made on the date scheduled for such repayment (in each case, excluding any prepayment made following an election by the Borrower to effect a prepayment pursuant to Section 3.2(d), or any repayment pursuant to Section 9.1.12, by reason of a Non-Borrower Related Change in Law);

(c)
without prejudice to the rights of the Borrower to elect an option under Section 3.3.2(a), an election by the Borrower of the Floating Rate in accordance with Section 3.3.2(a) (where the Disbursement Date is a date that falls less than 63 days after the Floating Rate Election Notice was delivered by the Borrower) or Section 3.3.2(b);

(d)	a reduction or termination of the Commitments by the Borrower pursuant to Section 2.3(b)(i);

(e)	the Loan not being made in accordance with the Loan Request therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied; or

(f)	any prepayment of the Loan by the Borrower pursuant to Section 3.7;

(each, a "Funding Losses Event"), then, upon the written notice of such Lender to the Borrower (with a copy to the Facility Agent), the Borrower shall, within five (5) Business Days of its receipt of such notice:

a.
if at that time interest is calculated at the Floating Rate on such Lender's portion of the Loan, pay directly to the Facility Agent for the account of such Lender an amount (the "Floating Rate Indemnity Amount") equal to the amount, if any, by which:

(i)
interest calculated at the Floating Rate which such Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share in the Loan to the last day of the applicable Interest Period, exceeds:

(ii)
the amount which such Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period; or

b.	if at that time interest is calculated at the Fixed Rate on such Lender's portion of the Loan, pay to the Facility Agent the sum of:

(A)	an amount equal to the amount, if any, by which:

(i)
interest calculated at the rate per annum equal to (a) the CIRR which such Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event minus (b) the administrative margin of 0.20%, for the period from the date of receipt of any part of its share of the Loan to the final scheduled date for the repayment of Loan in full pursuant to Section 3.1, exceeds:

(ii)
the amount by which such Lender would be able to obtain by placing for such remaining period an equal amount to the amount received by it on deposit and receiving interest equal to the money market rate then applicable to Dollars on the Reuters page "ICAP1" (the "Reinvestment Rate"), such amount to be discounted to present value at the Reinvestment Rate; plus

(B)	an amount equal to the Floating Rate Indemnity Amount (and assuming for the purpose of this calculation that the interest on the Loan is calculated at the Floating Rate and not the Fixed Rate).

Any amounts received by the Facility Agent under b.(A) above shall, unless otherwise advised by the KfW, be for the account of, and shall be payable to, the KfW on behalf of the Federal Republic of Germany;  and any amounts received by the Facility Agent under b.(B) above in respect of a Lender's portion of the Loan shall be for the account of, and shall be payable to, KfW (where such Lender is an Option A Lender) or to that Lender (where such Lender is an Option B Lender)

Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.

SECTION 4.5. Increased Capital Costs.

If after the Effective Date any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person's capital as a consequence of its Commitment or its portion of the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return.  Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender's standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business.  In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable.  Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender's intention to claim compensation therefor.

SECTION 4.6. Taxes.

All payments by the Borrower of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes and taxes imposed on or measured by any Lender's net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organised or any political subdivision thereof or the jurisdiction of such Lender's Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the Borrower's activities in such other jurisdiction, and (ii) any taxes imposed under FATCA (such non-excluded items being called "Covered Taxes").  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Facility Agent an official receipt or other documentation satisfactory to the Facility Agent evidencing such payment to such authority; and

(c)
pay to the Facility Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Covered Taxes are directly asserted against the Facility Agent or any Lender with respect to any payment received or paid by the Facility Agent or such Lender hereunder, the Facility Agent or such Lender may pay such Covered Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such person would have received had no such Covered Taxes been asserted.

Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes).  For purposes of this Section 4.6, a distribution hereunder by the Facility Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any Covered Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall  be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.

Each Lender (and each Participant) agrees with the Borrower and the Facility Agent that it will (i) (a) provide to the Facility Agent and the Borrower an appropriately executed copy of Internal Revenue Service ("IRS") Form W-9 (or any successor form) certifying the status of such Lender or such Participant as a US person, IRS Form W-8ECI (or any successor form) certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States or IRS Form W-8BEN (or any successor form) claiming the benefits of a tax treaty (but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee Lender or Participant, on or prior to the date of the relevant assignment or participation), in each case attached to an IRS Form W-8IMY (or any successor form), if appropriate, (b) notify the Facility Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, the status of such Lender Party (or

Participant) or that payments to such Lender Party (or Participant) hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Covered Taxes, a FATCA Deduction or any payments made to or for benefit of such Lender Party or such Participant, provided that the Lender Party or Participant is legally able to deliver such forms, certificates or other documents.  For any period with respect to which a Lender (or assignee Lender or Participant) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an Assignee Lender, would be the date on which the original assignor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or assignee Lender or Participant) shall not be entitled to the benefits of this Section 4.6 with respect to Covered Taxes imposed by reason of such failure.

SECTION 4.7. Reserve Costs.

Without in any way limiting the Borrower's obligations under Section 4.3, the Borrower shall, on and after the date on which the Borrower elects the Floating Rate pursuant to Section 3.3.2, pay to the Facility Agent for the account of each Lender on the last day of each Interest Period, so long as the relevant Lending Office of such Lender is required to maintain reserves against "Eurocurrency liabilities" under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for the Loan for each day during such Interest Period:

(a)	the principal amount of the Loan outstanding on such day; and

(b)
the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on the Loan for such Interest Period as provided in this Agreement (less, if applicable, the Floating Rate Margin) and the denominator of which is one minus any increase after the Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and

(c)	1/360.

Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender's treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.

Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 4.8. Payments, Computations, etc.

(a)
Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrower in respect of amounts of principal, interest and fees or any other applicable amounts owing to the Lenders hereunder shall be made by the Borrower to the Facility Agent for the account of the Lenders entitled to receive such payments and ratably in accordance with the respective amounts then due and payable to the Lenders.  All such payments required to be made to the Facility Agent shall be made, without set-off, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars), to such account as the Facility Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.

(b)

i.
Each Option A Lender hereby instructs the Facility Agent to remit all payments of interest made with respect to any portion of the Loan held by such Option A Lender to KfW (A) less (x) the Fixed Rate Margin and (y) the CIRR administrative fee of 0.20% but plus (z) an agreed KfW margin, if interest on the portion of the Loan made by that Lender is then calculated at the Fixed Rate, or (B) less (x) the Floating Rate Margin but plus (y) an agreed KfW margin, if interest on that portion of the Loan is then calculated at the Floating Rate.

ii.
Each Option B Lender hereby instructs the Facility Agent, with respect to any portion of the Loan held by such Option B Lender, to pay directly to such Option B Lender interest thereon at the Fixed Rate or the Floating Rate (whichever is applicable), on the basis that, if interest on such portion of the Loan is then calculated at the Fixed Rate, such Option B Lender will, where amounts are payable to the KfW by that Option B Lender under the CIRR Agreement, account directly to the KfW on behalf of the Federal Republic of Germany for any such amounts payable by that Lender under the CIRR Agreement to which such Lender is a party.

(c)
The Facility Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in clause (a) of this Section, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Facility Agent for the account of such Lender without any set-off, deduction or counterclaim.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.9. Replacement Lenders, etc.

If the Borrower shall be required to make any payment to any Lender pursuant to Section 4.2(c), 4.3, 4.4, 4.5, 4.6 or 4.7, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) terminate such Lender's Commitment (whereupon the Percentage of each other Lender shall automatically be adjusted to an amount equal to such Lender's ratable share of the remaining Commitments), (b) prepay the affected portion of such Lender's Loan in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not terminate any Lender's Commitment pursuant to clause (a) or prepay any such Lender pursuant to this clause (b) without replacing such Lender pursuant to the following clause (c) until a 30-day period shall have elapsed during which the Borrower and the Facility Agent shall have attempted in good faith to replace such Lender), and/or (c) replace such Lender with one or more financial institutions (I) reasonably acceptable to the Facility Agent, (II) meeting the criteria set out in Section 2.2 of the Terms and Conditions, (III) acceptable to Hermes and (IV) in the case of a replacement of an Option A Lender, reasonably acceptable to KfW; provided that (x) in the case of a single assignment, any such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or, in the case of more than one assignment, an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that collectively cover all of the rights and obligations of the assigning Lender under this Agreement and (y) no Lender shall be obligated to make any such assignment pursuant to this Section 4.9 unless and until such Lender shall have received one or more payments from one or more Assignee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment (and all other amounts then owing to such Lender under this Agreement).  Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 4.3, 4.4, 4.5, 4.6 and 4.7 to or for account of such Lender.

SECTION 4.10. Sharing of Payments

                SECTION 4.10.1. Payments to Lenders

If a Lender (a "Recovering Lender") receives or recovers any amount from the Borrower other than in accordance with Section 4.8 (Payments, Computations, etc. ) (a "Recovered Amount") and applies that amount to a payment due under the Loan Documents then:

(a)	the Recovering Lender shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with the said Section 4.8, without taking account of any taxes which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Lender shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with any applicable provisions of this Agreement.

                SECTION 4.10.2. Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower  and distribute it between the Lenders (other than the Recovering Lender) (the "Sharing Lenders") in accordance with Section 4.8 of this Agreement towards the obligations of the Borrower to the Sharing Lenders.

                SECTION 4.10.3. Recovering Lender's rights

On a distribution by the Facility Agent under Section 4.10.2 of a payment received by a Recovering Lender from the Borrower, solely as between the Borrower and the Recovering Lender, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

                SECTION 4.10.4. Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable to the Borrower and is repaid by that Recovering Lender to the Borrower, then:

(a)
each Sharing Lender shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay) (the "Redistributed Amount"); and

(b)	solely as between the Borrower and each relevant Sharing Lender, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

                SECTION 4.10.5. Exceptions

(a)	This Section 4.10 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Section 4.10, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

i.	it notified the other Lender of the legal or arbitration proceedings; and

ii.
the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 4.11. Set-off

Upon the occurrence and during the continuance of an Event of Default or a Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10.  Each Lender agrees promptly to notify the Borrower and the Facility Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off under applicable law or otherwise) which such Lender may have.

SECTION 4.12. Use of Proceeds

The Borrower shall apply the proceeds of the Loan in accordance with Section 2.5(c) and (d) and, in relation to the Disbursement Date, prior to such application, such proceeds shall be held in an account or accounts of the Facility Agent in accordance with the provisions of Section 2.5(c); without limiting the foregoing, no proceeds of the Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U.  If the proceeds of the Loan have not been paid either (A) to the Builder or its order in accordance with Section 2.5(d)(i) and to Hermes and the Borrower in accordance with Section 2.5(d)(ii) or (B) to the Facility Agent (directly or indirectly) in prepayment of the Loan under Sections 3.2(a) or 3.7 by 9:59 p.m. (London time) on the second Business Day after the Disbursement Date, such proceeds shall continue to be pledged by the Borrower upon receipt in accordance with Section 2.5(c) as collateral pursuant to the Pledge Agreement.  On or prior to the date that is 15 days after the Disbursement Date, the Borrower shall notify the Facility Agent whether the proceeds of the Loan are to be returned to the Facility Agent as prepayment in accordance with Section 3.7 or to be held as cash collateral in the Pledged Account pursuant to the Pledge Agreement until the earlier of (A) disbursement in accordance with Section 2.5(d) or (B) prepayment of the Loan pursuant to Sections 3.2(a) or 9.2.

SECTION 4.13. FATCA Deduction

(a) Each party to the Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to the Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)           Each party to the Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the other party to the Agreement to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent, and the Facility Agent shall notify the other parties to the Agreement.

SECTION 4.14. FATCA Information.

(a)           Subject to paragraph (c) below, each party (other than the Borrower) shall, within ten (10) Business Days of a reasonable request by another party (other than the Borrower):

(i)           confirm to that other party whether it is:

(A)           a FATCA Exempt Party; or

(B)           not a FATCA Exempt Party;

(ii)           supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA;

(iii)           supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation, or exchange of information regime.

(b)           If a party confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)           Paragraph (a) above shall not oblige any Lender or the Facility Agent to do anything, and paragraph (a)(iii) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)           any law or regulation;

(ii)           any fiduciary duty; or

(iii)           any duty of confidentiality.

(d)           If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Borrower becomes a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is KfW IPEX, the date of this Agreement;

(ii)
where the Borrower is a US Tax Obligor on a date an assignment or transfer is made pursuant to Section 11.11.1 and the relevant Lender is an Assignee Lender that becomes a Lender in accordance with Section 11.11.1, the date on which such Assignee Lender becomes a Lender;

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(A)	a withholding certificate on Form W-8 (or any successor form), Form W-9 (or any successor form) or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)
The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

SECTION 4.15. Resignation of the Facility Agent.

The Facility Agent shall resign (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent) if, either:

(a)           the Facility Agent fails to respond to a request under Section 4.14 and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party;

(b)           the information supplied by the Facility Agent pursuant to Section 4.14 indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party; or

(c)           the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party,

and (in each case) the Borrower or a Lender reasonably believes that a party to this Agreement will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.

ARTICLE V
CONDITIONS TO BORROWING

SECTION 5.1. Advance of the Loan.

The obligation of the Lenders to fund all or any portion of the Loan on the Disbursement Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.  The Facility Agent shall advise the Lenders of the satisfaction of the conditions precedent set forth in this Section 5.1 prior to funding on the Disbursement Date.

                SECTION 5.1.1. Resolutions, etc.

The Facility Agent shall have received from the Borrower:

(a)
a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached:

i.	resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Agreement and each other Loan Document, and

ii.	Organic Documents of the Borrower,

and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

(b)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.

                SECTION 5.1.2. Opinions of Counsel.

The Facility Agent shall have received opinions, addressed to the Facility Agent and each Lender from:

(a)	Watson, Farley & Williams LLP, counsel to the Borrower, as to Liberian Law, covering the matters set forth in Exhibit B-1 hereto;

(b)	Norton Rose Fulbright LLP, counsel to the Facility Agent and the Lenders, covering the matters set forth in Exhibit B-2 hereto;

(c)
Norton Rose Fulbright LLP, counsel to the Facility Agent and the Lenders as to German law, an opinion addressed to the Facility Agent and the Lenders covering the matters set forth in Exhibit B-3 hereto;

(d)	Clifford Chance US LLP, United States tax counsel to the Facility Agent for the benefit of Lenders, covering the matters set forth in Exhibit B-4 hereto; and

(e)
if requested by a Lender at least 90 days prior to the expected Disbursement Date in order to comply with Article 194 of the Regulation (EU) No 575/2013 (CRR), a single legal opinion (for the benefit of all the Lenders notwithstanding that not all the Lenders have requested the same) on matters of German law related to the validity and enforceability of the Hermes Insurance Policy,

(vii) each such opinion to be updated to take into account all relevant and applicable Loan Documents at the time of issue thereof.

                SECTION 5.1.3. Hermes Insurance Policy.

(a)	The Facility Agent or the Hermes Agent shall have received the Hermes Insurance Policy duly issued; and

(b)
Hermes shall not have, prior to the advance of the Loan, delivered to the Facility Agent or the Hermes Agent any notice that the Federal Republic of Germany has determined that the Loan is excluded from cover under the Hermes Insurance Policy.

                SECTION 5.1.4. Closing Fees, Expenses, etc.

The Facility Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the Facility Agent (whether for its own account or for the account of any of the Lenders) that are due and owing as of the date of such funding and all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent and the Hermes Fees) required to be paid by the Borrower pursuant to Section 11.3 or that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the date of such funding.

                SECTION 5.1.5. Compliance with Warranties, No Default, etc.

Both before and after giving effect to the funding of the Loan the following statements shall be true and correct:

(a)
the representations and warranties set forth in Article VI (excluding, however, those set forth in Section 6.10) shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made; and

(b)	no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing.

                SECTION 5.1.6. Loan Request.

The Facility Agent shall have received a Loan Request duly executed by the Borrower together with:

(a)
certified as true (by the Builder) copies of the reimbursement request and supporting documents received by the Builder from the Borrower pursuant to Article XVII.1(b) of the Construction Contract in relation to the incurred Buyer's Allowance;

(b)
a copy of the final invoice from the Builder showing the amount of the Contract Price (including the Buyer's Allowance) and the portion thereof payable to the Builder on the Delivery Date under the Construction Contract; and

(c)
appropriate evidence of all payments made by the Borrower to the Builder on or prior to the Disbursement Date under the Construction Contract in respect of the Contract Price (including, without limitation, the twenty per cent (20%) equity payment thereunder).

                SECTION 5.1.7.  Foreign Exchange Counterparty Confirmations.

The Facility Agent shall have received a copy of each foreign exchange counterparty confirmation entered into by the Borrower in respect of the payment of the instalments of the Contract Price (other than that relating to the Buyer's Allowance).

                SECTION 5.1.8.   Pledge Agreement.

The Pledge Agreement shall be duly executed by the parties thereto and delivered to the Facility Agent on or prior to the Disbursement Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Facility Agent to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Facility Agent and each Lender as set forth in this Article VI as of the Effective Date and the Disbursement Date (except as otherwise stated).

SECTION 6.1. Organisation, etc.

The Borrower is a corporation validly organised and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors' licenses, permits, consents and other approvals necessary to enter into each Loan Document and to perform the Obligations.

SECTION 6.2. Due Authorisation, Non-Contravention, etc.

The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document are within the Borrower's corporate powers, have been duly authorised by all necessary corporate action, and do not:

(a)	contravene the Borrower's Organic Documents;

(b)	contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c)	contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d)	contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e)
result in, or require the creation or imposition of, any Lien on any of the Borrower's properties except: (i) as would not reasonably be expected to result in a Material Adverse Effect or (ii) or Liens created under the Loan Documents.

SECTION 6.3. Government Approval, Regulation, etc.

No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document (except for authorisations or approvals not required to be obtained on or prior to the Disbursement Date or that have been obtained or actions not required to be taken on or prior to the Disbursement Date or that have been taken).  The Borrower holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Disbursement Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 6.4. Compliance with Laws.

(a)           The Borrower is in compliance with all applicable laws, rules, regulations and orders, except to the extent that the failure to so comply does not and would not reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person.  None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(c)           The Borrower is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

SECTION 6.5. Validity, etc.

This Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

SECTION 6.6. No Default, Event of Default or Prepayment Event.

No Default, Event of Default or Prepayment Event has occurred and is continuing.

SECTION 6.7. Litigation.

There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, that (i) except as set forth in filings made by the Borrower with the SEC in the Borrower's reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, "Material Litigation") or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 6.8. The Purchased Vessel.

Immediately following the delivery of the Purchased Vessel to the Borrower under the Construction Contract, the Purchased Vessel will be:

(a)	legally and beneficially owned by the Borrower or one of the Borrower's wholly owned Subsidiaries,

(b)	registered in the name of the Borrower or one of the Borrower's wholly owned Subsidiaries under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

(c)	classed as required by Section 7.1.4(b),

(d)	free of all recorded Liens, other than Liens permitted by Section 7.2.3,

(e)	insured against loss or damage in compliance with Section 7.1.5, and

(f)	exclusively operated by or chartered to the Borrower or one of the Borrower's wholly owned Subsidiaries.

SECTION 6.9. Obligations rank pari passu.

The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower other than Indebtedness preferred as a matter of law.

SECTION 6.10. Withholding, etc..

As of the Effective Date, no payment to be made by the Borrower under any Loan Document is subject to any withholding or like tax imposed by any Applicable Jurisdiction.

SECTION 6.11. No Filing, etc. Required.

No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan

Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the Disbursement Date or that have been made).

SECTION 6.12. No Immunity.

The Borrower is subject to civil and commercial law with respect to the Obligations.  Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

SECTION 6.13. Investment Company Act.

The Borrower is not required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.14. Regulation U.

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U.  Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15. Accuracy of Information.

The financial and other information (other than financial projections or other forward looking information) furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature.  All financial projections, if any, that have been furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realised).  All financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.

ARTICLE VII
COVENANTS

SECTION 7.1. Affirmative Covenants.

The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date (or, where applicable, from such time as may be stated in any applicable provision below) until all Commitments have terminated and all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Section 7.1.

                SECTION 7.1.1. Financial Information, Reports, Notices, etc.

The Borrower will furnish, or will cause to be furnished, to the Facility Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

(a)
as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower's report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b)
as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower's annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

(c)
together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);

(d)
as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(e)	as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

(f)
promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange; and

(g)
such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Facility Agent may from time to time reasonably request;

provided that information required to be furnished to the Facility Agent under subsections (a), (b) and (f) of this Section 7.1.1 shall be deemed furnished to the Facility Agent when available free of charge on the Borrower's website at http://www.rclinvestor.com or the SEC's website at http://www.sec.gov.

SECTION 7.1.2. Approvals and Other Consents.  The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorisations, consents, permits and approvals as may be required for (a) the Borrower to perform its obligations under this Agreement and the other Loan Documents and (b) the operation of the Purchased Vessel in compliance with all applicable laws, except, in each case, to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorisations, consents, permits and approvals would not be expected to have a Material Adverse Effect.

SECTION 7.1.3. Compliance with Laws, etc.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

(a)	in the case of the Borrower, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

(b)	in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

(c)
the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

(d)	compliance with all applicable Environmental Laws;

(e)
compliance with all anti-money laundering laws and Anti-Corruption Laws applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement to the extent the same would be in contravention of such applicable laws; and

(f)
the Borrower will maintain in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

                SECTION 7.1.4. The Purchased Vessel.  The Borrower will:

(a)
from the Delivery Date, cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower's wholly owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out the Purchased Vessel (i) to entities other than the Borrower and the Borrower's wholly owned Subsidiaries and (ii) on a time charter with a stated duration not in excess of one year;

(b)	from the Delivery Date, cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognised standing;

(c)	on the Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:

(i) evidence (in the form of a builder’s certificate or bill of sale) as to the ownership of the Purchased Vessel by the Borrower or one of the Borrower’s wholly owned Subsidiaries;

(ii) evidence of no recorded Liens on the Purchased Vessel, other than Liens permitted pursuant to Section 7.2.3;

(iii) a copy of the protocol of delivery and acceptance in respect of the Purchased Vessel signed by the Builder and the Borrower, certified as a true and complete copy by an Authorised Officer of the Borrower; and

(iv) copies of the wire transfers for all payments by the Borrower to the Builder in respect of the amount of any change orders arising under the Construction Contract which the Borrower is required to pay to the Builder on the Delivery Date; and

(d)	within seven days after the Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:

(i) evidence of the class of the Purchased Vessel; and

(ii) evidence as to all required insurance being in effect with respect to the Purchased Vessel.

                SECTION 7.1.5. Insurance.

The Borrower will, from the Delivery Date, maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Facility Agent, furnish to the Facility Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and certifying as to compliance with this Section.

                SECTION 7.1.6. Books and Records.

The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Facility Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

                SECTION 7.1.7. Hermes Insurance Policy/Federal Republic of Germany Requirement.

The Borrower shall, on the reasonable request of the Hermes Agent or the Facility Agent, provide such other information as required under the Hermes Insurance Policy and/or the Terms and Conditions as necessary to enable the Hermes Agent or the Facility Agent to obtain the full support of Hermes and/or the government of the Federal Republic of Germany (as the case may be) pursuant to the Hermes Insurance Policy and/or the Terms and Conditions (as the case may be).  The Borrower shall pay to the Hermes Agent or the Facility Agent the amount of all reasonable costs and expenses reasonably incurred by the Hermes Agent or the Facility Agent in connection with complying with a request by Hermes or the government of the Federal Republic of Germany (as the case may be) for any additional information necessary or desirable in connection with the Hermes Insurance Policy or the Terms and Conditions (as the case may be); provided that the Borrower is consulted before the Hermes Agent or the KfW incurs any such cost or expense.

The Lenders shall not take any action that:  (a) would have an adverse effect on the Hermes Insurance Policy; (b) would adversely impact the effectiveness of the Hermes Insurance Policy; or (c) would amend or otherwise modify the terms of the Hermes Insurance Policy in a manner that would impact any of the rights and obligations of the Borrower under this Agreement, other than in accordance with, or as contemplated by, the terms of this Agreement or as may be requested by the Borrower.

                SECTION 7.1.8. Notice of written amendments to Construction Contract.

The Borrower shall furnish to the Facility Agent, as soon as practicable after such amendment or modification is entered into, notice of any written amendment to or written modification of the Construction Contract (other than upward or downward adjustments resulting from change orders effected as contemplated by the express terms of the Construction Contract) that (i) relates to the amount of the Contract Price, (ii) relates to the date on which the Purchased Vessel is to be delivered or (iii) (either by itself or when aggregated with earlier amendments or modifications, if any) results in a decrease in the dimensions or capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent (5%), in each case to the extent that any of the same do not require approval pursuant to Section 7.2.8.

SECTION 7.2. Negative Covenants.

The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

                SECTION 7.2.1. Business Activities.

The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related thereto.

                SECTION 7.2.2. Indebtedness.

The Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)	Indebtedness secured by Liens of the type described in Section 7.2.3;

(b)	Indebtedness owing to the Borrower or a wholly owned direct or indirect Subsidiary of the Borrower;

(c)	Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Effective Date;

(d)
Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted to be secured under Section 7.2.3(c), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $735,000,000; and

(e)	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes.

                SECTION 7.2.3. Liens.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)
Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(b)	the Construction Mortgage but only to the extent that the same is discharged on the Delivery Date;

(c)
in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter or (y) $735,000,000, provided that, with respect to each such item of Indebtedness, the fair market value of the assets subject to Liens securing such Indebtedness (determined at the time of the creation of such Lien) shall not exceed two times the aggregate principal amount of such Indebtedness (and for purposes of this clause (c), the fair market value of any assets shall be determined by (i) in the case of any Vessel, by an Approved Appraiser selected by the Borrower and (ii) in the case of any other assets, by an officer of the Borrower or by the board of directors of the Borrower);

(d)
Liens on assets acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(e)
Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(f)	Liens securing Government-related Obligations;

(g)
Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(h)
Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

(i)	Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)	Liens for current crew's wages and salvage;

(k)
Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(l)	Liens on Vessels that:

(i) secure obligations covered (or reasonably expected to be covered) by insurance;

(ii) were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii) were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

(m)
normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights in favour of banks or other depository institutions;

(n)
Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business; and

(o)	Liens on cash or Cash Equivalents securing obligations in respect of Hedging Instruments permitted under Section 7.2.2(e) or securing letters of credit that support such obligations.

                SECTION 7.2.4. Financial Condition.

The Borrower will not permit:

(a)	Net Debt to Capitalisation Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b)	Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.

(c)
Stockholders' Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

                SECTION 7.2.5. Investments.

The Borrower will not permit any of the Principal Subsidiaries to make, incur, assume or suffer to exist any Investment in any other Person other than

(a)	the Borrower or any direct or indirect wholly owned Subsidiary of the Borrower; and

(b)	other Investments by the Principal Subsidiaries in an aggregate amount not to exceed $100,000,000 at any time outstanding.

                SECTION 7.2.6. Consolidation, Merger, etc.

The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person except:

(a)
any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.7; and

(b)
so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such

Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i) after giving effect thereto, the Stockholders' Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders' Equity immediately prior thereto; and

(ii) in the case of a merger involving the Borrower where the Borrower is not the surviving corporation, the surviving corporation shall have assumed in a writing, delivered to the Facility Agent, all of the Borrower's obligations hereunder and under the other Loan Documents.

                SECTION 7.2.7. Asset Dispositions, etc.

The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any material asset (including accounts receivable and capital stock of Principal Subsidiaries) to any Person, except:

(a)	sales of assets (including, without limitation, Vessels) so long as at the time of any such sale:

(i) the aggregate net book value of all such assets sold during each fiscal year does not exceed an amount equal to the greater of (x) 12.5% of Stockholders' Equity as at the end of the last Fiscal Quarter, and (y) $675,000,000; and

(ii) to the extent any asset has a fair market value in excess of $250,000,000 the Borrower or Subsidiary selling such asset receives consideration therefor at least equal to the fair market value thereof (as determined in good faith by (x) in the case of any Vessel, the board of directors of the Borrower and (y) in the case of any other asset, an officer of the Borrower or its board of directors);

(b)	sales of capital stock of any Principal Subsidiary of the Borrower so long as a sale of all of the assets of such Subsidiary would be permitted under the foregoing clause (a);

(c)	sales of capital stock of any Subsidiary other than a Principal Subsidiary;

(d)	sales of other assets in the ordinary course of business; and

(e)	sales of assets between or among the Borrower and Subsidiaries of the Borrower.

                SECTION 7.2.8. Construction Contract

The Borrower will not amend or modify any term or condition of the Construction Contract if such amendment or modification results in (i) a change of type of the Purchased

Vessel or (ii) (either by itself or when aggregated with earlier amendments or modifications, if any) a decrease in the capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent. (5%) or (iii) the Purchased Vessel being unable to comply with applicable laws (including Environmental Laws) if, in the reasonable opinion of the Hermes Agent, such inability has or could reasonably be expected to have a Material Adverse Effect, without, in any such case, the consent of the Hermes Agent.

SECTION 7.3. Limitation of in respect of Certain Representations, Warranties and Covenants.

The representations and warranties and covenants given in Section 6.4(b) and 7.1.3(f) respectively shall only be given, and be applicable to, a Lender incorporated in the Federal Republic of Germany insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 a no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

                SECTION 8.1.1. Non-Payment of Obligations.

The Borrower shall default in the payment when due of any principal of or interest on the Loan or any Commitment Fee, or the Borrower shall default in the payment of any fee due and payable under the Fee Letter, provided that, in the case of any default in the payment of any interest on the Loan or of any Commitment Fee, such default shall continue unremedied for a period of at least two (2) Business Days after notice thereof shall have been given to the Borrower by the Facility Agent; and provided further that, in the case of any default in the payment of any fee due and payable under the Fee Letter, such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Facility Agent.

                SECTION 8.1.2. Breach of Warranty.

Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made.

                SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations.

The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than the covenants set forth in Section 7.2.4 and the obligations referred to in Section 8.1.1) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Facility Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).

                SECTION 8.1.4. Default on Other Indebtedness.

(a) The Borrower or any of its Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $100,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder or with respect to Hedging Instruments) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (b) the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which the Borrower is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as so defined) as to which the Borrower is an Affected Party (as so defined) and, in either event, the termination value with respect to any such Hedging Instrument owed by the Borrower as a result thereof is greater than $100,000,000 and the Borrower fails to pay such termination value when due after applicable grace periods or (c) any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or (d) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness).  For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.

                SECTION 8.1.5. Bankruptcy, Insolvency, etc.

The Borrower or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

(a)	generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)
apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c)
in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that in the case of such an event in respect of the Borrower, the Borrower hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents;

(d)
permit or suffer to exist the commencement of any bankruptcy, reorganisation, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e)	take any corporate action authorising, or in furtherance of, any of the foregoing.

SECTION 8.2. Action if Bankruptcy.

If any Event of Default described in clauses (b) through (d) of Section 8.1.5 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3. Action if Other Event of Default.

If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.5 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Facility Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all of the outstanding principal amount of the Loan and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

ARTICLE IX
PREPAYMENT EVENTS

SECTION 9.1. Listing of Prepayment Events.

Each of the following events or occurrences described in this Section 9.1 shall constitute a "Prepayment Event".

                SECTION 9.1.1.  Change of Control

There occurs any Change of Control.

                SECTION 9.1.2. Unenforceability

Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of the Borrower's counsel set forth as Exhibit B-1 or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by the Facility Agent.

                SECTION 9.1.3. Approvals

Any material license, consent, authorisation, registration or approval at any time necessary to enable the Borrower or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

                SECTION 9.1.4. Non-Performance of Certain Covenants and Obligations

The Borrower shall default in the due performance and observance of any of the covenants set forth in Sections 4.12 or 7.2.4.

                SECTION 9.1.5. Judgments

Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(a)
enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or

(b)	there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

                SECTION 9.1.6. Condemnation, etc.

The Purchased Vessel shall be condemned or otherwise taken under colour of law or requisitioned and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.

                SECTION 9.1.7. Arrest

The Purchased Vessel shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.

                SECTION 9.1.8. Sale/Disposal of the Purchased Vessel

The Purchased Vessel is sold to a company which is not the Borrower or any other Subsidiary of the Borrower (other than for the purpose of a lease back to the Borrower or any other Subsidiary of the Borrower).

                SECTION 9.1.9. Delayed Delivery of the Purchased Vessel

If, within 15 days after the Disbursement Date, the Loan has not been utilised to pay for delivery of the Purchased Vessel, unless (i) the Loan has been returned to the Facility Agent as prepayment in accordance with Section 3.2(a) or 3.7 or (ii) the proceeds of the Loan have been deposited to the Pledged Accounts in accordance with Section 4.12.

                SECTION 9.1.10. Termination of the Construction Contract

If the Construction Contract is terminated in accordance with its terms or by other lawful means prior to delivery of the Purchased Vessel and the parties thereto do not reach an agreement to reinstate the Construction Contract within 30 days after such termination.

                SECTION 9.1.11. Termination, etc. of the Hermes Insurance Policy

If the Hermes Insurance Policy fails to be in full force and effect, is terminated or cancelled or is no longer valid, or it is suspended for more than six (6) months, in each case, so long as (a) such failure, termination, cancellation, invalidity or suspension is not due to any fault of any Lender and (b) the relevant parties to the Hermes Insurance Policy do not reach an agreement to reinstate the Hermes Insurance Policy within 30 days after such failure, termination, cancellation or invalidity or the end of such six-month period, as the case may be.

Notwithstanding anything else contained in this Agreement, if, prior to delivery of the Purchased Vessel, the Borrower makes a Mandatory Prepayment pursuant to Section 9.2 as a result of Section 9.1.9 or a voluntary prepayment pursuant to Section 3.2(a) and the Purchased Vessel is delivered prior to the Commitment Termination Date, the Borrower shall be entitled to make an additional Loan Request prior to the Commitment Termination Date as if the funds had not been previously advanced. Payment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

                SECTION 9.1.12. Illegality

No later than the close of business on the last day of the Option Period related to the giving of any Illegality Notice by an affected Lender pursuant to Section 3.2(d), either:  (x) the Borrower has not elected to take an action specified in clause (1) or (2) of Section 3.2(d) or (y) if any such election shall have been made, the Borrower has failed to take the action required in respect of such election.

SECTION 9.2. Mandatory Prepayment

If any Prepayment Event shall occur and be continuing (and subject, in the case of Section 9.1.11, to Section 11.17), the Facility Agent, upon the direction of the Required Lenders, shall by notice to the Borrower either (i) if the Disbursement Date has occurred and the Loan disbursed (but without prejudice to the last paragraph of Section 9.1), require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loan and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan and all accrued and unpaid interest thereon and all other Obligations) or (ii) if the Disbursement Date has not occurred, terminate the Commitments; provided that, if such Prepayment Event arises under Section 9.1.12, the remedy available under this Section 9.2 shall be limited to that provided above in clause (i) and only with respect to the portion of the Loan held by the affected Lender that gave the relevant Illegality Notice.

ARTICLE X
THE FACILITY AGENT AND THE HERMES AGENT

SECTION 10.1. Actions

Each Lender hereby appoints KfW IPEX, as Facility Agent and as Hermes Agent, as its agent under and for purposes of this Agreement and each other Loan Document (for purposes of this Article X, the Facility Agent and the Hermes Agent are referred to collectively as the "Agents").  Each Lender authorises the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Section 10.1 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Neither Agent shall be obliged to act on the instructions of any Lender or the Required Lenders if to do so would, in the opinion of such Agent, be contrary to any provision of this Agreement or any other Loan Document or to any law, or would expose such Agent to any actual or potential liability to any third party.

SECTION 10.2. Indemnity.

Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender's Percentage, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, such Agent in any way relating to or arising out of this Agreement and any other Loan Document or any action taken or omitted by such Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from such Agent's gross negligence or wilful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.  Neither Agent shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction.  If any indemnity in favour of an Agent shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.3. Funding Reliance, etc.

Each Lender shall notify the Facility Agent by 4:00 p.m., Frankfurt time, one day prior to the advance of the Loan if it is not able to fund the following day.  Unless the Facility Agent shall have been notified by telephone, confirmed in writing, by any Lender by 4:00 p.m., Frankfurt time, on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its Percentage of the Loan on the date specified therefor, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Facility Agent, such Lender and the Borrower severally agree to repay the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Facility Agent made such amount available to the Borrower to the date such amount is repaid to the Facility Agent, at the interest rate applicable at the time to the Loan without premium or penalty.

SECTION 10.4. Exculpation.

Neither of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence.  Without limitation of the generality of the foregoing, each Agent (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Borrower, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (v) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties, and (vi) shall have no responsibility to the Borrower or any Lender on account of (A) the failure of a Lender or the Borrower to perform any of its obligations under this Agreement or any Loan Document; (B) the financial condition of the Borrower; (C) the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement or any Loan Document, or in or pursuant to any document delivered pursuant to or in connection with this Agreement or any Loan Document; or (D) the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement or any Loan Document or of any document executed or delivered pursuant to or in connection with any Loan Document.

SECTION 10.5. Successor.

The Facility Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders, provided that any such resignation shall not become effective until a successor Facility Agent has been appointed as provided in this Section 10.5 and such successor Facility Agent has accepted such appointment.  If the Facility Agent at any time shall resign, the Required Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to the Facility Agent which shall thereupon become such Facility Agent's successor hereunder (provided that the Required Lenders shall, subject to the consent of the Borrower unless an Event or Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) offer to each of the other Lenders in turn, in the order of their respective Percentages of the Loan, the right to become successor Facility Agent).  If no successor Facility Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the Facility Agent's giving notice of resignation, then the Facility Agent may, on behalf of the Lenders, appoint a successor Facility Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $1,000,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld).  Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall be entitled to receive from the resigning Facility Agent such documents of transfer and assignment as such successor Facility Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Facility Agent, and the resigning Facility Agent shall be discharged from its duties and obligations under this Agreement.  After any resigning Facility Agent's resignation hereunder as the Facility Agent, the provisions of:

(a)	this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement; and

(b)	Section 11.3 and Section 11.4 shall continue to inure to its benefit.

If a Lender acting as the Facility Agent assigns its Loan to one of its Affiliates, such Facility Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign its rights and obligations as Facility Agent to such Affiliate.

SECTION 10.6. Loans by the Facility Agent.

The Facility Agent shall have the same rights and powers with respect to the Loan made by it or any of its Affiliates.  The Facility Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if the Facility Agent were not the Facility Agent hereunder and without any duty to account therefor to the Lenders.  The Facility Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Facility Agent.

SECTION 10.7. Credit Decisions.

Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment.  Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 10.8. Copies, etc.

Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower).  Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement.

SECTION 10.9. The Agents' Rights.

Each Agent may (i) assume that all representations or warranties made or deemed repeated by the Borrower in or pursuant to this Agreement or any Loan Document are true and complete, unless, in its capacity as the Facility Agent, it has acquired actual knowledge to the contrary, (ii) assume that no Default has occurred unless, in its capacity as an Agent, it has acquired actual knowledge to the contrary, (iii) rely on any document or notice believed by it to be genuine, (iv) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it, (v) rely as to any factual matters which might reasonably be expected to be within the knowledge of the Borrower on a certificate signed by or on behalf of the Borrower and (vi) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Required Lenders) and unless and until such Agent has received from the Lenders any payment which such Agent may require on account of, or any security which such Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

SECTION 10.10. The Facility Agent's Duties.

The Facility Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement or any Loan Document by the Borrower or as to the existence of an Event of Default and (ii) inform the Lenders promptly of any Event of Default of which the Facility Agent has actual knowledge.

The Facility Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Borrower or actual knowledge of the occurrence of any Default unless a Lender or the Borrower shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent.  Any information acquired by the Facility Agent other than specifically in its capacity as the Facility Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent.

The Facility Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Borrower or with the Borrower's subsidiaries or associated companies or with a Lender as if it were not the Facility Agent.

SECTION 10.11. Employment of Agents.

In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement or the Loan Documents, each Agent shall be entitled to employ and pay agents to do anything which such Agent is empowered to do under or pursuant to this Agreement or the Loan Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including without limitation Section 11.3, the employment of such agents shall be for such Agent's account, and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by such Agent in good faith to be competent to give such opinion, advice or information.

SECTION 10.12. Distribution of Payments.

The Facility Agent shall pay promptly to the order of each Lender that Lender's Percentage Share of every sum of money received by the Facility Agent pursuant to this Agreement or the Loan Documents (with the exception of any amounts payable pursuant to the Fee Letter and any amounts which, by the terms of this Agreement or the Loan Documents, are paid to the Facility Agent for the account of the Facility Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Facility Agent on trust absolutely for that Lender.

SECTION 10.13. Reimbursement.

The Facility Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum.  If, however, the Facility Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Section 10.12 before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within two (2) Business Days after the date on which that payment was required to be made by the terms of this Agreement or the Loan Documents, that Lender will, on demand by the Facility Agent, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the Loan Documents and ending on the date on which the Facility Agent receives reimbursement.

SECTION 10.14. Instructions.

Where an Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Required Lenders each of the Lenders shall provide such Agent with instructions within three (3) Business Days of such Agent's request (which request may be made orally or in writing).  If a Lender does not provide such Agent with instructions within that period, that Lender shall be bound by the decision of such Agent.  Nothing in this Section 10.14 shall limit the right of such Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Required Lenders if such Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with this Agreement or the Loan Documents.  In that event, such Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Facility Agent pursuant to this Section 10.14.

SECTION 10.15. Payments.

All amounts payable to a Lender under this Section 10.15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Facility Agent.

SECTION 10.16. "Know your customer" Checks.

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement or the Loan Documents.

SECTION 10.17. No Fiduciary Relationship.

Except as provided in Section 10.12, no Agent shall have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in this Agreement or any Loan Document shall constitute a partnership between any two or more Lenders or between either Agent and any other person.

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.1.   Waivers, Amendments, etc.

The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided that no such amendment, modification or waiver which would:

(a)	modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

(b)	modify this Section 11.1 or change the definition of "Required Lenders" shall be made without the consent of each Lender;

(c)	increase the Commitment of any Lender shall be made without the consent of such Lender;

(d)	reduce any fees described in Article III payable to any Lender shall be made without the consent of such Lender;

(e)	extend the Commitment Termination Date of any Lender shall be made without the consent of such Lender;

(f)
extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on the Loan (or reduce the principal amount of or rate of interest on the Loan) owed to any Lender shall be made without the consent of such Lender; or

(g)	affect adversely the interests, rights or obligations of the Facility Agent in its capacity as such shall be made without consent of the Facility Agent.

No failure or delay on the part of the Facility Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by any the Facility Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The Lenders hereby agree, at any time and from time to time that the Nordea Agreement or the Bank of Nova Scotia Agreement is amended or refinanced, to negotiate in good faith to amend this Agreement to conform any representations, warranties, covenants or events of default in this Agreement to the amendments made to any substantively comparable provisions in the Nordea Agreement or the Bank of Nova Scotia Agreement or any refinancing thereof.

SECTION 11.2. Notices.

(a)
All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile or by electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or electronic mail address set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address, or facsimile number as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted provided it is received in legible form; any notice, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient.

(b)
So long as KfW IPEX is the Facility Agent, the Borrower may provide to the Facility Agent all information, documents and other materials that it furnishes to the Facility Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any advance or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Facility Agent at claudia.wenzel@kfw.de (or such other email address notified by the

Facility Agent to the Borrower); provided that any Communication requested pursuant to Section 7.1.1(h) shall be in a format acceptable to the Borrower and the Facility Agent.

(c)
The Borrower agrees that the Facility Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lenders by posting such notices, at the option of the Borrower, on Intralinks or any similar such platform (the "Platform") acceptable to the Borrower.  Although the primary web portal is secured with a dual firewall and a User ID/Password Authorisation System and the Platform is secured through a single user per deal authorisation method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Facility Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Facility Agent or any of its Affiliates in connection with the Platform.

(d)
The Facility Agent agrees that the receipt of Communications by the Facility Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Facility Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

SECTION 11.3. Payment of Costs and Expenses.

The Borrower agrees to pay on demand all reasonable expenses of the Facility Agent and KfW (including the reasonable fees and out-of-pocket expenses of counsel to the Facility Agent, and of local counsel, if any, who may be retained by counsel to the Facility Agent and, in the case of KfW, counsel retained by KfW with the Borrower's prior approval in connection with the initial syndication of the Loan) in connection with the initial syndication of the Loan and any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated.  In addition, the Borrower agrees to pay (i) reasonable fees and out of pocket expenses of counsel to the Facility Agent and (if and to the extent that KfW uses the same counsel as that of the Facility Agent) of counsel to KfW in connection with the funding under this Agreement.  The Borrower further agrees to pay, and to save the Facility Agent and the Lenders harmless from all liability for, any stamp, recording, documentary or other similar taxes arising from the execution, delivery or enforcement of this Agreement or the borrowing hereunder or any other Loan Documents.  The Borrower also agrees to reimburse the Facility Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by the Facility Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations. For the purposes of this Section 11.3, references to "KfW" shall mean KfW only in its capacity as set out in sub-clauses (a) and (b) of the definition of "KfW".

SECTION 11.4. Indemnification.

In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Facility Agent, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the "Indemnified Parties") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defence in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loans (collectively, the "Indemnified Liabilities"), except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or wilful misconduct  or  the material breach by such Indemnified Party of its obligations under this Agreement or any other Loan Document and which breach is not attributable to the Borrower's own breach of the terms of this Agreement or any other Loan Document or (ii) relates to a FATCA Deduction required to be made by a party to this Agreement.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto.  Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower's prior consent, (c) shall cooperate fully in the Borrower's defence of any such action, suit or other claim (provided that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower's request, permit the Borrower to assume control of the defence of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defence of such claim, (iii) the Borrower  shall consult in good faith with  the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defence of such claim, (iv) the Borrower shall conduct the defence of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower's expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed).  Notwithstanding the Borrower's election to assume the defence of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party and the Indemnified Party shall have concluded that there may be legal defences available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defences (in which case the Borrower shall not have the right to assume the defence of such action on the Indemnified Party's behalf), (iii) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the Borrower authorises the Indemnified Party to employ separate counsel at the Borrower's expense.  The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or wilful misconduct.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 11.5. Survival.

The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 11.3 and 11.4 and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations.  The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 11.6. Severability; Independence of Obligations.

Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

The Borrower agrees that the Borrower's obligations under this Agreement (including its obligation to repay the Loan) (a) are independent of the Construction Contract and (b) will not be invalidated, suspended or limited in any way by any termination, rescission, cancellation, invalidation, non-performance or non-completion of the Construction Contract or any other contract, agreement or arrangement relating thereto (other than the Loan Documents) or any dispute or claim between the Borrower and/or the Builder and/or any suppliers and/or any other third parties under or in connection with the Construction Contract, or any defence thereto, or any insolvency proceedings relating to the Builder or any other Person.

SECTION 11.7. Headings.

The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8. Execution in Counterparts.

This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 11.9.  Third Party Rights.

Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.

SECTION 11.10. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a)
except to the extent permitted under Section 7.2.6, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Facility Agent and each Lender; and

(b)	the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

SECTION 11.11. Sale and Transfer of the Loan; Participations in the Loan.

Each Lender may assign its Percentage or portion of the Loan to one or more other Persons (a "New Lender"), or sell participations in its Percentage or portion of the Loan to one or more other Persons; provided that, in the case of assignments, such New Lender enters into a CIRR Agreement; and provided further that, in the case of assignments, such Lender shall use commercially reasonable efforts to assign only to a New Lender that has agreed to enter into an Option A Refinancing Agreement.

                SECTION 11.11.1. Assignments

(i) KfW IPEX, as Lender, (A)(1) with the written consent of the Borrower (which consent shall not be unreasonably delayed or withheld but which consent shall be deemed to have been given in the absence of a written notice delivered by the Borrower to KfW IPEX, on or before the fifth Business Day after receipt by the Borrower of KfW IPEX's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, such part of its share of the aggregate principal amount of the Loan or the total aggregate Commitments as does not reduce its share below 50% of the total Loan or total Commitments and (2) after having assigned or transferred, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, such part of its share of the aggregate principal amount of the Loan or total aggregate Commitments so as to reduce its said share to 50% of the total Loan or total Commitments (pursuant to the foregoing clause (1) and/or Section 11.11.2), with the written consent of the Borrower (which consent may be withheld at the discretion of the Borrower) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions all or any fraction of KfW IPEX's remaining portion of the Loan or remaining Commitment,  (B) with notice to the Borrower and, notwithstanding the following clause (ii), without the consent of the Borrower, may assign or transfer at any time to KfW and (C) in connection with the primary syndication of the Loan, at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions identified by the Borrower in consultation with KfW IPEX that fraction of KfW IPEX's Loan or Commitment that it is directed by the Borrower to assign or transfer.

(ii) Any Lender (other than KfW IPEX) with the written consents of the Borrower and the Facility Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Facility Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions all or any fraction of such Lender's Loan; provided that (A) any Affiliate of KfW IPEX shall be subject to the provisions of Section 11.11.1(i) and 11.11.2(f) as if such Affiliate were KfW IPEX and (B) in the case of any other assignee or transferee,  such other assignee or transferee shall (1) be reasonably acceptable to the Facility Agent, (2) meet the criteria set out in Section 2.2 of the Terms and Conditions and (3) in the case of a replacement of an Option A Lender, be reasonably acceptable to KfW.

(iii) Any Lender, with notice to the Borrower and the Facility Agent, and, notwithstanding the foregoing clauses (i) and (ii), without the consent of the Borrower, or the Facility Agent may assign or transfer (A) following the Disbursement Date, to any of its Affiliates or (B) following the occurrence and during the continuance of an Event of Default under Sections 8.1.1, 8.1.4(a) or 8.1.5, to any other Person, in either case, all or any fraction of such Lender's portion of the Loan but on the basis that,  in the case of clause (A) and clause (B), any assignee or transferee shall (1) be reasonably acceptable to the Facility Agent, (2) meet the criteria set out in Section 2.2 of the Terms and Conditions and (3) in the case of a replacement of an Option A Lender, be reasonably acceptable to KfW.

(iv) Any Lender may (notwithstanding the foregoing clauses, and without notice to, or consent from, the Borrower or the Facility Agent) assign or charge all or any fraction of its portion of the Loan to (i) any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank all or any fraction of such Lender's portion of the Loan or (ii) to KfW as collateral security pursuant to the terms of any Option A Refinancing Agreement entered into by such Lender.

(v) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement unless it has given prior written notification of the transfer to Hermes and (if it is then funded by KfW) KfW and has obtained a prior written consent from Hermes and (if it is then funded by KfW) KfW.

(vi) Nothing in this Section 11.11.1 shall prejudice the right of the Lender to assign its rights under this Agreement to Hermes, if such assignment is required to be made by that Lender to Hermes in accordance with the Hermes Insurance Policy.

Each Person described in the foregoing clauses as being the Person to whom such assignment or transfer is to be made, is hereinafter referred to as an "Assignee Lender".  Assignments in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender's portion of the Loan and Commitment) (which assignment or transfer shall be of a constant, and not a varying, percentage of such Lender's portion of the Loan) are permitted; provided that the Borrower and the Facility Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned or transferred to an Assignee Lender until:

(a)
written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Facility Agent by such Lender and such Assignee Lender;

(b)
such Assignee Lender shall have executed and delivered to the Borrower and the Facility Agent a Lender Assignment Agreement, accepted by the Facility Agent and, if the applicable portion of the Loan is a Fixed Rate Loan, any other agreements required by the Facility Agent or the KfW in connection therewith; and

(c)	the processing fees described below shall have been paid.

From and after the date that the Facility Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned or transferred to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned or transferred by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment.  Except to the extent resulting from a subsequent change in law, in no event shall the Borrower be required to pay to any Assignee Lender any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no such assignment been made.  Such assignor Lender or such Assignee Lender must also pay a processing fee to the Facility Agent upon delivery of any Lender Assignment Agreement in the amount of $2,000 (and shall also reimburse the Facility Agent and the KfW for any reasonable out-of-pocket costs, including reasonable attorneys' fees and expenses, incurred in connection with the assignment).

                SECTION 11.11.2. Participations.

Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a "Participant") participating interests in its Loan; provided that:

(a)	no participation contemplated in this Section 11.11.2 shall relieve such Lender from its obligations hereunder;

(b)	such Lender shall remain solely responsible for the performance of its obligations hereunder;

(c)
the Borrower and the Facility Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

(d)
no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clauses (b) through (f) of Section 11.1;

(e)
the Borrower shall not be required to pay any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no participating interest been sold; and

(f)
each Lender that sells a participation under this Section 11.11.2 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each of the Participant's interest in that Lender's portion of the Loan, Commitments or other interests hereunder (the "Participant Register").  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder.

(g)	KfW IPEX may not sell participating interests pursuant to this Section 11.11.2 that, when taken together with Loans and/or Commitments sold by KfW IPEX pursuant to Section 11.11.1, result in KfW IPEX's share of the aggregate principal amount of the Loan and/or the aggregate Commitments being less than 50% of the total Loan or total Commitments, without the written consent of the Borrower (which consent shall not be required following the occurrence and during the continuance of an Event of Default or a Prepayment Event).

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and clause (e) of 7.1.1, shall be considered a Lender.

                SECTION 11.11.3. Register.

The Facility Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Lender Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Loan owing to, each Lender from time to time (the "Register").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.12. Other Transactions.

Nothing contained herein shall preclude the Facility Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.13. Hermes Insurance Policy.

                SECTION 11.13.1. Terms of Hermes Insurance Policy

(a)	The Hermes Insurance Policy will cover 95% of the Loan.

(b)	The Hermes Fee will equal 2.37% of the aggregate principal amount of the Loan as at the Delivery Date.

(c)
The parties have entered into this Agreement on the basis that the Hermes Insurance Policy shall contain the following terms and should such terms not be included within the Hermes Insurance Policy, then the Borrower may cancel the Commitment(s):

(i)
25% of the Hermes Fee as in effect on the date of issuance of the Hermes Insurance Policy ("First Fee") will be payable to the Hermes Agent or Hermes in Dollars within two (2) Business Days of receipt by the Borrower of demand from the Hermes Agent following the later to occur of (i) the issue of the Hermes Insurance Policy and (ii) the Effective Date;

(ii)	the balance of the Hermes Fee (being the amount thereof under paragraph (b) above less the First Fee) ("Second Fee") will be payable in Dollars to the Hermes Agent or Hermes on the Delivery Date ;

(iii)
if the Commitments are cancelled in full by the Borrower or the Lenders on or prior to the Delivery Date (including, for the avoidance of doubt, subsequent to disbursement of the Loan and prepayment thereof by the Borrower under Section 3.7), Hermes shall be required to reimburse the Hermes Agent the amount of the First Fee less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR 2,500);

(iv)
if the Commitments are cancelled in part by the Borrower on or prior to the Delivery Date (including, for the avoidance of doubt, subsequent to disbursement of the Loan and prepayment thereof by the Borrower under Section 3.7), Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the First Fee, based on the proportion of the aggregate Commitments prior to such cancellation to the aggregate Commitments after giving effect to such cancellation, less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding  EUR 2,500); and

(v)
if, after the Delivery  Date, the Borrower prepays all or part of the Loan in accordance with this Agreement, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the unexpired portion of the Hermes Fee, having regard to the amount of the prepayment and the remaining term of the Loan less the sum of (x) a break funding fee equal to 20% of the unexpired portion of the Hermes Fee and (y) an administration fee (such fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR 2,500).

                SECTION 11.13.2. Obligations of the Borrower.

(a)
Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay (a) the First Fee to the Hermes Agent in accordance with section 11.13.1(c)(i) and (b) the Second Fee to the Hermes Agent on the Delivery Date.  In each case, if received by the Hermes Agent, the Hermes Agent shall pay such amount to Hermes.

(b)
Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay to the Hermes Agent an issue fee of EUR 12,500 for the issue of the Hermes Insurance Policy at the same time that the First Fee is payable.

                SECTION 11.13.3. Obligations of the Hermes Agent and the Lenders.

(a)
Promptly upon receipt of the Hermes Insurance Policy from Hermes, the Hermes Agent shall (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) send a copy thereof to the Borrower.

(b)
The Hermes Agent shall perform such acts or provide such information which are, acting reasonably, within its power so to perform or so to provide, as required by Hermes under the Hermes Insurance Policy and as are necessary to ensure that the Lenders obtain the support of Hermes pursuant to the Hermes Insurance Policy.

(c)	The Hermes Agent shall (in the circumstances described in Section 11.13.1(c)(iii), (iv) or (v)):

(i)
make written requests to Hermes seeking a reimbursement of the Hermes Fee promptly after the relevant cancellation or prepayment and (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) provide a copy of the request to the Borrower;

(ii)	use its reasonable endeavours to maximise the amount of any reimbursement of the Hermes Fee to which the Hermes Agent is entitled;

(iii)	pay to the Borrower the full amount of any reimbursement of the Hermes Fee that the Hermes Agent receives from Hermes within two (2) Business Days of receipt with same day value; and

(iv)
 relay the good faith concerns of the Borrower to Hermes regarding the amount it is required to pay to Hermes or the amount of any reimbursement to which the Hermes Agent is entitled, it being agreed that the Hermes Agent's obligation shall be no greater than simply to pass on to Hermes the Borrower's concerns.

(d)
Each Lender will co-operate with the Hermes Agent, the Facility Agent and each other Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the Hermes Insurance Policy and each CIRR Agreement continue in full force and effect and shall indemnify and hold harmless each other Lender in the event that the Hermes Insurance Policy or such CIRR Agreement (as the case may be) does not continue in full force and effect due to its gross negligence or wilful default.

SECTION 11.14. Law and Jurisdiction

                SECTION 11.14.1. Governing Law.

This Agreement and any non-contractual obligations arising out of or in respect of this Agreement shall in all respects be governed by and interpreted in accordance with English law.

                SECTION 11.14.2. Jurisdiction.

For the exclusive benefit of the Facility Agent and the Lenders, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.  The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Section, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.

                SECTION 11.14.3. Alternative Jurisdiction.

Nothing contained in this Section shall limit the right of the Facility Agent or the Lenders to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

                SECTION 11.14.4. Service of Process.

Without prejudice to the right of the Facility Agent or the Lenders to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 2, Aviator Park, Station Road, Addlestone, Surrey KT15 2PG, Attention: General Counsel, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9:00 am on the third Business Day after posting by prepaid first class registered post.

SECTION 11.15. Confidentiality.

Each of the Facility Agent and the Lenders agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Borrower or any Subsidiary of the Borrower, or by the Facility Agent on the Borrower's or such Subsidiary's behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by it or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Affiliates; provided, however, that it may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which the Facility Agent, any Lender or any of their respective Affiliates is subject or in connection with an examination of the Facility Agent, such Lender or any of their respective Affiliates by any such authority or body, including without limitation the Federal Republic of Germany; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Facility Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Facility Agent or such Lender's independent auditors, counsel, and any other professional advisors of the Facility Agent or such Lender who are advised of the confidentiality of such information; (G) to any participant or assignee, provided that such Person agrees to keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; (H) as to the Facility Agent, any Lender or their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with the Facility Agent, such Lender or such Affiliate; (I) to its Affiliates and its Affiliates' directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; and (J) to any other party to the Agreement.  Each of the Facility Agent and the Lenders shall be responsible for any breach of this Section 11.15 by any of its Affiliates or any of its or its Affiliates' directors, officers, employees, professional advisors and agents.

SECTION 11.16. CIRR requirements.

(ix) The Borrower acknowledges that:

(a)
the government of the Federal Republic of Germany, the Federal Audit Court or any authorised representatives specified by these bodies shall be authorised at any time to inspect and make or demand copies of the records, accounts, documents and other deeds of any or all of the Lenders relating to this Agreement;

(b)	in the course of its activity as the Facility Agent, the Facility Agent may:

(i)	provide the government of the Federal Republic of Germany with information concerning the transactions to be handled by it under this Agreement; and

(ii)
disclose information concerning the subsidised transaction contemplated by this Agreement in the context of internationally agreed consultation/notification proceedings and statutory specifications, including information received from the Lenders relating to this Agreement; and

(c)	the Facility Agent and (to the extent the Lenders have entered into an Option A Refinancing Agreement with KfW) the Lenders are entitled to disclose to KfW:

(i)	circumstances pertaining to the Loan, proper repayment and collateralisation;

(ii)	extraordinary events which may jeopardise the proper servicing of the Loan;

(iii)	any information required by KfW with respect to the proper use of any refinancing funds granted to the respective Lender in respect of the Loan; and

(iv)	the Loan Documents;

provided that KfW agrees to keep such information confidential to the same extent required of Lenders pursuant to Section 11.15.

SECTION 11.17. Mitigation.

(a)
If the provisions of Section 3.2(c), 3.2(d) or 9.1.11 apply (and having regard to clause (b) below), the Facility Agent, the Borrower and the Lenders (or, in the case of Section 3.2(c) or 3.2(d), any affected Lender) shall discuss in good faith (but without obligation) for a period (the "Mitigation Period") of not less than 30 days (and which in the case of Section 3.2(d) shall commence on the first day of the 50-day period referred to in that Section and, in the case of Section 9.1.11, shall run concurrently with the 30 day period referred to in that Section) after (x) the date on which the Illegality Notice is given or (y) the date of Section 9.1.11 becomes applicable, as the case may be:

(i)
in the case of Section 3.2(c) or 3.2(d), what steps may be open to the relevant Lender to mitigate or remove such circumstances (including, without limitation, the possibility of assigning the Lender’s Commitment to an Affiliate or another Lending Office); and

(ii)
in the case of Section 9.1.11, the circumstances in which Section 9.1.11 has become applicable and whether there are any steps or actions which can be taken to remove the effect of Section 9.1.11 and/or reinstate the Hermes Insurance Policy.

If the provisions of Section 3.2(d) apply, if requested by the Borrower, the affected Lender shall, without limiting such Lender's obligation to enter into discussions as set forth above in this Section 11.17(a), use commercially reasonable efforts to transfer its portion of the Loan to one or more third parties at par during the Mitigation Period in the manner contemplated by Section 3.2(d).

(b)
To the extent required by or considered necessary by any Party, the Lenders (and, in the case of Section 3.2(c) or 3.2(d), any affected Lender) shall use commercially reasonable efforts to include Hermes in all foregoing discussions.

(c)
If an Illegality Notice shall be given by any Lender during the period falling 20 days prior to the anticipated Delivery Date, the affected Lender will use all reasonable efforts to accelerate the mitigation steps of the type described or to be discussed pursuant to this Section to try and enable the Commitment of such Lender to still be available for drawing by the Borrower two (2) Business Days prior to the Delivery Date in the manner contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Hull No. S-713 Credit Agreement to be executed by their respective officers thereunto duly authorised as of the day and year first above written.

ROYAL CARIBBEAN CRUISES LTD.

By: /s/ Antje M. Gibson
Name:	Antje M. Gibson
Title:	VP & Treasurer

Address: 1050 Caribbean Way
Miami, Florida 33132
Facsimile No.: (305) 539-6400
Email:	agibson@rccl.com
bstein@rccl.com
Attention: Vice President, Treasurer
With a copy to: General Counsel

Signature Page to Credit Agreement

KFW IPEX-BANK GMBH, as Hermes Agent,
Facility Agent and Lender

Commitment

100% of the US Dollar	By: /s/ Claudia Wenzel
Maximum Loan	Name:	Claudia Wenzel
Amount	Title:	Vice President

By: /s/ Markus Lutz
	Name:	Markus Lutz
	Title:	Vice President

Address: Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Germany
Facsimile No.: +49 (69) 7431 3768
Email: claudia.wenzel@kfw.de
Attention: Maritime Industries
With a copy to: Credit Operations
Facsimile No.: +49 (69) 7431 2944

Signature Page to Credit Agreement

EXHIBIT A
Form of Loan Request

EXHIBIT A

FORM OF LOAN REQUEST

KfW IPEX-Bank GmbH, as Facility Agent
Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Federal Republic of Germany

Attention:	[Name]
[Title]

HULL NO. S-713 – NOTICE OF DRAWDOWN

Gentlemen and Ladies:

This Loan Request is delivered to you pursuant to Section 2.5 of the Hull No. S- 713 Credit Agreement, dated as of November [ ], 2015 (together with all amendments, if any, from time to time made thereto, the “Agreement”), among Royal Caribbean Cruises Ltd. (the “Borrower”), the various other financial institutions from time to time party thereto as Lenders, KfW IPEX-Bank GmbH as Facility Agent (in such capacity, the “Facility Agent”), and as Hermes Agent, and KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Agreement.

The Borrower hereby requests that the Loan be made in the principal amount of US$[] on , 20   , which amount does not exceed the US Dollar Maximum Loan Amount.  The said Dollar amount requested for the Loan is (A) to the extent of the amount of US$[ ], equal to the US Dollar Equivalent of the amount of EUR [], being 80% of the Contract Price (including the portion thereof relating to the Buyer’s Allowance) and (B) to the extent of the amount of US$ [], equal to 100% of the Hermes Fee.

The Borrower has previously sent to your attention (i) true and complete copies of the counterparty confirmations evidencing the rates of exchange making up the US Dollar Equivalent under (A) in the preceding paragraph (excluding the portion therof related to the Buyer’s Allowance) and (ii) the invoice from the Borrower to the Builder in respect of the Buyer’s Allowance showing the USD/EUR exchange rate used for determining the EUR amount of the Buyer’s Allowance.

Please wire transfer the proceeds of the Loan as follows:

Amount to be Transferred	Settlement Instructions

The Borrower hereby acknowledges that, pursuant to Section 5.1.5 of the Agreement, each of the delivery of this Loan Request and the acceptance by the Borrower of the proceeds of the borrowing requested hereby constitute a representation and warranty by the Borrower that, on the date of such borrowing (before and after giving effect thereto and to the application of the proceeds therefrom), all statements set forth in Article VI of the Agreement (excluding, however, those set forth in Section 6.10) are true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made.

The Borrower agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Facility Agent. Except to the extent, if any, that prior to the time of the borrowing requested hereby the Facility Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such borrowing as if then made.

The Borrower has caused this Loan Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ____ day of __________, 20__ .

Royal Caribbean Cruises Ltd.

By: ____________________________
Name:
Title:

EXHIBIT B-1
Form of Opinion of Liberian Counsel to Borrower

To the Lenders party to the Credit Agreement referred to below and to KfW IPEX-Bank GmbH as Facility Agent

Our reference: 01474.50061/80400259v2

[●]

Royal Caribbean Cruises Ltd.

Dear Sirs:

We have acted as legal counsel on matters of Liberian law to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), in connection with a Hull No S-713 Credit Agreement dated as of _____________, 2015 (the “Credit Agreement”) and made between (1) the Borrower, (2) the Lenders (as defined therein) as several lenders, (3) KfW IPEX-Bank GmbH as Facility Agent and Hermes Agent, and (4) KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger, in respect of a loan facility in an amount not to exceed the US Dollar Equivalent of €[●].

This opinion is furnished to the addressees pursuant to Clause 5.1.2(a) of the Credit Agreement.  Terms defined in the Credit Agreement shall have the same meaning when used herein.

In rendering this opinion we have examined an executed copy of each of the following documents (collectively, the “Documents”):

A.	The Credit Agreement; and

B.	An Account Pledge Agreement dated ____________ (the “Account Pledge Agreement”) made between the Borrower, the Facility Agent and the Lenders respecting the Pledged Accounts described therein.

We have also examined originals or photostatic copies or certified copies of all such agreements and other instruments, certificates by public officials and certificates of officers of the Borrower as are relevant and necessary and relevant corporate authorities of the Borrower.  We have assumed with your approval, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies, the power, authority and legal right of the parties to the Documents other than the Borrower to enter into and perform their respective obligations under the Documents, and the due authorization of the execution of the Documents by all parties thereto other than the Borrower.  We have also assumed that (i) the Borrower does not have its management and control in Liberia, or undertake any business activity in Liberia, and (ii) less than a majority of the direct or indirect shareholders of the Borrower by vote or value are resident in Liberia.  We have further assumed the validity and enforceability of the Documents under all applicable laws other than the law of the Republic of Liberia.

As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of public officials and of officers or representatives of the Borrower.

We are attorneys admitted to practice in the State of New York and do not purport to be experts in the laws of any other jurisdiction.  Insofar as our opinion relates to the law of the Republic of Liberia, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Act of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised of 1976, effective January 3, 1977 as amended) (the “Business Corporation Act”), the Liberian Maritime Law (Title 21 of the Liberian Code of Laws of 1956 as amended), the Revenue Code of Liberia (2000) as amended by the Consolidated Tax Amendments Act of 2011, and the Liberian Commercial Code of 2010, made available to us by Liberian Corporation Services, Inc. and the Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws in the United States.  In rendering our opinion as to the valid existence in good standing of the Borrower, we have relied on a Certificate of Goodstanding issued by order of the Minister of Foreign Affairs of the Republic of Liberia on [●].

This opinion is limited to the law of the Republic of Liberia.  We express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that:

1.	The Borrower is a corporation duly incorporated, validly existing under the Business Corporation Act and in good standing under the law of the Republic of Liberia;

2.	The Borrower has full right, power and authority to enter into, execute and deliver the Documents and to perform each and all of its obligations under the Documents;

3.	Each of the Documents has been executed and delivered by a duly authorized signatory of the Borrower;

4.	Each of the Documents constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms;

5.
Neither the execution nor delivery of either of the Documents, nor the transactions contemplated therein, nor compliance with the terms and conditions thereof, will contravene any provisions of Liberian law or violate any provisions of the Articles of Incorporation (inclusive of any articles of amendment thereto) or the Bylaws of the Borrower;

6.
No consent or approval of, or exemption by, any Liberian governmental or public bodies and authorities are required in connection with the execution and delivery by the Borrower of either of the Documents;

7.
It is not necessary to file, record or register either of the Documents or any instrument relating thereto or effect any other official action in any public office or elsewhere in the Republic of Liberia to render any such document enforceable against the Borrower;

8.
Assuming neither of the Documents has been executed in the Republic of Liberia, no stamp or registration or similar taxes or charges are payable in the Republic of Liberia in respect of either of the Documents or the enforcement thereof in the courts of Liberia other than customary court fees payable in litigation in the courts of Liberia;

9.
The Borrower is not required or entitled under any existing applicable law or regulation of the Republic of Liberia to make any withholding or deduction in respect of any tax or otherwise from any payment which it is or may be required to make under either of the Documents;

10.
Assuming that the shares of the Borrower are not owned, directly or indirectly, by the Republic of Liberia or any other sovereign under Liberian law, neither the Borrower nor the property or assets of the Borrower is immune from the institution of legal proceedings or the obtaining or execution of a judgment in the Republic of Liberia;

11.
Under Liberian law the choice by the Borrower of English law to govern the Credit Agreement is a valid choice of law and the irrevocable submission thereunder by the Borrower to the jurisdiction of the courts of England is a valid submission to such courts;  and

11.
Under Liberian law the choice by the Borrower of law of the Federal Republic of Germany to govern the Account Pledge Agreement is a valid choice of law and the submission thereunder by the Borrower to the jurisdiction of Frankfurt am Main, Germany is a valid submission to such jurisdiction.

We qualify our opinion to the extent that (i) the enforceability of the rights and remedies provided for in the Documents (a) may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors’ rights and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or similar principles, and (ii) while there is nothing in the law of the Republic of Liberia that prohibits a Liberian corporation from submitting to the jurisdiction of a forum other than the Republic of Liberia, the enforceability of such submission to jurisdiction provisions is not dependent upon Liberian law and such provisions may not be enforceable under the law of a particular jurisdiction.

A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement.  Any such Lender may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such Lender on the date hereof.

This opinion may not be disclosed to any person other than:  (a) those Persons (such as auditors or regulatory authorities) who, in the ordinary course of business of the Facility Agent and the Lenders, have access to their papers and records or are entitled by law to see them, and (b) those Persons who are considering becoming Lenders, and on the basis that those Persons will make no further disclosure.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you or any other Lender who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.  Accordingly, any Lender relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

Very truly yours,

Watson Farley & Williams LLP

EXHIBIT B-2
Form of Opinion of English Counsel to Facility Agent and Lenders

NORTON ROSE FULBRIGHT

[●]	Norton Rose Fulbright LLP
3 More London Riverside
London SE1 2AQ
United Kingdom

Tel +44 20 7283 6000
To the Lenders party to the Credit Agreement referred to below and to KfW IPEX-Bank GmbH as Agent	Fax +44 20 7283 6500
DX 85 London
nortonrosefulbright.com
KfW IPEX-Bank GmbH
Palmengartenstrasse 5-9	Direct line
60325 Frankfurt am Main	+44 20 7444 3436
Germany
Email
Simon.Hartley@nortonrosefulbright.com

	Your reference	Our reference
SRH/LN87935

Dear Sirs

Project Quantum V

In accordance with section 5.1.2(b) of the Credit Agreement (as hereinafter defined), please find enclosed our opinion in relation to the English law documents involved in this transaction.

Yours sincerely

Norton Rose Fulbright LLP

1	Background

1.1
This opinion is given at the request of our client KfW IPEX-Bank GmbH (the Agent) in relation to the English law aspects of a loan transaction (the Transaction) by which certain banks party thereto as lenders (the Lenders) have made available a credit facility of up to EUR€[],000,000 to Royal Caribbean Cruises Ltd. as borrower (the Company) pursuant to a Credit Agreement (as defined in Schedule 1).

1.2	We have acted as English legal advisers to the Agent and the Lenders in relation to the Transaction.

1.3	We have examined the copy documents relating to the Transaction governed by English law described in Schedule 1 (the English Documents).

1.4	For the purpose of giving this opinion, we have examined no other documents and have undertaken no other enquiries.

1.5	Our opinions are given in part 2. Part 3 explains their scope, part 4 describes the assumptions on which they are made and part 5 contains the qualifications to which they are subject.

2

2	Opinions

Based on, and subject to, the other provisions of this opinion, we are of the following opinions:

Effect of the English Documents

2.1	The obligations which the Company is expressed to assume in each English Document to which it is a party constitute its legal, valid, binding and enforceable obligations.

2.2	The effectiveness or admissibility in evidence of the English Documents is not dependent on:

(a)	any registrations, filings, notarisations or similar actions; or

(b)	any consents, authorisations, licences or approvals of general application from governmental, judicial or public bodies.

Stamp duty on the English Documents

2.3	No stamp, registration or similar duty or tax is payable in respect of the creation of any English Document.

Choice of law and jurisdiction

2.4	The choice of English law to govern the English Documents and any non-contractual obligations connected to the English Documents is effective.

2.5	The agreement by the Company in an English Document that the English courts have jurisdiction in respect of that document or any non-contractual obligations connected to that document is effective.

3

3	Scope

3.1	This opinion and any non-contractual obligations connected with it are governed by English law and are subject to the exclusive jurisdiction of the English courts.

3.2	This opinion is given only in relation to English law as it is understood at the date of this opinion. We have no duty to keep you informed of subsequent developments which might affect this opinion.

3.3	If a question arises in relation to a cross-border transaction, it may not be the English courts which decide that question and English law may not be used to settle it.

3.4
We express no opinion on, and have taken no account of, the laws of any jurisdiction other than England. In particular, we express no opinion on the effect of documents governed by laws other than English law.

3.5	We express no opinion on matters of fact.

3.6
Our opinion is limited to the matters expressly stated in part 2, and it is not to be extended by implication. In particular, we express no opinion on the accuracy of the assumptions contained in part 4. Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be impliedly restricted by it. Paragraph headings are to be ignored when construing this opinion.

3.7
Our opinion is given solely for the benefit of the Agent and the Lenders from time to time (as that expression is defined in the Credit Agreement) acting through the Agent. It may not be relied on by any other person.

3.8	This opinion may not be disclosed to any person other than:

(a)
those persons (such as auditors or regulatory authorities) who, in the ordinary course of business of the Agent and the Lenders, have access to their papers and records or are entitled by law to see them; and

(b)	those persons who are considering becoming Lenders,

and on the basis that those persons will make no further disclosure.

4

4	Assumptions

This opinion is based on the following assumptions:

Effect of the English Documents

4.1	Each person which is expressed to be party to the English Documents:

(a)	is duly incorporated and is validly existing;

(b)	is not the subject of any insolvency proceedings (which includes those relating to bankruptcy, liquidation, administration, administrative receivership and reorganisation) in any jurisdiction;

(c)	has the capacity to execute each English Document to which it is expressed to be a party and to perform the obligations it is expressed to assume under it;

(d)	has taken all necessary corporate action to authorise it to execute each English Document to which it is expressed to be a party and to perform the obligations it is expressed to assume under it; and

(e)	has duly executed each English Document to which it is expressed to be a party.

4.2	The English Documents have been or will be executed in the form provided to us. There has been no variation, waiver or discharge of any of the provisions of the English Documents.

4.3
None of the English Documents is (wholly or in part) void, voidable, unenforceable, ineffective or otherwise capable of being affected as a result of any vitiating matter (such as mistake, misrepresentation, duress, undue influence, fraud, breach of directors’ duties, illegality or public policy) that is not clear from the terms of the English Documents.

4.4	The Company is solvent both on a balance sheet and on a cash-flow basis, and will remain so immediately after the Transaction has been completed.

Other facts

4.5	There are no other facts relevant to this opinion that do not appear from the documents referred to in part 1.

Other laws

4.6	No law of any jurisdiction other than England has any bearing on the opinion contained in part 2

5

5	Qualifications

This opinion is subject to the following qualifications:

Contractual matters

5.1	The enforcement of contractual obligations is subject to the general principles of contractual liability, in particular the matters described in the following paragraphs.

5.2
Apart from claims for the payment of debts (including the repayment of loans), contractual obligations are normally enforced by an award of damages for the loss suffered as a result of a breach of contract; and recoverable loss is restricted by principles such as causation, remoteness and mitigation. The specific performance of contractual obligations is a discretionary remedy and is only available in limited circumstances.

5.3	Contractual obligations can be discharged by matters such as breach of contract or frustration. Claims may become time-barred or may be subject to defences such as set-off or estoppel.

5.4
The interpretation of the meaning and legal effect of any particular provision of a contract is a matter of judgment, which will ultimately be determined by the relevant tribunal. In addition, a document may be capable of being rectified if it does not express the common intention of the parties.

5.5
English law has traditionally been protective of guarantors and has developed a number of defences for them. Although guarantees generally purport to exclude many of these defences, a guarantee, and any third party security generally, will be construed in favour of the guarantor or grantor of security where possible.

5.6
A clause in a contract which excludes or limits an obligation of one of the parties or the liability for breach of that obligation will be construed restrictively, against the person who wishes to rely on it. In addition, a contractual provision which excludes the liability of a trustee (including a security trustee) may not be enforceable in all circumstances.

5.7	If a provision of a contract is particularly one-sided it is more likely to be construed against the party who wishes to rely on it.

5.8	A provision of a contract may be ineffective if it is incomplete or uncertain or provides for a matter to be determined by future agreement.

5.9	A provision of a contract which provides for the conclusive certification or determination of a matter by one party may not prevent judicial inquiry into the merits of the claim.

5.10
A provision for the payment of a sum in the event of a breach of contract is unenforceable if it is construed as a penalty rather than a genuine pre-estimate of the loss likely to be suffered as a result of the breach and, if that sum has been paid, it may be repayable in whole or in part.

5.11	A contractual provision for the forfeiture of a proprietary or possessory interest, such as the rights of a lessee under a chattel lease, may be overridden.

5.12	An undertaking to assume liability for stamp duty or similar taxes may be ineffective.

5.13
As a general principle, an authority or power of attorney can be revoked at any time, and will be revoked if the donor enters into insolvency proceedings. This is so even if the authority or power is expressed to be irrevocable and the revocation is therefore made in breach of contract. The main exception to this principle is where the authority or power is granted as part of a security arrangement.

5.14	A provision of a contract which purports to exclude the effect of prior or subsequent agreements, representations or waivers may be ineffective.

6

5.15	A provision of a contract which provides what will happen in the event of an illegality (including a provision for severance of part of the contract) may not be enforceable.

5.16	An indemnity in respect of criminal liability may not be enforceable.

5.17	An indemnity for the costs of litigation may not be enforceable.

Insolvency

5.18
The parties’ rights are subject to laws affecting creditors’ rights generally, such as those relating to insolvency (which includes bankruptcy, liquidation, administration, administrative receivership and reorganisation). These laws can apply to persons incorporated or resident outside England, as well as to those incorporated or resident in England.

5.19	In particular, on an insolvency:

(a)
contractual and other personal rights will reduce proportionately with all similar rights, and contractual provisions which would conflict with this principle (such as a pro rata sharing clause) are ineffective;

(b)	transactions entered into in the period before the insolvency starts (that period generally being no longer than two years) may be set aside in certain circumstances; and

(c)	the ability of a secured creditor to enforce its security may be subject to limitations, for instance in an administration.

Choice of law and jurisdiction

5.20	The law which governs a contract and any connected non-contractual obligations is not determinative of all issues which arise in connection with that contract. For instance:

(a)	it may not be relevant to the determination of proprietary issues (such as those relating to security);

(b)
rules which are mandatory (which includes public policy rules) in a jurisdiction which is connected with the contract or in the jurisdiction where the issue is decided may be applied regardless of the provisions of the contract; and

(c)	in insolvency proceedings, the law governing those proceedings may override the law governing the contract.

5.21
There are circumstances in which the English courts may, or must, decline jurisdiction or stay proceedings. Additionally, it may not be possible to commence proceedings because of an inability to comply with service of process requirements. These problems are less likely to occur where one or more of the parties is domiciled in the European Union.

5.22
The English courts have a discretion to accept jurisdiction in an appropriate case even though there is an agreement that other courts have (exclusive or non-exclusive) jurisdiction. This is less likely to occur where the other courts are in the European Union.

5.23
The jurisdiction of the English courts in relation to insolvency matters is not dependent on the submission of the parties to the jurisdiction. The precise scope of that jurisdiction depends on the nature of the insolvency procedure in question.

7

Schedule 1

The English Documents

1
A credit agreement dated [●] (the Credit Agreement) made between (1) Royal Caribbean Cruises Ltd. as borrower (the Borrower), (2) KfW IPEX-Bank GmbH (KfW IPEX) as initial mandated lead arranger, facility agent, Hermes agent, original lender and (c) the financial institutions party thereto as lenders from time to time, to provide a term loan to partly finance the construction of Hull no. S-713 at Meyer Werft GmbH & Co. KG.

2	Two fee letters both dated [●] made between (1) KfW IPEX and (2) the Borrower in relation to certain of the fees payable in respect of the Credit Agreement.

8

EXHIBIT B-3
Form of Opinion of German Counsel to Facility Agent and Lenders

Norton Rose Fulbright (Germany) LLP
Bleichenbrucke 10 (Kaufmannshaus)
20354 Hamburg

Tel +49 40 970799-0
Norton Rose Fulbirhgt (Germany) LLP - Bleichenbrucke 10 (Kaufmannshaus) 2034 Hamburg	Fax +49 40 970799-111
nortonrosefulbright.com

KfW IPEX-Bank GmbH
(in its capacity as Facility Agent and Hermes Agent)	From Timo Noftz
Palmengartenstraße 5-9	Tel +49 40 970799 199
60325 Frankfurt am Main	Fax +49 40 970 799 111
Germany	Email timo.noftz@nortonrosefulbright.com
Our ref TNOF/HA02161

[●]

Financing of one (1) passenger cruise vessel with Meyer Werft GmbH & Co. KG’s hull number S-713
(the Vessel)

Dear Sirs

We have acted as German legal counsel of KfW IPEX-Bank GmbH in connection with the above referenced project in respect of a pledge over bank accounts dated [•] and entered into between Royal Caribbean Cruises Ltd., as pledgor (the Pledgor), KfW IPEX-Bank GmbH in its capacity as Facility Agent and KfW IPEX-Bank GmbH in its capacity as Lender as pledgees (the Pledgees) (the Document).

In connection therewith, we have been requested to render a legal opinion in respect of certain issues related to the Document and to address this opinion to you.

1.           Interpretation

1.1	Unless otherwise defined herein or unless the context otherwise requires, capitalised terms defined in the Document shall have the same meanings when used in this opinion.

1.2	Headings and sub-headings in this opinion are for ease of reference only and do not affect the interpretation of this opinion.

1.3
In this opinion as well as in the Document which is in the English language, German legal concepts are expressed and described in the English language rather than in their original German form and such expressions and/or descriptions may not be identical in their meaning to the underlying German law concepts. Accordingly, any issues of interpretation arising in respect of this opinion or the Document which is in the English language will be determined by German courts in accordance with German law and we express no opinion on the interpretation that German courts may give to any such expressions or descriptions.

2           Scope of examination

2.1
In connection with this opinion, we have examined only the Document but not any other document or agreement referred to therein. Accordingly, we express no opinion as to any agreement, instrument or other document other than the Document as specified herein or as to any provision of the Document to the extent it cross-refers to an agreement, instrument or other document.

2.2
In giving this opinion we have relied exclusively upon the Document and have not independently verified its accuracy. This opinion is based upon and confined to the facts at the date hereof and to the law of the Federal Republic of Germany presently in force, as currently applied and construed by the German courts. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws. We have made no investigation of, and this opinion does not address, the laws of any other jurisdiction.

2.3
We have not been responsible for, or assisted in, the investigation or verification of any statements of fact (including statements as to any law other than German law or the reasonableness of any assumption or statement of opinion).

2.4	We express no opinion as to matters of fact or the valuation of assets provided as security nor does this opinion address matters relating to tax.

3           Assumptions

In rendering the opinion set out below we have, without independent verification, relied on the following assumptions:

3.1	Veracity and general matters

3.1.1	The Document submitted to us as photocopy or via fax or email conforms to the respective original Document; the original of such photocopy is an authentic and complete document.

3.1.2
Where the Document has been examined by us in draft or specimen form, it will be or has been executed or delivered, as applicable, in the form of that draft or specimen (i.e. no change has been or will be made to the terms and conditions thereof).

3.1.3
There are no written or oral agreements or arrangements which would expand, modify, or otherwise affect the respective rights, duties, and/or obligations of the parties as set forth in the Document and which would have an effect on the opinions rendered herein.

2

3.1.4	The Document has not been supplemented, amended or revoked after its date and prior to the execution hereof but remains accurate in all respects.

3.1.5	All signatures are genuine.

3.1.6	Any natural person acting as representative for the parties in the context of the execution of the Document was of sound mind when executing it.

3.1.7	Upon execution of the Document, the relevant parties and their respective directors, employees, agents and advisers did not act in bad faith or fraud, mistake or undue influence.

3.1.8	The other documents referred to in the Document are legal, valid and binding and their provisions do not contradict any of the provisions of the Document.

3.1.9	Each of the statements of matters of fact contained in the Document in relation to each of the parties to the Document is true, accurate and complete at all relevant times.

3.1.10
All of the representations and warranties given by any of the parties to the Document are, and, at the time they are repeated, will be at all relevant times, true and accurate and any representation or warranty given by any of the parties to the Document that it is not aware of or has no notice of any act, matter, thing or circumstance means that the same does not exist or has not occurred, as the case may be.

3.1.11
All consents, authorisations, licenses, approvals, registrations or other actions by or with any governmental authority (other than in Germany) required to be obtained for the execution and/or performance of the Document have been obtained.

3.1.12	All parties to the Document have all public permits, licenses and approvals to run, perform and carry on their relevant business.

3.2	Corporate power, authorisation and execution

3.2.1	Each of the parties to the Document is a duly incorporated or, as the case may be, established, and validly existing legal entity under its governing laws.

3.2.2	The Document has been duly executed by each party thereto.

3.3	Document

3.3.1
The Pledgor was, at the time of the Document coming into effect (Wirksamwerden) and, subject to the pledge granted under the Document, will remain the unrestricted owner of the assets, claims and/or rights serving as security under the Document which at the time were and, subject as aforesaid, will remain unencumbered.

3

3.3.2
The bank accounts and other assets referred to in the Document exist and are held by the Pledgor, the bank account details are correct and the other assets are also sufficiently and correctly described.

3.3.3
Any disputes arising in connection with the Document will be decided by German courts applying German conflict of law rules. We have not examined whether courts outside Germany may have jurisdiction regarding such disputes, nor do we express any opinion as to how such courts would construe and interpret the Document.

3.3.4	The Secured Obligations are validly existing, binding and enforceable obligations of the relevant persons towards the Pledgees.

3.3.5
That each and every clause of the Document has been specifically negotiated (individuell ausgehandelt) as between the parties thereto and has not been unilaterally imposed (einseitig gestellt) on any party by any other party thereto.

3.3.6	That the pledges created under the Document have been notified by the Pledgor to the relevant account bank in accordance with the Document.

3.4	Solvency and relationship to other creditors

3.4.1
As of the date of this opinion and as a consequence of doing any act or thing which the Document contemplates, permits or requires, the Pledgor is not, nor will be deemed, unable to pay any of its debts when due (Zahlungsunfähigkeit) and the Pledgor is not facing over-indebtedness (Überschuldung) or is subject to imminent illiquidity (drohende Zahlungsunfähigkeit).

3.4.2
No party to the Document is aware of any circumstances which would indicate that or give reason to enquire further whether or not any party to the Document is or would be, close to a situation of being presumably unable to pay its debts as they fall due (including German law drohende Zahlungsunfähigkeit or wirtschaftlicher Zusammenbruch).

3.4.3
As of the date of this opinion, no insolvency or winding up resolution or petition has been presented or an order has been made or rejected on grounds of insufficiency of assets (Abweisung mangels Masse) by a court or by directly applicable law for the winding up, dissolution or administration of the Pledgor.

3.4.4	No party enters into the Document or any transaction contemplated therein with bad faith or with the intention to prejudice, defraud or damage any creditor of the Pledgor.

4           Opinion

    In reliance upon the foregoing and subject to the qualifications, limitations, exceptions and descriptions set out below and having regard for such legal considerations as we have deemed relevant we are of the opinion that:

4

4.1
The Document, if implemented in accordance with its terms and subject to the in rem prior pledge of the Account Bank (as defined in the Document) under its standard terms and conditions, validly creates the security interest described therein.

4.2	The obligations of the Pledgor under the Document are legal, valid, binding and enforceable in accordance with their terms.

4.3
The Document is in proper form for its enforcement in the German courts (except for the fact that it is written in a language other than the German language which will require an official translation to be obtained for enforcement purposes).

4.4	No consent, authorisation, license, or approval of governmental or public bodies in Germany is required with regard to the entry into and the performance of the Document by the parties thereto.

4.5
To ensure the validity, enforceability and admissibility in evidence of the Document, it is not necessary that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in Germany.

5           Qualifications

In addition to the other qualifications set forth in this opinion, this opinion is subject to the following qualifications:

5.1	General matters

5.1.1
We are lawyers admitted to practise in the Federal Republic of Germany. Therefore, this opinion is expressly limited to German law as applied by German courts and as it exists at the date hereof. It is given on the basis that it will be governed by and construed in accordance with German law. We have not examined any other laws and we do not express any opinion on such other laws. We have assumed, however, that there is no provision in such other laws which could affect this opinion.

5.1.2
This opinion is based on the facts existing on the date hereof of which we are aware and the opinions set forth herein shall not be deemed to relate to facts and conditions prevailing after the date hereof.

5.1.3
There is no final judicial precedent in Germany for holding facsimile or e-mail communications legal, valid and binding in all circumstances (in particular where there is a legal requirement for written form, a signature by way of a facsimile signing has been held insufficient to satisfy such requirement). However, where there are no particular legal requirements as to the form of such communication (unless the requirement of actual receipt has been validly waived), the German Federal Court of Justice (Bundesgerichtshof, the Supreme Court) has held that any facsimile communication received by the addressee will be deemed validly given (widerlegbare Vermutung).

5

5.1.4
The authenticity or completeness, and therefore the value as evidence, of any message or data in electronic form (even if saved on a medium of data storage) is in principle capable of being challenged as evidence in German courts on, inter alia, the grounds that:

(a) its content; and/or

(b) the sender; and/or

(c) the date and time of its issue,

may have been altered or manipulated and cannot be certified.

5.1.5
Any authorisation or instruction provided for in the Document may be revoked or terminated for important cause (aus wichtigem Grund) even if such authorisation or instruction has been made irrevocably. The same is true for any appointment of an agent under the Document.

5.1.6
Any provision in the Document providing that certain certifications or determinations will be conclusive, binding and authoritative will not necessarily prevent judicial enquiry into the merits of any claim by any aggrieved party.

5.1.7
Where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

5.2	Enforceability, choice of law

5.2.1
The term “enforceable” or any other word of similar import, where used herein, means that the obligations assumed by any person expressed to be a party to the Document are of a type which the courts of the Federal Republic of Germany generally enforce, subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium or other laws of general application from time to time in effect relating to or affecting the creditors’ rights and remedies generally.

5.2.2
Any enforcement of the Document in the Federal Republic of Germany will be subject to the rules of civil procedure arising by operation of law as applied by German courts or other competent authority of the Federal Republic of Germany.

5.2.3	A German court might hold that any provision of the Document stating that any representation or communication shall be deemed to have been made or delivered is void or voidable.

5.2.4
Enforceability of contractual obligations can be affected by matters such as breach of contract or frustration (Unmöglichkeit). Claims may be subject to defences such as for instance set-off, rights of retention or estoppel.

6

5.2.5
The German law principle of Treu und Glauben requires that contracts are performed in good faith. For example, a German court may, in certain situations, regard the execution of contractual rights as untimely or abusive. Actions which have to be considered to constitute bad faith or which are contra bonos mores may provide certain rights in favour of a contracting party or may render contracts or commitments void or voidable.

5.2.6
Where a party under the Document is vested with discretion or may determine a matter in its opinion, such discretion must be exercised reasonably or such opinion must be based on reasonable grounds, in order for such discretionary decision or opinion to be binding on other parties.

5.2.7	Claims under the Document may become statutorily barred by limitation periods or under the doctrine of waiver (Verwirkung) or may become subject to set-off or counter-claims.

5.2.8
We express no opinion with respect to the enforceability and validity of provisions in the Document to the extent that they may provide for indemnification or reimbursement for losses caused by acts or omissions which the beneficiary of such provisions is directly or indirectly responsible for. This may constitute a violation of Section 254 of the Germany Civil Code (Bürgerliches Gesetzbuch, BGB) (contributory negligence) or Section 276 BGB (prohibition on limitations or exclusions of liability for one’s own wilful behaviour) and may not be enforced by a German court.

5.2.9
We express no opinion with respect to the limitations of a party’s set-off rights under the Document. Under German law, a right of set-off may be asserted notwithstanding an explicit waiver of such right, provided that the claim to be set-off has been recognised in a final and binding judgment or such claim is undisputed between the parties.

5.2.10
Provisions in the Document which provide that any determination, certificate or statement of account made or given by any party is to be final, conclusive or binding may not be enforced and will not prevent judicial enquiry into the merits of the matter and the basis on which such determination, certificate or statement of account is made.

5.2.11
We have not examined whether courts outside Germany may have jurisdiction regarding disputes arising in connection with the Document, nor do we express any opinion as to how such courts would construe and interpret the Document.

5.3	Priority of security, disposals by grantor of security, pledges

5.3.1
Pledges under the standard terms and conditions of the Account Bank (as defined in the Document) may rank prior to the pledges of bank accounts under the Document. However, in the acknowledgement to the notice to the Document, the Account Bank (as defined in the Document) undertakes that any rights of pledge under its standard terms and conditions are subordinated to the

7

pledges created under the Document. However, please note that such subordination agreement is of contractual nature only and does not change the ranking in rem.

5.3.2
The assets, claims and/or rights which are subject to a security created by the Document may consist of rights and/or claims against third parties which are subject to contractual or statutory provisions. To the extent they do, the security is subject to the terms of those rights and/or claims and may be subject to the rights and/or claims of those third parties (who may, for instance, have rights of set-off).

5.3.3
We did not carry out any due diligence investigations with regard to the assets, claims and rights to be transferred, assigned, pledged or otherwise encumbered under the Document. Therefore, no opinion is expressed herein as to the existence of or (unrestricted) title to any of the assets which serve as security under the Document or as to the priority of the security.

5.3.4
To the extent to which the Document secures the abstract acknowledgement provided for in the Document we note that the creation of an abstract (parallel) debt as basis for accessory security interests (akzessorische Sicherheiten) (such as pledges) has not been the subject of German court rulings. In this regard we have relied on general principles of German law on security interests.

5.3.5
Pledges of payment claims only become valid under German law if the pledgor in its capacity as creditor of the relevant claim gives notice to the debtor of the claim of the pledge and the identity of the pledge.

5.3.6
If the performance of an obligation of the Pledgor under or in connection with the Document is contrary to the exchange control regulation of a member state of the International Monetary Fund, that obligation might be unenforceable in the Federal Republic of Germany according to Article VIII Section 2(b) of the International Monetary Fund Agreement. In the case of unenforceability of an obligation, security interests which shall secure this obligation can be unenforceable as well. This is in particular true for accessory security interests (akzessorische Sicherheiten) such as the Document.

5.4	Security contra bonos mores, excessive security

5.4.1
The security created under the Document is not valid and enforceable if the granting of such security is “against good morals” (“gegen die guten Sitten”), Section 138 BGB. For example, this may be the case if the security recipient knew or should have known that the borrower for whose debts the security is created is not or will not be able to repay such debt, so that the enforcement of the security is already foreseeable at the time the security is granted and at the same time the security recipient knows or should have known that, as a result thereof, the claims of other third party creditors are jeopardised.

5.4.2
The granting of security might be against public morals if the grantor of security, due to the granting of several security interests, loses its capacity to (freely) run its business (Knebelung). From the face of the Document, we do not believe that such a situation is given in the matter at hand.

8

5.4.3
The Document can be void if it constitutes an initial over-collateralisation (anfängliche Übersicherung) which is so excessive that it must be considered as being “against good morals” (“gegen die guten Sitten”). If at the time of entering into a security agreement it is already certain that the realisable value of the security is significantly out of proportion to the claim secured, then there is a risk that the entire German security would be regarded as an initially excessive collateralisation. The German courts have not given any guidelines as to which loan to security ratio amounts to excessive collateralisation. A decision by the Supreme Court indicates that the loan-to-security ratio would be well beyond the threshold applied to subsequently excessive collateralisation, i.e. more than 150 per cent of the amount of the secured obligations. The actual valuation, however, will be based on the realisable value and therefore needs to take into account any possible discount on the current market value, arising, e.g. from the circumstances of a distress sale. In addition, the over-collateralisation, in order to be regarded as against good morals, must be based on a lender's reprehensible and condemnable state of mind (verwerfliche Gesinnung), which is assumed if a lender, out of self-interest, displays a morally unbearable recklessness as against a borrower.

6           Limitation, benefit of opinion and governing law

6.1
This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters stated herein. In particular, this opinion does not cover any tax-related issues. We undertake no obligation to supplement or amend the opinion expressed herein based on facts, circumstances, or events which only come to our attention after the date hereof. For the purpose of rendering this opinion we have not conducted any investigation as to factual circumstances but have relied exclusively on the Document.

6.2
This opinion is solely for your benefit and each of your permitted successors and assignees during primary syndication in the next twelve (12) months from the date hereof in connection with the Document and the transactions contemplated thereby. This opinion is not intended to create third party rights pursuant to Section 328 et seq. BGB (Vertrag zugunsten Dritter oder Vertrag mit Schutzwirkung für Dritte) and may not be relied upon by anyone other than you and each of your permitted successors and assignees during primary syndication in the next twelve (12) months from the date hereof.

6.3           This opinion may not be disclosed to any person other than:

(a)
those persons (such as auditors or regulatory authorities) who, in the ordinary course of business of the Facility Agent and the Lenders, have access to their papers and records or are entitled by law to see them; and

(b)	those persons who are considering becoming Lenders,

9

and on the basis that those persons will make no further disclosure.

6.4
This opinion and all non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with German law. Exclusive place of jurisdiction is Hamburg, Germany.

Yours faithfully

Norton Rose Fulbright (Germany) LLP

10

EXHIBIT B-4
Form of Opinion of US Tax Counsel to Lenders

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

DRAFT

November ●, 2015

KfW IPEX-Bank GmbH
Palmengartenstrasse 5-9
60325 Frankfurt/Main
Federal Republic of Germany ("KfW")1

Re:  Application of U.S. Withholding Tax to Royal Caribbean Cruises Ltd. Payments

Dear Sirs:

You have asked whether U.S. withholding tax will be imposed on payments made by the U.S. branch of Royal Caribbean Cruises Ltd. ("RCCL"), a corporation organized under the laws of Liberia, to KfW, a financial institution organized under the laws of the Federal Republic of Germany (the "Lender"), under the Hull No. S-713 Credit Agreement dated ●, 2015 (the "Credit Agreement") between RCCL as borrower and KfW as the Lender, Hermes Agent, Facility Agent and Initial Mandated Lead Manager.

Under the Credit Agreement, the Lenders would severally lend money to RCCL to help fund the purchase of Hull No. S-713 at Meyer Werft GmbH & Co. KG.

The loan advanced under the Credit Agreement will accrue interest at either a fixed rate or a floating rate in accordance with the provisions set forth in the Credit Agreement.

In connection with rendering this opinion we have reviewed the Credit Agreement and such other documents as we have deemed necessary or appropriate for purposes of rendering this opinion. We have assumed, with your consent, that: (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; (ii) the signatures on each original document are genuine; (iii) all representations and statements as to matters of fact set forth in such documents are true and correct; (iv) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (v) there are no documents relevant to this opinion to which we have not been given access. We have also assumed, with your consent, that:

(i) the Lender is and will continue to be eligible to claim benefits as a resident of the Federal Republic of Germany under the income tax treaty between the Federal Republic of Germany  and the United States and currently in force (the "Treaty");

_________________________________________
1 To be updated to reflect additional lenders, if applicable, at the time of initial syndication.

(ii) the Lender will not receive payments under the Credit Agreement that are attributable, for purposes of the Treaty, to a permanent establishment of the Lender in the United States;

(iii) the Lender has not made and will not make an election, or otherwise take steps, to be treated as other than a corporation for United States federal income tax purposes;

(iv) the Lender will provide RCCL or its agent with a properly completed Internal Revenue Service ("IRS") Form W-8BEN-E accurately representing that the Lender is eligible to claim benefits under the Treaty for all payments under the Credit Agreement;

(v) if the Lender is receiving payments for a participant, it will provide RCCL with a properly completed IRS Form W-8IMY to which it will attach its own IRS Form W-8BEN-E and a properly completed IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate from each participant accurately representing that the participant is entitled to receive all payments under the Credit Agreement free and clear of U.S. withholding;

(vi) the Lender will be eligible to receive payments free of withholding under the provisions of Sections 1471 through 1474 of the U.S. Internal Revenue Code ("FATCA") and will provide RCCL or its agent with such properly completed IRS forms, certifications and other items as may be required to establish the Lender's exemption from withholding under FATCA; and

(vii) all of the foregoing will, in relation to the Lender, continue to be accurate and correct.

Conclusion

We are members of the Bar of the State of New York.  This opinion is limited to the U.S. federal withholding tax treatment of payments by RCCL under the Credit Agreement and does not address any other tax or legal consequences of the transactions contemplated in the Credit Agreement.  This opinion is rendered solely to you for your benefit and may not be relied upon by any other person, other than your legal advisors.  Our opinion is based on existing authorities as of the date hereof and may change as a result of subsequent legislation, regulations, administrative pronouncements, court opinions or other legal developments, possibly with retroactive effect.  We do not undertake to update this opinion based on any such developments unless specifically engaged by you to do so.  Our opinion is not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or will be sustained by a court.

Based on the assumptions and limitations set forth above, we are of the view that there will be no U.S. federal withholding tax imposed on payments by RCCL under the Credit Agreement to you.  Payments to non-U.S. persons that are not considered to be U.S. source income for U.S. federal income tax purposes, generally are not subject to U.S. withholding tax.  Payments by RCCL under the Credit Agreement to you, to the extent they are U.S. source income, will be exempt from U.S. withholding tax either under the Interest or Other Income Articles of the Treaty.  Should any of the assumptions set forth above in (i) through (vii) above be or cease to be valid in relation to you, you shall not be entitled to rely upon this opinion.

Our conclusions are expressions of our professional judgment with respect to U.S. federal income tax law and do not provide any guarantee as to the actual outcome of any U.S. federal income tax controversy.

Sincerely,

EXHIBIT C
Form of Lender Assignment Agreement

EXHIBIT C

FORM OF LENDER ASSIGNMENT AGREEMENT

To:           Royal Caribbean Cruises Ltd.

To:           KfW IPEX-Bank GmbH, as Facility Agent (as defined below)

ROYAL CARIBBEAN CRUISES LTD.

Gentlemen and Ladies:

We refer to clause (b) of Section 11.11.1 of the Hull No. S-713 Credit Agreement, dated as of November [__], 2015 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Agreement") among Royal Caribbean Cruises Ltd. (the "Borrower"), KfW IPEX-Bank GmbH as Facility Agent (in such capacity, the “Facility Agent”), and as Hermes agent, and KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger and the various other financial institutions from time to time party thereto as Lenders.  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Agreement.

This agreement is delivered to you pursuant to clause (b) of Section 11.11.1 of the Agreement and also constitutes notice to each of you, pursuant to clause (a) of Section  11.11.1 of the Agreement, of the assignment and transfer (including by way of novation) by the undersigned "Assignor" (the "Assignor")  to the undersigned "Assignee" (the "Assignee") of [____]% of the Assignor's [Commitment]1 [portion of the Loan held by the Assignor]2, which assigned amount is on the date hereof equal to [_______].  After giving effect to the foregoing assignment and transfer, the amounts of the Assignor’s and the Assignee’s respective shares of the [Commitment][portion of the Loan held by the Assignor] for the purposes of the Agreement are set forth opposite each such Person’s name on the signature pages hereof.

The Assignee hereby acknowledges and confirms that it has received a copy of the Agreement and the exhibits related thereto, together with copies of any documents which have been required to be delivered under the Agreement as a condition to the making of the Loan thereunder.  The Assignee further confirms and agrees that in becoming a Lender and in making its contribution to the Loan under the Agreement, such actions have and will be made without recourse to, or representation or warranty by the Facility Agent.

Except as otherwise provided in the Agreement, effective as of the date of acceptance hereof by the Borrower and the Facility Agent:

______________________________________
1Insert prior to the date on which the Loan is made.
2Insert on and after the date on which the Loan is made.

a)	the Assignee

(i)
shall be deemed automatically to have become a party to the Agreement, have all the rights and obligations of a "Lender" under the Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and

(ii)	agrees to be bound by the terms and conditions set forth in the Agreement and the other Loan Documents as if it were an original signatory thereto; and

b)
the Assignor shall be released from its obligations under the Agreement and the other Loan Documents to the extent of the relevant percentage of the [Commitment][Loan] specified in the second paragraph hereof.

The Assignor and the Assignee hereby agree that the [Assignor] [Assignee] will pay to the Facility Agent the processing fee and expenses referred to in Section 11.11.1  of the Agreement upon delivery hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loan/Commitment and requests the Borrower to acknowledge receipt of this document:

(A)               Address for Notices:

Institution Name:

Attention:

Domestic Office:

Telephone:

Facsimile:

Telex (Answerback):

Lending Office:

Telephone:

Facsimile:

Telex (Answerback):

(B)                 Payment Instructions:

The Assignee agrees to furnish the tax form required by last paragraph of Section 4.6 (if so required) of the Agreement no later than the date of acceptance hereof by the Borrower and the Facility Agent.

This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

Amount of the [Commitment] [portion of the Loan] after giving effect to the assignment contemplated hereby:

[____]	[ASSIGNOR]

By:
Title:

[____]	[ASSIGNEE]

By:
Title:

Accepted and Acknowledged this
___ day of  ________, ____.

Royal Caribbean Cruises Ltd.

By:           _____________________
Name:
Title:

KfW IPEX-Bank GmbH, as Facility Agent

By:           _____________________
Name:
Title:

EXHIBIT D
Form of Option A Refinancing Agreement

REFINANZIERUNGSVERTRAG

vom

zwischen der

KfW
Frankfurt am Main

vertreten durch die

KfW IPEX-Bank GmbH
Frankfurt am Main

("KfW")

und der

[Bank]

("Bank")

im Zusammenhang
mit der Finanzierung

[Bezeichnung des Schiffbauprojektes]

für [Besteller]

Zinsausgleichsgarantie Nr. [•]

REFINANCING AGREEMENT

dated

between

KfW
Frankfurt am Main

represented by

KfW IPEX-Bank GmbH
Frankfurt am Main

("KfW")

and

[Bank]

("Bank")

on the financing of

[description of delivery item]

for [buyer]

Interest Make-up Guarantee No  .....

Übersicht		Overview
1	Präambel	1	Preamble	3

2	Daten des Bau- und Kreditvertrages, sowie der Refinanzierung	2	Shipbuilding Contract, Loan Agreement and Refinancing data	5

3	Allgemeine Bedingungen	3	General Terms and Conditions	7

4	Betrag und Verwendungszweck	4	Amount and purpose	7

5	Auszahlung und Auszahlungsvoraussetzungen	5	Disbursement and conditions precedent to disbursement	8

6	Zinsen, Gebühren und Berechnung	6	Interest, charges and calculation	9

7	Rückzahlung und vorzeitige Rückzahlung; Anpassung des Refinanzierungs-Zinssatzes	7	Repayment and prepayment; adjustment of the Refinancing Interest Rate	11

8	Sicherheiten	8	Collateral	13

9	Auskunftspflichten und Prüfungsrechte	9	Duty to inform and right to inspect	14

10	Kündigung	10	Termination	14

11	Erklärungen	11	Representations	15

12	Sonstige Regelungen	12	Other regulations	15

Anlage 1:	Abrufformular	Annex 1:	Disbursement Request Form	17

Anlage 2:	Liste der subventionserheblichen Tatsachen für die Gewährung von Zinsausgleichsgarantien im Zusammenhang mit Absatzfinanzierungen für Schiffe	Annex 2	List of facts relevant to subsidies pertaining to the provision of Interest Make-up Guarantees in connection with ship financing at the CIRR	18

Anlage 3:	Allgemeine Bedingungen für den Zinsausgleich bei chiffsfinanzierungen zum CIRR („AGB")	Annex 3	General Terms and Conditions for Interest Make-up in Ship Financing Schemes at the CIRR	19

Seite 2 von 19

1.	Präambel	1.	Preamble
Die Bundesrepublik Deutschland („Bund“), vertreten durch das Bundesministerium für Wirtschaft und Energie und das Bundesministerium der Finanzen, hat zur Unterstützung der Wettbewerbsfähigkeit deutscher Werften im Jahre 2008 das Schiffs-CIRR-Programm („Schiffs-CIRR-Programm“), ein Festsatz-Zinsausgleichssystem, eingeführt.

Der Bund gewährt Kreditinstituten für einen Teil des Zinsrisikos bei der Refinanzierung von CIRR-Krediten eine Zinsausgleichsgarantie („Zinsausgleichsgarantie“), die nach Maßgabe der „Richtlinien für die Übernahme von Gewährleistungen zur Absicherung des Zinsrisikos bei der Refinanzierung von CIRR-Krediten für den Bau von Schiffen (Zinsausgleichsgarantien)“ sowie der zugehörigen Allgemeinen Bedingungen für den Zinsausgleich bei Schiffsfinanzierungen zum CIRR („AGB“) abgewickelt wird.

Die KfW vertritt den Bund als Mandatar und hat ihrerseits die Marktfolge der KfW IPEX-Bank GmbH („IPEX“) mit der Abwicklung des Schiffs-CIRR-Programms beauftragt.

[Die Bank hat als Kreditgeber mit [Kreditnehmer] als Kreditnehmer am [Datum] einen Kreditvertrag abgeschlossen (nachfolgend inklusive Nachträge der „Kreditvertrag“) und dem Kreditnehmer den in Ziff. 2.2 näher bezeichneten Kredit über insgesamt [Kreditbetrag] („Kredit") eingeräumt. Der Kredit dient ausschließlich der Finanzierung des nachfolgend näher bezeichneten Schiffbauprojektes [Endfinanzierung].]

[bei Syndizierung: Am oder um den Tag dieses Vertrages tritt die Bank als neuer Kreditgeber [zusammen mit weiteren Banken] einem am [Datum] abgeschlossenen Kreditvertrag (nachfolgend inklusive Nachträge der „Kreditvertrag“) mit [Agenten] als Facility Agent und ursprünglichem Kreditgeber bei und gewährt dem Kreditnehmer ca. [prozentualer Anteil der Bank] % des in Ziffer 2.2 näher bezeichneten Kredites über insgesamt [Kreditbetrag] („Kredit“). Der Kredit dient ausschließlich der Finanzierung des nachfolgend näher bezeichneten Schiffbauprojektes [Endfinanzierung].]

The Federal Republic of Germany („Federal Republic“), represented by the Federal Ministry for Economic Affairs and Energy and by the Federal Ministry of Finance, implemented in 2008 the Shipping-CIRR programme (“Shipping-CIRR Programme”), an interest make-up scheme, to support the competitiveness of German yards.

The Federal Republic grants financial institutions an interest make-up guarantee to cover a portion of the interest rate risk involved in refinancing CIRR loans (“Interest Make-up Guarantee”), which is provided in accordance with the guidelines for the assumption of guarantees to hedge the interest rate risk associated with the refinancing of CIRR shipbuilding loans (interest make up guarantees) and with the related general terms and conditions for interest rate make-up in ship financing schemes at the CIRR (“General Terms”).

KfW is acting as mandatary of the Federal Republic and has for its part assigned the back offices of KfW IPEX-Bank GmbH (“IPEX”) to handle the Shipping-CIRR Programme.

[The Bank, as lender, entered into a loan agreement with [borrower] as borrower as at [date] (hereinafter, including addenda the “Loan Agreement”) and granted the borrower the loan described in more detail in Section 2.2 for a total of [loan amount] (“Loan”). The sole purpose of this Loan is to finance the shipbuilding project described in more detail below [post-delivery financing].]

[in case of syndication: On or about the date thereof, the Bank will accede as new lender [together with other banks] to a loan agreement dated [date] with [agent] being the facility agent and the original lender (hereinafter, including addenda, the “Loan Agreement”) and will grant the borrower approximately [percentage of bank] per cent of the loan described in more detail in Section 2.2 for a total of [loan amount] (“Loan”). The sole purpose of this Loan is to finance the shipbuilding project described in more detail below [post-delivery financing].]

Seite 3 von 19

[Der Kredit ist unter anderem besichert durch eine Finanzkreditdeckung der Bundesrepublik Deutschland („Hermes-Deckung“)[weitere Sicherheiten]].

Im Rahmen des Schiffs-CIRR-Programms besteht für finanzierende Banken die Möglichkeit eine Refinanzierung durch die KfW zu beantragen. Die Bank hat sich nach Maßgabe von Ziff. 1.2.1. der AGB für diese Refinanzierung entschieden.

Auf dieser Grundlage vereinbaren die Bank und die KfW folgendes:

[The Loan will be – inter alia – secured by a Finance Credit Cover of the Federal Republic of Germany (“Hermes Cover”) [further securities].]

Under the Shipping-CIRR Programme financial institutions may request a refinancing by KfW. In accordance with Section 1.2.1. of the General Terms the Bank decided for this refinancing.

On this basis the Bank and KfW hereby agree as follows:

  Seite 4 von 19

2	Daten des Schiffbau- und Kreditvertrages sowie der Refinanzierung	2	Shipbuilding Contract, Loan Agreement and Refinancing data
2.1	Daten des Schiffbauvertrages	2.1	Shipbuilding Contract data
2.1.1	Verkäufer / Schiffbauunternehmen:	2.1.1	Seller / Shipbuilder:
2.1.2	Datum des Bauvertrages:	2.1.2	Date of the Shipbuilding Contract:
2.1.3	Auftragswert:	2.1.3	Contract Value:
2.1.4	Zahlungsbedingungen:	2.1.4	Payment Terms:
2.1.5	Käufer / Besteller:	2.1.5	Customer / Buyer:
2.1.6	Schiffbauprojekt:	2.1.6	Object of the Shipbuilding Contract:
2.1.7	Voraussichtliche Ablieferung:	2.1.7	Scheduled Date of Delivery:

Seite 5 von 19

2.2	Daten des Kreditvertrages	2.2	Loan Agreement data:
2.2.1	Kreditnehmer:	2.2.1	Borrower:
2.2.2	Kreditwährung:	2.2.2	Loan Currency:
2.2.3	Finanzierungsstruktur:	2.2.3	Financing Structure:
2.2.4	Kreditbetrag:	2.2.4	Loan Amount:
2.2.5	Auszahlungsprofil:	2.2.5	Disbursement Profile:
2.2.6	Ende der Auszahlungsfrist:	2.2.6	End of the Disbursement Period:
2.2.7	Kreditlaufzeit / Tilgungsprofil:	2.2.7	Loan Term / Repayment Profile:
2.2.8	Fälligkeit und Kalkulationsbasis der Zinsen: 1	2.2.8	Maturity and calculation basis of the Interest2:
2.3	Daten der Zinsausgleichsgarantie und der Refinanzierung	2.3	Interest Make-up Guarantee and Refinancing data
2.3.1	Maßgeblicher CIRR-Satz:	2.3.1	Applicable CIRR rate:
2.3.2	Verwaltungskostenpauschale („VWK“):	2.3.2	Fee for Administrative Expenses (“VWK”):
2.3.3	Marge der KfW (gem. Ziffer 1.2.1.2. Satz 2 AGB) („KfW–Marge“):	2.3.3	Margin of KfW (pursuant to section 1.2.1.2. sentence 2 General Terms) („KfW Margin“):
2.3.4	Refinanzierungs-Zinssatz (=Maßgeblicher CIRR-Satz abzüglich VWK zzgl. KfW-Marge): [•] % p.a.	2.3.4	Refinancing Interest Rate (Applicable CIRR-rate less VWK plus KfW-Margin): [•] % p.a.
2.3.5	Datum des Antrages der Bank auf Zinsausgleichsgarantie:	2.3.5	Date of application by the Bank for the Interest Make-up Guarantee:
2.3.6	Spätesttermin gemäß Ziffer 7.2. AGB:	2.3.6	Latest Date pursuant to section 7.2. General Terms:
___________________________________________
1 Evtl. mögliche, kürzere Zinsperioden zu berücksichtigen (z.B. bei Anzahlungsfinanzierung oder Abweichung Tilgungsplan).
2 Possible, shorter Interest Periods to be considered (e.g. pre-delivery or deviations repayment schedule).

Seite 6 von 19

3	Allgemeine Bedingungen	3	General Terms and Conditions
Sofern in diesem Vertrag keine anders lautenden Bestimmungen enthalten sind, gelten die als Anlage 3 beigefügten AGB. Mit der Geltung der AGB erklärt sich die Bank mit Unterzeichnung dieses Vertrages ausdrücklich einverstanden. Die Bank hat auch zur Kenntnis genommen, dass der Zinsausgleich der Höhe nach auf maximal 12 % jährlich begrenzt ist (Ziff. 1.1. Satz 4 AGB) und die Bank verpflichtet ist, der KfW etwaige diesen Höchstbetrag übersteigende Zinsdifferenzen zu erstatten.

Änderungen und Ergänzungen dieses Vertrages sowie Erklärungen und Mitteilungen aufgrund dieses Vertrages bedürfen der Schriftform.

Insofar as this refinancing agreement (“Agreement”) does not contain any provisions stating otherwise, the General Terms (attached as Annex 3) will apply. By signing this Agreement the Bank expressly declares its consent to the validity of the General Terms. The Bank has also taken note of the fact that the Interest Make-up is limited to a maximum rate of 12 % p.a. (Section 1.1. sentence 4 of the General Terms) and that the Bank is obligated to reimburse to KfW any differences in interest rates beyond this maximum limit.

Amendments or addenda to this Agreement and any statements and notices delivered under this Agreement must be in writing.

4	Betrag und Verwendungszweck	4	Amount and purpose
4.1	Die KfW räumt der Bank einen Refinanzierungskredit („Refinanzierungskredit“) in Höhe des Kreditbetrages gem. Ziff. 2.2.4 ein. Inanspruchnahmen unter dem Refinanzierungskredit dienen der Refinanzierung des unter Ziff. 2.2 genannten Kreditvertrages der Bank, den diese an den Kreditnehmer herauslegt und für den im Rahmen des Schiffs-CIRR-Programms eine Garantie übernommen wurde.	4.1
KfW grants the Bank a refinancing loan (“Refinancing Loan”) in an amount equal to the Loan Amount stated in Section 2.2.4. The funds utilized under the Refinancing Loan serve to refinance the Bank`s Loan Agreement stated in Section 2.2, which the Bank concluded with the Borrower and for which a guarantee has been issued under the Shipping-CIRR Programme.

4.2	Die Bank verwaltet ihren Kredit einschließlich aller Sicherheiten auf eigene Kosten und im eigenen Namen. Bei der Kreditvergabe und Kreditverwaltung einschließlich Einziehung der Kreditforderungen und bei der Sicherheitenverwaltung und –verwertung einschließlich der Wahrnehmung der Rechte, Pflichten und Obliegenheiten aus Exportkreditversicherungen des Bundes handelt die Bank mit banküblicher Sorgfalt. [Die Weisungen des Bundes und die Bedingungen der Hermes-Deckung wird die Bank beachten.]	4.2
The Bank administers its Loan including all collateral at own expense and on its own behalf. In granting and administering the Loan, including the collection of loan receivables, and in administering and enforcing collateral, including the exercise of rights, obligations and responsibilities in connection with the Federal Republic`s export credit insurance scheme, the Bank will act with the care customary in banking practice. [The Bank will comply with the instructions of the Federal Republic and the conditions of the Hermes Cover.]

Seite 7 von 19

5	Auszahlung und Auszahlungsvoraussetzungen		5	Disbursement and conditions precedent to disbursement
5.1	Die Bank prüft die Erfüllung der Auszahlungsvoraussetzungen unter dem Kreditvertrag und wird der KfW mit Abruf des Refinanzierungskredits schriftlich bestätigen, dass die Auszahlungsvoraussetzungen gemäß Kreditvertrag erfüllt sind und eine Auszahlungsanforderung in entsprechender Höhe unter dem Kreditvertrag vorliegt		5.1
The Bank will verify the fulfilment of the conditions precedent to disbursement under the Loan Agreement and, upon disbursement of the Refinancing Loan, will provide KfW with a written confirmation that said conditions precedent have been fulfilled in accordance with the Loan Agreement and that a request for disbursement under the Loan Agreement has been submitted in the corresponding amount.

5.2	Der Abruf gemäß Anlage 1 ist mindestens zwei Bankarbeitstage vor dem angestrebten Auszahlungstermin bei der KfW einzureichen.		5.2	The request for disbursement stated in Annex 1 must be submitted to KfW at least two Business Days prior to the disbursement date
5.3	Die Bank wird die Auszahlungen unter dem Refinanzierungskredit unverzüglich an den Kreditnehmer oder das Schiffbauunternehmen weiterleiten.		5.3	The Bank will transfer the disbursements made under the Refinancing Loan to the Borrower or the Shipbuilder without delay
5.4	Auszahlungen aus dem Refinanzierungskredit werden in der Kreditwährung gem. Ziff. 2.2.23geleistet.		5.4	Disbursements made under the Refinancing Loan will be rendered in the Loan Currency as stated in Section 2.2.26
5.5	Unbeschadet der Bestimmungen der AGB (Ziff. 10.) kann die KfW die Auszahlung verweigern, wenn		5.5	Notwithstanding the provisions of the General Terms (Section 10.) KfW may refuse disbursement if
	5.5.1	der Betrag des Refinanzierungskredits durch die Auszahlung überschritten würde,		5.5.1	the amount of the Refinancing Loan would be exceeded as a result of the disbursement;
	5.5.2	das entsprechende Abrufformular nicht mindestens zwei Bankarbeitstage vor dem gewünschten Auszahlungstermin vollständig ausgefüllt und rechtsgültig unterzeichnet bei der KfW vorliegt,		5.5.2	the corresponding disbursement request form has not been fully completed and duly signed and submitted to KfW at least two Business Days prior to the desired disbursement date;
	5.5.3	Zahlungen der Bank an die KfW unter diesem Vertrag ausstehen und hierfür technische Ursachen nicht erkennbar sind,		5.5.3	payments owed by the Bank to KfW under this Agreement are outstanding and technical reasons for such non-payment are not identifiable;
	5.5.4	ein außerordentlicher Kündigungsgrund (gem. Ziff. 10) vorliegt,		5.5.4	there are extraordinary grounds for termination (as stated in Section 10);
_____________________________________________________
3 ggf. zu ersetzen durch die vom Bund genehmigte Währung, falls nicht deckungsgleich
 6 Replace, if appropriate, by the currency approved by the Federal Republic, if not congruent

Seite 8 von 19

	5.5.5.	die gem. Ziff. 8.1 bereitzustellenden Sicherheiten nicht in einer der KfW genehmen Form rechtswirksam bestellt wurden und	5.5.5.	the collateral to be made available to KfW pursuant to Section 8.1 has not been furnished in a legally effective manner and form satisfactory to KfW and
	5.5.6.
der KfW keine zufrieden stellenden Nachweise über den rechtswirksamen Abschluss dieser Refinanzierungs-vereinbarung und der gem. Ziff. 8.1 abzuschließenden Sicherheitenverträge zur Verfügung gestellt wurden. Zufriedenstellende Nachweise der wirksamen Sicherheitenbestellung sind a) sofern die Sicherheiten ausländischem Recht unterliegen, zufriedenstellende Rechtsgutachten (legal opinions) zu den betreffenden Rechtsordnungen, b) Vorlage der unterzeichneten Sicherheitenverträge, c) Vorlage von zufriedenstellenden Vertretungsnachweisen durch entsprechende Rechtsgutachten (oder gleichwertige Nachweise) für die diese Verträge unterzeichnenden Personen, d) zufriedenstellendes Rechtsgutachten zu der Rechtsordnung, in der die Bank ihren Sitz hat, im Hinblick auf insolvenzrechtliche Fragestellungen im Zusammenhang mit dem Sicherungsgut sowie e) weitere Nachweise (z. B. Registerauszüge).

			5.5.6.
KfW has not been provided with satisfactory evidence of the legally valid and effective conclusion of this agreement and the collateral agreements to be entered into pursuant to Section 8.1. Satisfactory evidence of the legally valid and effective conclusion of the collateral agreements is a) satisfactory legal opinions with respect to the relevant jurisdictions if the collateral is subject to foreign law, b) submission of the signed collateral agreements, c) submission of satisfactory evidence by way of legal opinion (or equivalent evidence) of signatory power of the persons signing these agreements, d) satisfactory legal opinion as to the law of incorporation of the Bank with respect to insolvency related matters on the collateral and e) further evidence (e.g. excerpts from registers).

6	Zinsen, Gebühren und Berechnung		6	Interest, charges and calculation
Zusätzlich zu den in den AGB (Ziff. 7. [und 4.6.3.]) vorgesehenen Gebühren und Entgelte für die Gewährung der Zinsausgleichsgarantie werden für den Refinanzierungskredit folgende Kosten geltend gemacht:

In addition to the charges and fees provided for in the General Terms (Section 7. [and 4.6.3.]) in connection with the granting of the Interest Make-up Guarantee, the following costs will be due and payable for the Refinancing Loan:

6.1	Zinsen für Darlehensbeträge unter diesem Refinanzierungskredit werden vom Tage der Auszahlung bis zum Tage der Gutschrift der Rückzahlungsrate auf dem in Ziff. 7.2 dieses Vertrages angegebenen Konto berechnet.		6.1
Interest for loan amounts under this Refinancing Loan will be calculated from the disbursement date until the date on which the repayment instalment is credited to the account stated in Section 7.2 of this Agreement.

6.2	Als Zinssatz gilt der Refinanzierungs-Zinssatz gem. Ziff. 2.3.4. Die Zinsen sind an den in Ziff. 2.2.8 genannten Terminen („Zinstermine“) zur		6.2	The Refinancing Interest Rate stated in Section 2.3.4 will be applied as the interest rate. Interest

Seite 9 von 19

	Zahlung fällig		will be due for payment on the dates ("Interest Payment Dates") stated in Section 2.2.8.
6.3	Für in Anspruch genommene Darlehensbeträge wird das Jahr mit 360 Tagen und der Monat mit der Zahl der tatsächlich anfallenden Tage angesetzt	6.3	Disbursed loan amounts will be computed on the basis of a 360-day year and the actual number of days elapsed in a month.
6.4
Die Bank zahlt der KfW eine Zusageprovision in Höhe von [•] % jährlich auf den nicht ausgezahlten Betrag des Refinanzierungskredits („KfW-Zusageprovision“). Die KfW-Zusageprovision wird für den Zeitraum zwischen der Unterzeichnung dieses Refinanzierungs-vertrags und der Auszahlung berechnet und ist [Periode gemäß Kreditvertrag] nachträglich zahlbar. Für den Fall, dass der Gesamtbetrag der von der Bank unter dem Kreditvertrag vereinbarten Zusageprovision die KfW-Zusageprovision um mehr als das Doppelte übersteigt, hat die Bank anstatt der KfW-Zusageprovision die Hälfte der vertraglich vereinbarten Zusageprovision an die KfW abzuführen. Die Zahlung der KfW-Zusageprovision erfolgt grundsätzlich an den unter dem Kreditvertrag vereinbarten Fälligkeitsterminen. Die Zahlungspflichten der Bank unter dieser Ziffer 6.4 bestehen unabhängig von einem Zahlungseingang seitens des Kreditnehmers.

		6.4
The Bank will pay KfW a commitment fee at a rate of [•] % per annum on the undisbursed amount of the Refinancing Loan (“KfW Commitment Fee”). The KfW Commitment Fee will be calculated for the period between signing of this Agreement and the disbursement and is payable [period according to Loan Agreement] in arrears. If the total amount of the commitment fee agreed by the Bank under the Loan Agreement exceeds the KfW Commitment Fee by more than double, the Bank will not pay the KfW Commitment Fee to KfW but rather half of the contractually agreed commitment fee. The payment will be principally made to KfW on the due dates agreed under the Loan Agreement. The payment obligations of the Bank under this Section 6.4 continue irrespective of receipt of payment from the Borrower.

6.5
Steuern, Gebühren, Kosten und Aufwendungen (einschließlich anwaltlicher Gebühren und Auslagen), die aus oder im Zusammenhang mit der Vorbereitung, Verhandlung, Unterzeichnung, Registrierung, Durchführung, Änderung, Bewahrung oder Durchsetzung des Refinanzierungsvertrages oder sowie der sich daraus ergebenden Rechte oder eines Sicherheitenvertrages oder anderer dazugehörigen Dokumente anfallen, sind von der Bank zu tragen. Wenn solche Steuern, Gebühren, Kosten oder Aufwendungen von der KfW bezahlt wurden, soll die Bank der KfW unverzüglich nach entsprechender Aufforderung solche Zahlungen rückerstatten.

		6.5
All taxes, fees, costs and expenses (including legal fees and expenses) arising out of or in connection with the preparation, negotiation, execution, registration, implementation, modification, preservation or enforcement of this Refinancing Agreement, the rights hereunder, or any security or document or other document pertaining hereto shall be borne by the Bank. If any such taxes, fees, costs or expenses are paid by KfW, the Bank shall promptly on demand reimburse to KfW.

6.6	Werden Zahlungen für Beträge unter dem Refinanzierungskredit an einem Tag fällig, der	6.6
If payments of amounts payable under the Refinancing Loan fall due on a day that is not a banking day in Frankfurt am Main [and] [in the event of foreign currency please include city in which the foreign currency account is kept], payment must be rendered on the ensuing banking day in Frankfurt am Main [or] [in the event of foreign currency please include city in which the foreign currency account is kept], (“Business Day”) unless said day falls in the next calendar month. In the latter case the payment

Seite 10 von 19

kein Bankarbeitstag in Frankfurt am Main oder [im Falle von Fremdwährungen Ort(e) ergänzen] ist, so hat die Zahlung an dem nächsten Bankarbeitstag in Frankfurt am Main und [im Falle von Fremdwährungen Ort(e) ergänzen] zu erfolgen, es sei denn, dieser Tag fällt in den nächsten Kalendermonat. Im letzteren Fall ist die Zahlung am letzten Bankarbeitstag vor dem Fälligkeitstag zu leisten.

				must be rendered on the latest Business Day prior to the due date.
7	Rückzahlung und vorzeitige Rückzahlung; Anpassung des Refinanzierungs-Zinssatzes		7	Repayment and prepayment; adjustment of the Refinancing Interest Rate
7.1	Die Bank ist unabhängig von Zahlungen unter dem Kreditvertrag zur Rückzahlung des Refinanzierungskredits nach folgendem Tilgungsplan verpflichtet		7.1	Regardless of any payments made under the Loan Agreement the Bank undertakes to repay the Refinancing Loan in accordance with the following repayment schedule:
	Datum4:	Betrag:		Date7:	Amount:

7.2	Die Bank ist von ihren Zahlungsverpflichtungen aus diesem Vertrag frei, sobald und soweit die betreffenden Beträge in der vereinbarten Währung der KfW ohne Abzüge frei auf ihrem jeweils angegebenen Konto Nr. [Bankverbindung eintragen] zur Verfügung stehen. Sämtliche durch verspäteten Eingang von Zahlungen der KfW entstandene Kosten erstattet die Bank der KfW auf erste Anforderung.		7.2
The Bank is released from its payment obligations under this Agreement as soon and insofar as the relevant amounts have been made freely available to KfW in the agreed currency without any deductions in the corresponding stated account number [include account details]. The Bank must, upon KfW´s first request, reimburse KfW for any and all costs it incurs owing to late payments

7.3	Gehen die von der Bank zu zahlenden Beträge nicht valutagerecht ein, so kann die KfW gegenüber der Bank Verzugszinsen in Höhe von 3 % p.a. über dem jeweiligen 3-Monats-EURIBOR/LIBOR gemäß der Reuters-Seiten EURIBOR01/LIBOR01 ab Fälligkeitstermin der jeweiligen Forderung geltend machen. Die Bank wird die Verzugszinsen auf erste Anforderung zahlen.		7.3
If the payments payable by the Bank are not rendered as at the correct value date, KfW may charge the Bank default interest amounting to 3% p.a above the prevailing 3-month EURIBOR/LIBOR quoted on Reuters Pages EURIBOR01/LIBOR01 starting from the respective payment due date. The Bank undertakes to pay the default interest upon KfW's first request.

7.4	Sofern die Bank von ihrem Recht zur Rückgabe der Zinsausgleichsgarantie gemäß Ziffer 8.1. der		7.4	Provided the Bank exercises its right to return the Interest Make-up Guarantee pursuant to Section
____________________________________________________
4 Tilgungsplan sollte mit KV übereinstimmen. Achtung kürzere Fristen bei erster Rate möglich, diese sind evtl. zu berücksichtigen.
7 Repayment schedule shall be consistent with Loan Agreement; attention, shorter periods in connection with first repayment rate possible.

Seite 11 von 19

AGB Gebrauch macht, ist sie zur vorzeitigen Rückzahlung des Refinanzierungskredits berechtigt. Die KfW behält sich jedoch die Geltendmachung von Refinanzierungsschäden, die durch die vorzeitige Rückzahlung ausgelöst werden, vor. Gesetzliche Kündigungsrechte bleiben hiervon unberührt. Wenn die Bank gemäß Ziffer 8.2. der AGB die Rückgabe auf die Garantie beschränkt, so läuft die Refinanzierung unter dieser Vereinbarung grundsätzlich weiter. Die Verpflichtung zur Zahlung einer Nichtabnahmeentschädigung an den Bund gemäß Ziffer 8.3. der AGB wird durch die Regelung dieser Ziffer 7.4 nicht berührt.

8.1. of the General Terms, the Bank is entitled to prepay the Refinancing Loan. However, KfW reserves the right to claim funding losses caused by such prepayment. Statutory rights of termination will remain unaffected thereby. If the Bank limits the termination to the Guarantee pursuant to Section 8.2. of the General Terms, the Refinancing Loan as agreed herein will in principle continue. The obligation to pay non-acceptance compensation to the Federal Republic pursuant to Section 8.3. of the General Terms will not be affected by the provision of this Section 7.4.

7.5
Unabhängig davon, ob die Bank Rechte nach Ziffer 8.1. oder 8.2. der AGB ausgeübt hat oder nicht, gilt für die Weiterleitung von vorzeitigen Rückzahlungen unter dem Kreditvertrag und Verwertungserlösen folgendes: Die Bank wird alle vorzeitigen Rückzahlungen oder Verwertungserlöse aus Sicherheiten unverzüglich nach Eingang an die KfW weiterleiten, solange die KfW Ansprüche aus dieser Vereinbarung geltend machen kann. Diese Weiterleitungspflicht besteht unabhängig von geleisteten bzw. zu leistenden Zahlungen der Bank gemäß dem ursprünglichen Tilgungsplan nach Ziffer 7.1 dieser Vereinbarung. Sie besteht auch unabhängig von dem Grund für den Zahlungseingang. Eingehende Zahlungen unter dieser Ziffer 7.5 werden in umgekehrter zeitlicher Reihenfolge angerechnet und der Tilgungsplan für die turnusmäßigen Zahlungen der Bank nach Ziffer 7.1 entsprechend angepasst.
7.5
Notwithstanding whether the Bank has or has not exercised rights pursuant to Sections 8.1. or 8.2. of the General Terms, the following applies to the transfer of prepaid amounts under the Loan Agreement and collateral realisation proceeds: The Bank will transfer all prepaid amounts or collateral realisation proceeds to KfW immediately upon receipt if and insofar as KfW can assert claims under this Agreement. This transfer obligation will exist regardless of any payments rendered or to be rendered by the Bank in accordance with the original repayment schedule as stated in Section 7.1 of this Agreement. The obligation also exists regardless of the grounds for receipt of such payment. Incoming payments that fall under this Section 7.5 will be taken into account in inverse chronological order and the repayment schedule will be adjusted accordingly pursuant to Section 7.1 to account for regular payments by the Bank.

7.6	Macht die Bank von ihrem Recht gemäß Ziff. 8.2. der AGB Gebrauch, so ist der Refinanzierungs-Zinssatz nach Ziff. 2.3.4 dieses Vertrags zum Ende der auslaufenden Zinsausgleichsperiode entsprechend anzupassen. Der in diesem Fall anzuwendende Refinanzierungs-Zinssatz entspricht dann dem 3- bzw. 6-Monats-Libor/Euribor5 gemäß der Reuters-Seiten EURIBOR01/LIBOR01 zuzüglich der KfW-Marge	7.6
If the Bank exercises its right pursuant to Section 8.2. of the General Terms, the Refinancing Interest Rate as stated in Section 2.3.4 of this Agreement must be adjusted accordingly as at the end of the expiring interest make-up period. The Refinancing Interest Rate to be applied in such an event will correspond to the 3-month or 6-month EURIBOR/LIBOR8 quoted on Reuter Pages EURIBOR01/LIBOR01 plus the KfW

_________________________________________________
5 Evtl. mögliche, kürzere Zinsperioden zu berücksichtigen (z.B. bei Anzahlungsfinanzierungen).
8 Possible, shorter interest periods to be considered (e.g. pre-delivery).

Seite 12 von 19

	gem. Ziffer 2.3.3.			Margin pursuant to Section 2.3.3
7.7	Bei vorzeitiger Beendigung der Kreditvertrages werden die Bank und die KfW in Gespräche darüber eintreten, ob (i) der Refinanzierungskredit fortgeführt wird und (ii) eine weitere Anpassung des Refinanzierungs-Zinssatzes gem. Ziffer 7.6 erforderlich ist.		7.7
In case of early termination of the Loan Agreement, the Bank and KfW will enter into discussions on whether (i) the Refinancing Loan will be continued and (ii) a further adjustment of the Refinancing Interest Rate pursuant to Section 7.6 is necessary.

8	Sicherheiten		8	Collateral
8.1	Vor der Auszahlung stellt die Bank der KfW zur Sicherung ihrer Ansprüche unter diesem Refinanzierungsvertrag die folgenden Sicherheiten:		8.1	Prior to disbursement, the Bank will provide to KfW the following collateral to secure KfW's interests under this Agreement:
	8.1.1	Abtretung sämtlicher Ansprüche der Bank gegen den Kreditnehmer aus dem Kreditvertrag [und der/den erstrangigen Schiffshypothek/en];		8.1.1	Assignment of the Bank’s rights against the Borrower under the Loan Agreement [and the first ranking ship mortgage(s)];
	8.1.2	[Abtretung der Ansprüche der Bank aus der Hermes-Deckung];		8.1.2	[Assignment of the Bank’s rights under the Hermes Cover];
	8.1.3	[ggf. Abtretung weiterer Sicherheiten].		8.1.3	[Assignment of further collateral as appropriate].

Die KfW ist berechtigt, bei der Hereinnahme der o.g. Sicherheiten die Unterstützung externer Rechtsberater in Anspruch zu nehmen. Die Kosten hierfür sowie sonstige Kosten der Sicherheitenbestellung sind von der Bank zu tragen.

In taking the above collateral, KfW may resort to the support of external legal advisers. The cost of this as well as any other costs associated with the perfection of any such collateral will be borne by the Bank.

8.2	[Die KfW ist berechtigt, zur Absicherung ihrer Forderungen unter dem Refinanzierungskredit nach Maßgabe ihrer Kriterien für durchleitende Banken im inländischen Fördergeschäft zusätzliche Sicherheiten zu verlangen, sofern dies nach ihrer Einschätzung erforderlich wird. Dies kann auch nachträglich geschehen.		8.2
[In order to secure its claims under the Refinancing Loan, KfW is entitled to demand additional collateral in accordance with its criteria for on-lending banks in domestic lending business insofar as KfW deems this necessary. This may also take place retroactively.

8.3	Die unter Ziffer 8.2 genannten zusätzlichen Sicherheiten, insbesondere Pfandrechte, Sicherungsübereignungen, sofern sie nicht per Gesetz auf die KfW übergehen, und solche Sicherheiten, aus denen Ansprüche nicht abgetreten werden können, hält die Bank, soweit sie die Ansprüche aus dem Kreditvertrag sichern, auf eigene Kosten treuhänderisch für die KfW. Die KfW ist jederzeit		8.3
The Bank holds the additional collateral specified under Section 8.2, in particular pledges, liens, fiduciary transfers of assets - insofar as they are not transferred to KfW by law - and such collateral for which claims cannot be assigned, in trust for KfW at its own expense insofar as the collateral serves to secure claims under the Loan Agreement. KfW is entitled at any time to issue instructions regarding the assets being held in trust. Upon KfW's request, the Bank will provide KfW with disclosure and information of all kinds

Seite 13 von 19

	befugt, im Hinblick auf das Treugut Weisungen zu erteilen. Die Bank wird der KfW auf Verlangen Auskunft und Informationen jeglicher Art über die Sicherheiten geben.]		concerning said collateral.]
9	Auskunftspflichten und Prüfungsrechte	9	Duty to inform and right to inspect
Zusätzlich zu den Pflichten der Bank aus Ziffer 11. der AGB gelten folgende Bestimmungen:		In addition to the Bank's obligations as stated in Section 11. of the General Terms the following provisions will apply:
9.1	Die Bank wird der KfW regelmäßig Auskunft über Umstände erteilen, die den Kredit, dessen ordnungsgemäße Rückzahlung oder Besicherung betreffen. Außergewöhnliche Ereignisse, welche die ordnungsgemäße Bedienung des Kredites gefährden können und der Bank bekannt werden, wird die Bank der KfW unaufgefordert unverzüglich mitteilen.	9.1
The Bank will regularly inform KfW of circumstances pertaining to the Loan, its proper repayment or collateralisation. The Bank must inform KfW immediately and of its own accord about extraordinary events of which it becomes aware that may jeopardise the proper servicing of the Loan.

9.2	Die Bank wird die KfW über alle Änderungen und Ergänzungen des Kreditvertrages unverzüglich informieren.	9.2	The Bank will notify KfW immediately of all amendments and addenda to the Loan Agreement.
9.3	Die Bank ist verpflichtet, den Kreditnehmer über diesen Vertrag mit der KfW zu informieren.	9.3	The Bank undertakes to inform the Borrower about this Agreement with KfW.
9.4	Die KfW ist berechtigt, bei der Bank die Verwendung der Refinanzierungen zu prüfen, von der Bank entsprechende Auskünfte zu verlangen und Einblick in die betreffenden Unterlagen zu nehmen.	9.4	KfW is entitled to inspect the proper use of the refinancing funds at the Bank, to request corresponding information from the Bank and to inspect the loan documents.
9.5	Die Bank übersendet der KfW nach Feststellung, spätestens sechs Monate nach Ablauf des Geschäftsjahres, ihren bestätigten Geschäftsbericht nebst Anhang, Lagebericht und Erläuterungen.	9.5	The Bank will send KfW its certified annual report including the annex, the management report and the notes following its completion but not later than six months after the end of its financial year.
10	Kündigung	10	Termination
Die KfW kann diesen Vertrag unbeschadet der Bestimmungen der AGB aus wichtigem Grunde kündigen, insbesondere wegen		Notwithstanding the provisions of the General Terms, KfW may terminate this Agreement for good cause, particularly in the event of -
10.1	einer erheblichen Verschlechterung der wirtschaftlichen Verhältnisse der Bank;	10.1	a significant deterioration in the Bank's financial situation;
10.2	einer Verletzung der Zahlungspflichten der Bank (es sei denn, diese basiert auf technischen Problemen im Zahlungsverkehr) oder von	10.2	a breach of the Bank's payment obligations (unless said breach is attributable to technical problems in payment processing) or duties to

Seite 14 von 19

	Informationspflichten;		inform;
10.3	einer in sonstiger Weise erheblichen Störung der für die Fortführung des Vertragsverhältnisses vorauszusetzenden Vertrauensbeziehung.	10.3	a disruption in the relationship of trust required for the continuation of the contractual relationship that is significant for another reason.
11	Erklärungen	11	Representations
Mit Unterzeichnung versichert die Bank, dass		By signing this Agreement, the Bank assures that -
a)	im Kreditvertrag mindestens der maßgebliche CIRR als Kreditzins vereinbart wurde und	a)	in the Loan Agreement the Applicable CIRR rate was agreed to be the minimum interest rate and
b)
sie davon Kenntnis genommen hat, dass Tatsachen, von denen die Bewilligung, Gewährung, Rückforderung, Weitergewährung oder das Belassen der Zinsausgleichsgarantie bzw. hieraus ausgezahlter Beträge abhängig ist, subventionserhebliche Tatsachen im Sinne des § 264 StGB sind. Diese Tatsachen sind in der Anlage 2 bezeichnet. Auf die Bestimmungen der §§ 3, 4 und 5 Subventionsgesetz wird besonders hingewiesen.
		b)
it is aware that facts on which the approval, grant, reclamation, renewal or continuation of the Interest Make-up Guarantee and amounts paid under the Interest Make-up Guarantee (as the case may be), depend qualify as facts that are relevant to subsidies within the meaning of Section 264 of the German Criminal Code (Strafgesetzbuch/StGB). These facts are listed in Annex 2. Particular reference is made to the provisions set forth in Sections 3, 4 and 5 of the German Subsidy Act (Subventionsgesetz/SubvG).

12	Sonstige Regelungen	12	Other regulations
12.1	Dieser Vertrag tritt mit Unterzeichnung in Kraft und endet mit vollständiger Rückzahlung des Refinanzierungskredits einschließlich einer gegebenenfalls erforderlichen Sicherheitenverwertung.	12.1	This Agreement enters into force and effect upon being signed and ends when the Refinancing Loan has been repaid in full, including any realisation of security that may be necessary.

[bei Syndizierung: Dieser Vertrag tritt nur dann in Kraft, wenn (a) er unterzeichnet worden ist und (b) das Transfer Certificate (wie im Kreditvertrag definiert) in Bezug auf die übertragene Beteiligung wirksam geworden ist und endet mit vollständiger Rückzahlung des Refinanzierungskredites einschließlich einer gegebenenfalls erforderlichen Sicherheitenverwertung.]

[for syndication: This Agreement enters into force an effect upon (a) being signed and (b) the transfer certificate (as defined in the Loan Agreement) in relation to the transferred commitment has become effective and ends when the Refinancing Loan has been repaid in full, including any realisation of security that may be necessary.]

12.2	Dieser Vertrag unterliegt deutschem Recht. Zu Informationszwecken wurde das Dokument ins Englische übersetzt. Mit Ausnahme des Abrufformulars (Annex 1) ist die deutsche Version	12.2
The Agreement is governed by German law. It has been translated into English for information purposes only and except for the disbursement request form (Annex 1) the German version and language will prevail. The place of performance

Seite 15 von 19

	und Sprache vorrangig. Erfüllungsort und Gerichtsstand ist Frankfurt am Main.		and of jurisdiction is Frankfurt am Main.
12.3	Sollte eine Bestimmung dieses Vertrages unwirksam oder nicht durchführbar sein, so bleiben dessen übrige Bestimmungen davon unberührt. Vertragliche Lücken sollen durch eine Regelung ersetzt werden, die dem Zweck dieses Vertrages am besten entspricht.	12.3
If any provision of this Agreement is invalid or not feasible, this will not affect the remaining provisions. Any gap in the provisions is to be filled with a legally valid provision which comes as close as possible to the spirit and purpose of this Agreement.

12.4	Die Rechte und Pflichten aus diesem Vertrag dürfen nicht ohne vorherige schriftliche Zustimmung des Vertragspartners abgetreten, belastet oder übertragen werden.	12.4	Rights and obligations under this Agreement may not be assigned or pledged without the prior written consent of the corresponding contracting party.
12.5	Erklärungen oder Mitteilungen in Zusammenhang mit diesem Vertrag sind rechtsverbindlich unterschrieben per Post oder Telefax an die folgenden Anschriften zu richten oder, soweit besonders vereinbart, per Datenfernübertragung zu übermitteln:	12.5
Representations or notices relating to this Agreement must be affixed with a legally binding signature and dispatched by post or facsimile to the following addresses or, if so agreed, by remote data transfer:

	Für die KfW: KfW IPEX-Bank GmbH [Ansprechpartner] Palmengartenstraße 5-9 60325 Frankfurt am Main Telefon:+49 (0) 69 74 31 – [•] Telefax:+49 (0) 69 74 31 – 2944 Email: [•] Für die Bank: [•]		For KfW: KfW IPEX-Bank GmbH [contract person] Palmengartenstraße 5-9 60325 Frankfurt am Main/Germany phone:+49 (0) 69 74 31 – [•] Fax:+49 (0) 69 74 31 – 2944 Email: [•] For the Bank: [•]
Ausgefertigt in zwei Urschriften, von denen jede Partei eine erhält.		Executed in two originals, one for each party.

Frankfurt am Main, [•]	[place], [•].

KfW IPEX-Bank GmbH (duly authorised by KfW)	[Bank]

Seite 16 von 19

Annex 1: Form of Disbursement Request

[on letterhead of Bank]

to
KfW IPEX-Bank GmbH
representing KfW
att: X3e
Postfach 11 11 41
60046 Frankfurt am Main
Germany

or fax: (+49-69) 7431 – 2944

Request for disbursement under the
Refinancing Loan / CIRR for ship financing dated ...........
Interest Make-up Guarantee No. [   ]

Bank and borrower under the refinancing agreement:
(Name and KfW business partner number):

Contact person at the Bank:

We hereby confirm that all of the conditions agreed for the Refinancing Loan have been fulfilled. We therefore request the transfer of

___   ____________   __________________________

currency and amount (amount expressed in words and figures)

as at: [       ] value date (no earlier than two banking days following submission of this request)

to the following account: (bank name, sort code and account number)
___________________
___________________
___________________

[Place, date, legally binding signature of the Bank] _______________________

Seite 17 von 19

Anlage 2:Liste der subventionserheblichen Tatsachen für die Gewährung von Zinsausgleichsgarantien im Zusammenhang mit Schiffsfinanzierungen zum CIRR			Annex 2:List of facts relevant to subsidies pertaining to the provision of Interest Make-up Guarantees in connection with ship financing at the CIRR
Subventionserhebliche Tatsachen im Sinne von § 264 StGB in Verbindung mit § 2 Subventionsgesetz sind:			Facts relevant to subsidies within the meaning of Section 264 of the German Criminal Code (StGB) in conjunction with Section 2 of the German Subsidy Act (SubvG) are:
(a)	die mit dem Käufer vereinbarten Preise und Zahlungsbedingungen (Ziffern 2.1.3 und 2.1.4 des Refinanzierungsvertrages)		(a)	the prices and terms of payment agreed with the buyer (Sections 2.1.3 and 2.1.4. of the Agreement)
(b)	die Höhe des gewährten Kredites sowie die vereinbarten Kreditbedingungen (Ziffer 2.2 des Refinanzierungsvertrages)		(b)	the amount of the Loan granted and the terms and conditions agreed for the Loan (Section 2.2 of the Agreement)
(c)	alle Festlegungen bzw. Veränderungen von Terminen und Beträgen, durch die eine der unter (a) und (b) genannten Größen bestimmt bzw. variiert wird, also insbesondere:		(c)	all cases in which deadlines and amounts that either determine or change one of the variables listed in (a) or (b) are laid down or altered, in particular:
	-	sämtliche Angaben über Auszahlungsdaten und Auszahlungsbeträge sowie über Rückzahlungsdaten und Rückzahlungsbeträge		-	all data on disbursements and disbursement amounts as well as all data on repayments and repayment amounts
	-	der Berechnung eventuell zugrunde gelegter Wechselkurse		-	the calculation of underlying exchange rates (if any)
	-	vorgenommene Zinsfixierung bzw. Änderungen in der vereinbarten Bezugsbasis von Zinssätzen		-	the fixing of interest or changes in the agreed reference base for interest rates
	-	Erhalt außerplanmäßiger Rückzahlungen, Versicherungsleistungen, Verwertungserlöse und anderer Zahlungen, durch die sich die ausstehende Forderung vermindert		-	receipt of off-schedule repayments, insurance payments, enforcement proceeds and other payments as a result of which the outstanding claim is reduced
	-	Vereinbarungen über Änderungen des Kreditvertrages		-	agreements on amendments to the Loan Agreement
(d)	das Verbot der Weitergabe der Verwaltungskostenpauschale an den Kreditnehmer gemäß Ziffer 1.4. der AGB		(d)	the prohibition of the transfer of the Fee for Administrative Expenses to the Borrower in accordance with Section 1.4. of the General Terms

Seite 18 von 19

Anlage 3: Allgemeine Bedingungen für den Zinsausgleich bei Schiffsfinanzierungen zum CIRR	Annex 3: General Terms and Conditions for Interest Make-up in Ship Financing Schemes at the CIRR

Seite 19 von 19

EXHIBIT E
Form of Pledge Agreement

CONFIDENTIAL

Dated                 [•]

ACCOUNT PLEDGE AGREEMENT
(Kontoverpfändung) in relation to the Hull No. S-713 Credit Agreement

Royal Caribbean Cruises Ltd.
as Pledgor

KfW IPEX-Bank GmbH
as Facility Agent

and

KfW IPEX-Bank GmbH
as Lender

Norton Rose Fulbright (Germany)
LLP
Bleichenbrucke 10
(Kaufmannshaus)
20354 Hamburg
Germany

Contents

Clause		Page
1	Headings, Capitalised Terms, References, and Language	3
2	Abstract Acknowledgement of Debt	5
3	Grant of Pledges	6
4	Operation of Accounts	6
5	Secured Obligations	7
6	Representations and Warranties	7
7	Protection of Collateral	7
8	Enforcement of Collateral	8
9	Release of Collateral	9
10	Waivers of Pledgor	10
11	Assignment and Transfer	10
12	Substitution of a Pledgee	10
13	Further Assurance	11
14	Costs and Expenses	11
15	Severability, Duration and other Matters	11
16	Notification	12
17	Notices and Other Matters	12
18	Partial Invalidity	13
19	Changes and Amendments	14
20	Choice of Law and Jurisdiction	14
21	Entire Agreement	14
22	Process Agent	14
Schedule 1 Address details of the parties		15
Schedule 2 The Pledged Accounts		16
Schedule 3 Notification Letter		17
Schedule 4 Acknowledgement Letter		19

1

Schedule 5 Instruction to Account Bank	21

2

THIS ACCOUNT PLEDGE AGREEMENT (hereinafter referred to as the Account Pledge Agreement) is made on __________ .

BETWEEN:

(1)
ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation  incorporated under the laws of Liberia and registered in the Register of Companies of Liberia under C-38863, whose registered office is at 80 Broad Street, Monrovia, Liberia, as pledgor (hereinafter referred to as the Pledgor);

(2)
KfW IPEX-Bank GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany (Germany), whose registered office is at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany, in its capacity as facility agent (hereinafter referred to as the Facility Agent); and

(3)
[KFW IPEX-BANK GMBH, in its capacity as lender (hereinafter referred to as the Lender, and together with the Facility Agent the Pledgees). [Note: update to include all Lenders as at the time of execution and adapt the rest of the pledge agreement accordingly.]]

WHEREAS

(A)
The Pledgor and KfW IPEX-Bank GmbH as Hermes Agent, Facility Agent and Lender have entered into a loan agreement dated November [] 2015  (as amended, varied, novated, supplemented, superseded or extended from time to time, hereinafter referred to as the Credit Agreement), pursuant to which the Lender has agreed to make available to the Borrower a loan facility in US dollars in connection with the financing of a passenger cruise vessel bearing Meyer Werft GmbH’s hull number S-713 (the Vessel) (the Transaction).

(B)
The Pledgor has opened or will open a Euro-denominated and US dollar-denominated bank account at the Account Bank for certain payments to be made to it in Euros or US dollars in relation to the Transaction.

(C)	The pledge provided for in this Account Pledge Agreement is a condition precedent to the utilisation of the US dollar loan facility by the Pledgor under the Credit Agreement.

NOW, THEREFORE IT IS HEREBY AGREED as follows:

1	Headings, Capitalised Terms, References, and Language

1.1	Headings are for ease of reference only and shall not affect the construction of this Account Pledge Agreement.

1.2	Unless otherwise defined herein or unless the context otherwise requires, capitalised terms defined in the Credit Agreement shall have the same meaning when used in this Account

3

Pledge Agreement.

1.3	In addition, in this Account Pledge Agreement

Abstract Acknowledgement has the meaning given to such term in Clause 2 (Abstract Acknowledgement of Debt);

Account Bank means [Norddeutsche Landesbank Girozentrale, a financial institution organised and existing under the laws of the Federal Republic of Germany acting through its office at Friedrichswall 10, 30159 Hannover, Germany] [NB Account Bank to be confirmed];

Builder means Meyer Werft GmbH & Co. KG, Papenburg, Germany;

Collateral has the meaning given to such term in clause 3.1;

Discharge Date has the meaning given to such term in clause 9.1;

Enforcement Event has the meaning given to such term in clause 8.1;

Finance Parties means the Lenders, the Hermes Agent and the Facility Agent each of such terms as defined in the Credit Agreement, each of them individually a Finance Party;

Security Grantor means any person granting a security for the Secured Obligations;

Pledges means the pledges created by clause 3 (Grant of Pledges);

Pledged Accounts has the meaning given to such term in clause 3.1 (and being the EUR Pledged Account and the Dollar Pledged Account referred to in the Credit Agreement);

Purchased Vessel means the passenger cruise vessel bearing Builder’s hull number S-713;

Secured Obligations means all financial obligations, promises and other liabilities, owing or incurred by the Pledgor vis-à-vis the Pledgees, whether due or hereinafter to become due, including, but not limited to, all future and contingent obligations, promises and other liabilities, of whatever nature (including claims for unjust enrichment (ungerechtfertigte Bereicherung)), under or in connection with the Loan Documents (including but not limited to the Abstract Acknowledgement of Debt pursuant to clause 2); and

Security Period means the period from the date of this Account Pledge Agreement to and including the earliest of (a) the date on which the Commitments have reduced to zero and all Indebtedness under the Loan Documents has been fully paid and discharged, (b) the date on which the proceeds of the Loan shall have been paid out pursuant to clause 4.1(a) and (c) the later of (i) the date on which amounts standing to the credit of the Pledged Accounts shall have been paid or transferred to the relevant account or accounts designated by the Facility Agent

4

pursuant to clause 4.1(b) or,(ii) where a prepayment of the Loan in full has occurred under section 3.7 of the Credit Agreement, the date (if any) upon which the Commitments are subsequently cancelled, terminated or otherwise come to an end .

1.4	Words importing the plural shall include the singular and vice versa.

1.5
This Account Pledge Agreement is made in the English language. For the avoidance of doubt, the English language version of this Account Pledge Agreement shall prevail over any translation of this Account Pledge Agreement. However, where a German translation of a word or phrase appears in the text of this Account Pledge Agreement, the German translation of such word or phrase shall prevail.

1.6	In this Account Pledge Agreement, any reference to:

(a)	a defined document is a reference to that defined document as from time to time amended, varied, novated, restated, supplemented or extended;

(b)	promptly means without undue delay (unverzüglich) as contemplated by Section 121 of the German Civil Code (Bürgerliches Gesetzbuch - BGB); and

(c)	clauses and schedules are to be construed as references to clauses of and schedules to this Account Pledge Agreement.

2	Abstract Acknowledgement of Debt

The Pledgor acknowledges by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) (the Abstract Acknowledgement), that each and every obligation of the Pledgor towards a Finance Party under this Agreement, the Credit Agreement, the other Loan Documents and any ancillary document thereto (together, but for the avoidance of doubt excluding the Abstract Acknowledgment, hereinafter referred to as the Original Obligations) shall also be owing in full to the Facility Agent and that, accordingly, the Facility Agent will have its own independent right to demand performance by the Pledgor of those obligations. Without in any way prejudicing the legally independent nature of the Abstract Acknowledgement, the Parties hereto agree that (a) payment by the Pledgor of the obligations under the Abstract Acknowledgement shall to the same extent be deemed to decrease and discharge the Original Obligations owing to the relevant Finance Parties and (b) payment by the Pledgor of its Original Obligations to the relevant Finance Parties shall to the same extent be deemed to decrease and discharge the amounts owed under the Abstract Acknowledgement owing by it to the Facility Agent.  For the avoidance of doubt, the obligations under the Abstract Acknowledgement shall only be due and payable when the obligations under the Original Obligations are due and payable.

5

3	Grant of Pledges

3.1
The Pledgor hereby pledges (verpfändet) to each of the Pledgees all of its rights and claims in the current and future amounts standing to the credit of its accounts stated in Schedule 2 (The Pledged Accounts) hereto (including all sub-accounts thereto), (hereinafter together referred to as the Pledged Accounts), in particular, but not limited to, the right to claim payment from the Account Bank, and in each case including all interest accruing thereon (together the Collateral).

3.2	Each of the Pledgees hereby accepts the Pledges created under clause 3.1 above.

3.3
For the avoidance of doubt, the Parties agree that nothing in this Account Pledge Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the assignment or transfer (including by way of assignment and assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee in accordance with the Loan Documents.

4	Operation of Accounts

4.1
Unless the Facility Agent has notified the Account Bank that an Event of Default has occurred and is continuing, the Pledgor shall be entitled on and after the commencement of the Security Period, without the consent of the Pledgees, to request that the Facility Agent instructs the Account Bank (which the Facility Agent agrees to do) in the form set out in Schedule 5 or in such other form the Facility Agent and Account Bank may agree to disburse all of the moneys standing to the credit of the Pledged Accounts, either :

(a)	on the Delivery Date, in accordance with the provisions of section 2.5(d) (i) and (ii) of the Credit Agreement; or

(b)
to such account or accounts as the Facility Agent may specify as prepayment, in whole or in part, of the Loan in accordance with section 3.2, 3.7 or 9.2 of the Credit Agreement.  For the purposes of this clause 4.1(b), if the Pledgor shall be obliged to prepay the Loan in whole or in part pursuant to sections 3.2, 3.7 or 9.2 of the Credit Agreement, the Facility Agent, on behalf of the Pledgees, will, if and to the extent that there are EUR funds standing to the credit of the EUR Pledged Account, consent to the disbursement of such EUR funds to third party counterparties for the purpose of foreign exchange into Dollars, so long as such exchanged Dollar funds are paid directly to such account as may be designated by the Facility Agent for application in or towards such prepayment.

4.2
Unless the Facility Agent has notified the Account Bank that an Event of Default has occurred and is continuing, all interest earned on the Pledged Accounts shall, at such times as the Pledgor may in its discretion request and, in any event, at the end of the Security Period, be paid to the Pledgor or to its order to such account as the Pledgor may direct and the Pledgor

6

shall be entitled to instruct the Account Bank accordingly.

5	Secured Obligations

The Collateral shall serve as security for the Secured Obligations.

6	Representations and Warranties

The Pledgor represents and warrants to each of the Pledgees that:

6.1
it is duly organised and validly existing under the laws of Liberia, it has obtained all licenses and authorisations to carry out its business as it is now being conducted, all necessary or recommendable corporate action authorising the conclusion and performance of this Account Pledge Agreement has been taken, all consents, approvals or permits which are required or recommendable in connection with the conclusion and performance of this Account Pledge Agreement have been obtained and this Account Pledge Agreement constitutes legal, valid and binding obligations of the Pledgor enforceable in accordance with its terms;

6.2
subject to the provisions in the general terms and conditions of the Account Bank, it is the sole legal and beneficial owner of the Collateral, has full title thereto and is entitled to pledge the Collateral to the Pledgees; and

6.3
subject to the provisions in the general terms and conditions of the Account Bank, this Account Pledge Agreement constitutes a first priority right in the Collateral and the Collateral is not subject to any prior or pari passu rights, including, but not limited to, rights of pledge, rights of usufruct and attachment.

7	Protection of Collateral

During the term of this Account Pledge Agreement, the Pledgor undertakes towards each of the Pledgees:

7.1
not to assign, encumber or otherwise dispose of any of the Collateral or any interest therein or offer to do so, except as herein provided and subject to the provisions in the general terms and conditions of the Account Bank;

7.2
to refrain from any acts or omissions which would result in the Collateral being encumbered or further encumbered, except as herein provided and subject to the provisions in the general terms and conditions of the Account Bank;

7.3
to record the Pledges immediately in its books and records and to refrain from any acts or omissions which could prevent third parties who may have a legitimate interest in obtaining knowledge of the Pledges from obtaining

7

knowledge thereof;

7.4	not to otherwise defeat or impair the rights of the Pledgees under or in connection with this Account Pledge Agreement;

7.5
to open a new account (other than any Pledged Accounts in existence at the date of this Account Pledge Agreement) to hold the proceeds of the Loan disbursed or to be disbursed under the Credit Agreement only with prior written consent of the Facility Agent, and in accordance with the Credit Agreement. In such a case, the Pledgor shall grant a corresponding account pledge to the Pledgees over the newly established account;

7.6
to inform the Pledgees, by written notice to the Facility Agent, as soon as possible in the case the Pledgees’ rights in respect of the Collateral are prejudiced or jeopardised by attachment or are prejudiced or jeopardised by other material actions of third parties. Such information shall be accompanied, in the case of any attachment, by a copy of the order for attachment as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have been or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. The Pledgor shall further be obliged to inform as soon as possible the attaching creditors or other third parties asserting rights with respect to the Collateral in writing of the Pledgees’ rights in respect of the Collateral. All reasonable and adequately documented costs and expenses for countermeasures of the Pledgees shall be borne by the Pledgor. This shall also apply to the institution of legal action which any of the Pledgees reasonably considers necessary;

7.7
to inform the Pledgees, by written notice to the Facility Agent, promptly of any subsequent material changes in the value of the Pledged Accounts resulting from any set off or other reasons, after becoming aware of such changes other than in the ordinary course of business; and

7.8
to notify the Pledgees, by written notice to the Facility Agent, promptly of any event or circumstance which might be expected to have a material adverse effect on the validity or enforceability of this Account Pledge Agreement.

8	Enforcement of Collateral

8.1
Following the occurrence of an Event of Default and, in addition, if and when the requirements of Section 1204 et seq. of the German Civil Code (BGB) (Pfandreife) are met in respect of the Secured Obligations (or any part thereof) (an Enforcement Event), the Pledgees, acting through the Facility Agent, shall be entitled, after having given one week's notice to the Pledgor and if such Event of Default is then still continuing, to avail themselves of all rights and

8

remedies of a pledgee (Pfandgläubiger) hereunder without prior court ruling and released from Section 1277 of the German Civil Code (BGB). However, the Pledgees will only make use of their rights to the extent necessary to cover the Secured Obligations.

8.2	In the case of the occurrence and (having regard to clause 8.1) continuation of an Enforcement Event, the Pledgees, acting through the Facility Agent, shall in particular be entitled to

(a)	collect the monies standing to the credit of the Pledged Accounts;

(b)	request that all documents relating to the Pledges be handed over to the Facility Agent and the Pledgor hereby agrees to comply promptly with any such request; and

(c)
take any other actions not mentioned in clauses (a) and (b) above which are necessary or appropriate for the purpose of realising the security granted by the Pledgor in accordance with this Account Pledge Agreement, to the extent that such actions are permissible under the applicable law and not restricted by any other Loan Document.

8.3	The Facility Agent shall apply such amounts in accordance with the provisions of the Credit Agreement and the other Loan Documents.

9	Release of Collateral

9.1
Upon (a) complete and irrevocable satisfaction of the Secured Obligations or (b) the end of the Security Period, the Pledgees, acting through the Facility Agent, will, upon request of the Pledgor, declare the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the Parties are aware that upon complete and irrevocable satisfaction of the Secured Obligations or, if earlier, the ending of the Security Period, the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of law (the Discharge Date).

9.2
At any time when the total value of the aggregate security granted by the Pledgor and any of the other Security Grantors to secure the Secured Obligations which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) not only temporarily exceeds 110% of the Secured Obligations (hereinafter referred to as the Limit), the Facility Agent, acting on behalf of the Pledgees, shall on demand of the Pledgor release such part of the security (Sicherheitenfreigabe) as the Facility Agent may in its reasonable discretion determine so as to reduce the realisable value of the security to the Limit.

9.3
If the Pledgees are required to release any security prior to the Discharge Date, they shall be free to select the security to be released, taking into consideration the legitimate interest of the Pledgor.

9

10	Waivers of Pledgor

10.1
The Pledgor hereby expressly waives, to the fullest extent legally admissible, all defences of voidability (Anfechtbarkeit, Sections 1211, 770 of the German Civil Code (BGB)) and set-off (Aufrechenbarkeit, Sections 1211, 770 of the German Civil Code (BGB)) and any other defences that a pledgor may have under German law, including, but not limited to, all defences, to the fullest extent possible, in terms of Section 1211 of the German Civil Code (BGB), with the exception that the waiver shall not apply to set-offs or counterclaims that are (i) uncontested, or (ii) based on an unappealable court decision.

10.2
In case of enforcement of the Pledges under this Account Pledge Agreement, as long as any of the Secured Obligations remain outstanding, no rights of the Pledgees shall pass to the Pledgor or third parties by subrogation or otherwise, such rights being hereby waived by the Pledgor under this Account Pledge Agreement and relating to all forms of subrogation and all kind of security interest, including, but not limited to, pledges and guarantees (Bürgschaften). In particular, but not limited to, the Pledgor hereby waives, to the fullest extent legally admissible, any rights to subrogation in terms of Section 1225 of the German Civil Code (BGB).

11	Assignment and Transfer

11.1
Each of the Pledgees shall, at any time have the right to assign, to transfer, or to dispose of its rights in the Secured Obligations together with the rights and obligations under this Account Pledge Agreement (other than the Pledges which will be transferred by operation of law in the event the Secured Obligations are transferred) to any person who is, or may become, a Lender pursuant to and in accordance with the Credit Agreement. The Pledgor hereby already explicitly and irrevocably consents to such assignment, transfer or disposal.

11.2
The Facility Agent shall, at any time have the right to assign, to transfer, or to dispose of its rights and obligations under this Account Pledge Agreement to any person who becomes a Facility Agent pursuant to and in accordance with the Credit Agreement. The Pledgor hereby already explicitly and irrevocably consents to such assignment, transfer or disposal.

11.3	The Pledgor shall not be entitled to assign, to transfer, or to dispose of all or any part of its rights or obligations or both hereunder.

12	Substitution of a Pledgee

The Pledgor undertakes to enter into any agreement reasonably required by the relevant Pledgee and otherwise to do whatever is reasonably required by the relevant Pledgee in case such Pledgee legitimately transfers its rights and obligations under the Loan Documents in accordance with the Loan Documents wholly or partially to a third party by creating new pledges

10

over the Collateral or agreeing to mechanics of distribution of proceeds on an equal basis or otherwise.

13	Further Assurance

13.1
Should any further actions and/or declarations be necessary in order to validly pledge the Collateral or any part thereof to the Pledgees, the Pledgor undertakes to take such actions and/or to provide such declarations upon the Pledgees’ demand.

13.2
The Pledgor herewith irrevocably authorises (bevollmächtigt unwiderruflich) the Facility Agent (including the right to grant sub-power of attorney (Untervollmacht)) to perform actions and declarations set out in clauses 12 and 13.1 above also in the Pledgor's name. The Facility Agent is herewith exempted from the restrictions of Section 181 of the German Civil Code (BGB).

14	Costs and Expenses

All costs and expenses arising from the execution of this Account Pledge Agreement, from amendments or prolongations thereof or any costs arising from the enforcement or preservation of the Pledgees’ rights hereunder shall be borne by the Pledgor, whereby the Facility Agent, acting on behalf of the Pledgees, is entitled to mandate a third party to perform such actions in its own name but for the Pledgor's account.

15	Severability, Duration and other Matters

15.1	The validity and effect of each of the Pledges created hereunder shall be independent from the validity and the effect of any of the other Pledges created hereunder.

15.2
This Account Pledge Agreement shall remain in full force and effect until the Secured Obligations have been completely satisfied.  The Pledges shall not cease to exist if the Secured Obligations have only temporarily been satisfied.

15.3
As long as the Secured Obligations are not completely satisfied and not all facilities which may give rise to the Secured Obligations have been terminated, the Pledgor shall not assert any claims against any other person which might arise from the fulfilment of its obligations according to this Account Pledge Agreement, either contractual or statutory. The monies which are transferred to or debited by the Pledgor from such other person shall be received by the Pledgor on trust (treuhänderisch) and transferred by it on trust to the Facility Agent.

15.4	This Account Pledge Agreement shall create a continuing security and no change or amendment in the Transaction Documents shall affect the validity and the scope of this Account

11

Pledge Agreement or the obligations which are imposed on the Pledgor pursuant to it.

15.5
Subject to anything expressed to the contrary in this Account Pledge Agreement, the Pledges are independent from and granted in addition to any other security or guarantee which may have been given to the Pledgees with respect to any of the Secured Obligations. None of such other security interests shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Account Pledge Agreement.

15.6	This Account Pledge Agreement shall inure to the benefit of the Pledgees, their respective successors and permitted assigns.

16	Notification

16.1
In order to comply with the requirement of Section 1280 of the German Civil Code (BGB) the Pledgor shall notify the Account Bank of the Pledge created hereunder by delivery to the Account Bank of a notification letter as set out in Schedule 3 to this Account Pledge Agreement on the date of this Account Pledge Agreement.

16.2
The Pledgor shall use all reasonable endeavours to procure that the Account Bank confirms receipt of the notification letter by signing the acknowledgement letter as set out in Schedule 4 of this Account Pledge Agreement.

17	Notices and Other Matters

17.1	Notices

(a)	Any notice or communication to be made under or in connection with this Account Pledge Agreement shall be made in writing and, unless otherwise stated, may be made by prepaid letter or fax.

(b)	Addresses for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Account Pledge Agreement for any communication or document to be made or delivered under or in connection with this Account Pledge Agreement is as set out in Schedule 1 (Address details of the Parties) or any such substitute address, fax number, or department or officer as the relevant party to this Account Pledge Agreement may notify to the Facility Agent (or the Facility Agent may notify to the other parties to this Account Pledge Agreement, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

(c)	Delivery of notices

12

Any communications or document made or delivered by one party to another under or in connection with this Account Pledge Agreement will only be regarded as effective

(i)	if by way of fax, when received in complete and legible form; or

(ii)	if by way of letter, when received by its addressee,

and, if a particular department or officer is specified as part of its address details provided under clause (b) above, if addressed to that department or officer.

17.2	No implied waiver, remedies cumulative

No failure or delay on the part of a Pledgee or the Facility Agent to exercise any power, right or remedy under this Account Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by a Pledgee or the Facility Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any power, right or remedy. The remedies provided in this Account Pledge Agreement are cumulative and are not exclusive of any remedies provided by law.

17.3	English translations

All documents to be delivered under or supplied in connection with this Account Pledge Agreement shall be in the English language or shall be accompanied by a certified translation into English upon which the recipient shall be entitled to rely.

17.4	Counterparts

This Account Pledge Agreement may be executed in any number of counterparts (whether by facsimile or otherwise, but, if by facsimile, with the original signed pages being promptly sent to the Facility Agent by prepaid letter (and the Facility Agent is hereby authorised to incorporate such pages into bound originals)) and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same agreement.

18	Partial Invalidity

If at any time, any one or more of the provisions of this Account Pledge Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision.

13

Should an omission (Regelungslücke) become evident in this Account Pledge Agreement, such omission shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of parties.

19	Changes and Amendments

Changes to and amendments of this Account Pledge Agreement including this clause 19 (Changes and Amendments) must be made in writing, signed by all of the parties hereto.

20	Choice of Law and Jurisdiction

20.1	This Account Pledge Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

20.2
The place of jurisdiction shall be Frankfurt am Main, Germany, provided, however, that each of the Pledgees shall also be entitled to take legal action against the Pledgor before any other court of competent jurisdiction.

21	Entire Agreement

This Account Pledge Agreement constitutes the entire agreement of the parties hereto with regard to the pledges contemplated under this Account Pledge Agreement and supersedes all oral, written or other type of agreements thereon.

22	Process Agent

22.1
For the purpose of any suit, action, proceeding or settlement of dispute in the German courts, the Pledgor hereby undertakes to appoint (zu bestellen) and to authorise (bevollmächtigen) [Note: Address details of Process Agent in Germany to be added] Germany, as process agent (Zustellungsbevollmächtigten) to accept service of process in respect of any such suit, action, proceeding or settlement of dispute in connection with this Account Pledge Agreement. The Pledgor shall furnish the Facility Agent with written confirmation from the process agent that the process agent has accepted such appointment.

22.2
If for any reason, such process agent no longer serves as agent to receive process in the Federal Republic of Germany, the Pledgor shall promptly notify the Facility Agent and within a period of 30 days appoint a substitute process agent acceptable to the Facility Agent.

14

Schedule 1
Address details of the parties

Party	Name	Details

Pledgor	Royal Caribbean Cruises Ltd.	Address for notices: 1050 Caribbean Way Florida 33132, Miami United States of America
		Attention:	General Counsel
B. Stein
		Facsimile:	+1 (305) 539-64 00
		Email:	bstein@rccl.com

Facility Agent	KfW IPEX-Bank GmbH	Address for notices: Palmengartenstraße 5-9 60325 Frankfurt am Main Germany
		Attention:	Maritime Industries
Mrs. Claudia Wenzel
		E-mail:	claudia.wenzel@kfw.de
		Fax:	+49 (69) 7431 3768
With a copy to: Credit Operations
		Fax:	+49 (69) 7431 2944

15

Schedule 2
The Pledged Accounts

Account name	Account Bank	Account Holder	Account Number	IBAN

[ ] (EUR Account)	Norddeutsche Landesbank Girozentrale	Borrower	[ ]	[ ]

[ ] (Dollar Account)	Norddeutsche Landesbank Girozentrale	Borrower	[ ]	[ ]

[NB Account details and Account Bank to be provided by KfW]

16

Schedule 3
Notification Letter

[Norddeutsche Landesbank Girozentrale
Attn. [  ]
Friedrichswall 10
30159 Hannover
Germany] [NB to be confirmed]

 [•]

Dear Sirs,

1
Royal Caribbean Cruises Ltd. (the Pledgor) hereby gives you notice in accordance with Section 1280 German Civil Code (BGB) that by an accounts pledge agreement dated [•] it has pledged in favour of KfW IPEX-Bank GmbH in its capacity as facility agent (the Facility Agent) and KfW IPEX-Bank GmbH in its capacity as lender (the Lender) (the Facility Agent and the Lender are hereinafter referred together to as the Pledgees) (the Account Pledge Agreement) all of its rights, interests and claims in the current and future amounts standing to credit of the following accounts held in the name of the Pledgor with you:

•	Account number [ ] (IBAN DE[ ]);

•	Account number [ ]

(together the Pledged Accounts).

2
The Pledgor hereby requests that you deliver to the Pledgor and the Pledgees confirmation of receipt of this notice in the form attached to this letter (the Acknowledgement Letter) and further request that you provide to the Pledgees all information which they request from time to time concerning the Pledged Accounts.

3	The Pledgor hereby further requests you to agree:

(a)
not to make any set-off or deduction from the Pledged Accounts or invoke any rights of retention in relation to the Pledged Accounts during the existence of the Account Pledge Agreement, other than in relation to (i) charges payable in connection with the maintenance of the Pledged Accounts in the ordinary course of business relating thereto or (ii) other bank charges or fees payable in relation to reverse and correction entries and/or amounts arising from the return of direct debits or cheques credited to an account, in each case to the extent relating to such Pledged Accounts; and

17

(b)
that the pledge in your favour over the Pledged Accounts granted pursuant to your general business conditions shall rank for the time the Accounts Pledge Agreement is in force  behind the pledge over the Pledged Accounts granted to the Pledgees by the Pledgor pursuant to the Accounts Pledge Agreement and that you agree to be treated in all respect as if the pledge granted pursuant to your general business conditions would have been created after the pledge under the Accounts Pledge Agreement has been perfected.

4	Please confirm that you have neither received any previous notice of pledge relating to the Pledged Accounts nor are aware of any third party rights in relation to the Pledged Accounts.

5	We hereby confirm that you will be only entitled to follow the instructions of the Facility Agent in relation to the Pledged Accounts.

6	This Notice shall be governed by and construed in accordance with the laws of Germany.

7	Place of jurisdiction shall be Frankfurt am Main, Germany.

Yours faithfully

Royal Caribbean Cruises Ltd.

KfW IPEX-Bank GmbH in its capacity as Facility Agent

KfW IPEX-Bank GmbH in its capacity as Lender

18

Schedule 4
Acknowledgement Letter

From:

[Norddeutsche Landesbank Girozentrale
Attn. [  ]
Friedrichswall 10
30159 Hannover
Germany] [NB to be confirmed]
(the Account Bank)

To:
KfW IPEX Bank in its capacities as Facility Agent and Lender each of such terms as defined in the Accounts Pledge Agreement as defined in the Notice
Palmengartenstraße 5-9
60325 Frankfurt am Main
Germany
(the Pledgees)

Copy:
Royal Caribbean Cruises Ltd.
[NB Address details to be added]
(the Pledgor)
Date: [•]
Dear Sirs,

We hereby confirm (a) receipt of a notice (the Notice) in accordance with Section 1280 of the German Civil Code (BGB) that by an account pledge agreement dated [•] the Pledgor has pledged in your favour all its rights and claims in the current and future amounts standing to credit of the accounts held in its name with us and specified in such notice (together the Accounts), (b) our consent to the terms of the Notice including but not limited to Clause 3 (b) thereof, (c) our agreement in relation to the limitation of our rights to retain amounts standing to the credit of the Accounts, as set forth in paragraph 3 (a) of the Notice and (d) that we have neither received any previous notice of pledge relating to the Accounts nor are aware of any third party rights in relation to the Accounts.

This Acknowledgement Letter shall be governed by and construed in accordance with the laws of Germany. Place of jurisdiction shall be Frankfurt am Main, Germany.

19

Yours faithfully

[Norddeutsche Landesbank Girozentrale]

20

Schedule 5
Instruction to Account Bank

To:

[Norddeutsche Landesbank Girozentrale
Attn. [  ]
Friedrichswall 10
30159 Hannover
Germany] [NB to be confirmed]

Dear Sirs:

Payment Instruction

We refer to the account pledge agreement dated [•] and entered into between KfW IPEX-Bank GmbH in its capacities as facility agent (the Facility Agent) and lender as pledgees (the Pledgees) and Royal Caribbean Cruises Ltd as pledgor (the Pledgor) pursuant to which the Pledgor has pledged in favour of the Pledgees all of its rights, interests and claims in the current and future amounts standing to credit of the following accounts held in the name of the Pledgor with you:

•   Account number [  ] (IBAN DE[  ]) (“EUR AC”)

  Account number [                                   ]; (“USD AC”)

(together the Pledged Accounts).

We as Facility Agent hereby instructs you to pay, on this very day the __ of _________, the following funds you are holding on the Pledged Accounts to the following accounts:

(A) in the case of funds standing to the credit of the EUR AC:

Account Holder	[ ]
Bank Name	[ ]
IBAN	[ ]
SWIFT	[ ]
Amount	[ ]

  21

Reference	[ ]
(B) in the case of funds standing to the credit of the USD AC:

Account Holder	[ ]
Bank Name	[ ]
IBAN	[ ]
SWIFT	[ ]
Amount	[ ]

And

Account Holder	[ ]
Bank Name	[ ]
IBAN	[ ]
SWIFT	[ ]
Amount	[ ]

Bank fees shall be borne by the Pledgor.

Date ……___________

KfW IPEX-Bank GmbH in its capacity as Facility Agent

22

IN WITNESS whereof the parties to this Account Pledge Agreement have caused this Account Pledge Agreement to be duly executed on the date first above written

The Pledgor

ROYAL CARIBBEAN CRUISES LTD.

acting by:

Name:

Title:

The Lender

KFW IPEX-BANK GMBH

acting by:

Name:	Name:

Title:	Title:

The Facility Agent

KFW IPEX-BANK GMBH

acting by:

Name:	Name:

Title:	Title: